UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

IDEXX Laboratories, Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:
☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
1) Amount previously paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

Notice of 2018 Annual Meeting of Shareholders & Proxy Statement

Wednesday, May 9, 2018, 12:00 Noon, Eastern Time

Our PURPOSE To be a great company that creates exceptional long-term value for our customers, employees, and shareholders by enhancing the health and well-being of pets, people, and livestock.

Jonathan W. Ayers President, Chief Executive Officer and Chairman of the Board of Directors

March 29, 2018

Dear Fellow Shareholders,

Looking back at 2017, IDEXX remained true to our Purpose, to create exceptional long-term value for our customers, employees and shareholders.

Our Purpose: To be a great company that creates exceptional long-term value for our customers, employees and shareholders by enhancing the health and well-being of pets, people and livestock.

IDEXX was added to the S&P 500® and NASDAQ-100® stock indices in the first quarter of 2017 – a recognition of our success and growth as a publicly traded company. Forbes also named IDEXX as one of America’s Most Trustworthy Companies and one of the World’s Most Innovative Companies in 2017.

Our 2017 financial performance reflected 11% revenue growth over the prior year, driven by 10% organic revenue growth, operating margin expansion of 130 basis points and growth of diluted earnings per share (“EPS”) of 20% (or comparable constant currency EPS growth of 21%).[1] Creation of long-term shareholder value is reflected in the 22% compound annual growth rate of our stock price over the past 15 years.

We attribute this strong performance to our disciplined execution of our long-term strategy:

●	Intense Focus on Our Highly Attractive Markets – Our businesses serve global markets that we believe have excellent long-term secular growth characteristics, including our primary market – the veterinary diagnostic, software and data segment of the global pet healthcare market.

●	Sustained Investment in Innovation – Our continued commitment to advancing innovation in diagnostic and software solutions and consistent introduction of new products and services raise the standard of veterinary care and expand the size of the markets we serve. These innovations include new and unique tests that we believe detect more underlying diseases and detect them earlier, helping to increase the value of diagnostic testing, thus driving growth in adoption.

●	Deepening Our Customer Presence – We continue to deepen our direct presence with veterinarians globally, which we believe results in faster adoption of our unique innovations and advancements in pet healthcare medical standards, generating IDEXX growth and market expansion while fostering enduring customer loyalty.

●	Recurring Revenue Business Model – We focus on building recurring revenue, which has enduring growth, scale and profit characteristics and is grounded in exceptional levels of customer retention, ranging from 96% to as high as 99.9% in some product lines and geographies. As a result, we estimate that the percentage of our total revenue that is recurring in nature has grown to 88% in 2017, as compared to 81% in 2010. The largest contributor to our recurring revenue is our Companion Animal Group (“CAG”) Diagnostics business, which provides both point-of-care and reference laboratory diagnostic solutions for veterinarians and constituted 74% of our total 2017 revenue. CAG Diagnostics recurring revenue experienced year-over-year 2017 revenue growth and organic revenue growth of 13%.

●	Expanding Margins and Strong Free Cash Flow – We believe investing in innovation and deepening our customer presence increase our customers’ success. These investments, together with our continued focus on operational efficiency, have enabled our consistent track record of organic revenue growth, operating margin expansion, strong free cash-flow generation and after-tax return on invested capital, excluding cash and investments.[2] We further support shareholder value creation with a disciplined approach to capital allocation and focus on our core strategies.

2018 Proxy Statement	3

Highly Attractive Pet Healthcare Market

Although we serve several attractive markets, global pet healthcare is our primary market, representing 87% of our total revenues in 2017. Some of the factors driving the long-term growth of the pet healthcare market include:

●The enduring bond between pets and their owners globally;
●Owners’ ever-increasing desire to enhance the health and well-being of their pets and their willingness to spend time and money on this goal, supported by the even stronger bonds that many millennials share with their four-legged family members;
●Veterinary care providers’ ability to provide an ever-advancing standard of care to pets, and their ability to communicate this value to pet owners, who are the payers of pet care worldwide;
●Our innovations in diagnostic insights that expand the veterinarian’s medical tool kit, increasing the available standard of care, and through our field professionals who support veterinarians’ adoption of these innovations; and
●Education of pet owners on the value of diagnostic testing in the delivery of pet care, including its value in routine preventive care exams.

Intense Focus on Pet Healthcare Market

We believe our innovative diagnostic and software technology products and services and the data they generate raise the standard of veterinary care and thus enhance the health and well-being of pets and the people who love them. For example, we believe that our industry-leading in-clinic diagnostic instrument platforms, such as the Catalyst One® Chemistry Analyzer and the SediVue Dx® Urine Sediment Analyzer, and proprietary new tests, such as the IDEXX SDMA® Test, enable the earlier detection, diagnosis and management of diseases that affect pets.

Our software solutions also improve the effectiveness and performance of veterinary practice operations. By helping veterinarians advance the management and marketing of their practices, supporting their practice growth and staff productivity and improving access to diagnostic and medical information, our software solutions help our customers improve their own profitability.

Raising the standard of care and supporting a veterinary practice’s medical and business processes drive the practice’s overall growth, which in turn supports both our growth and the expansion of the veterinary diagnostic segment of the pet healthcare market. In addition, we believe that our integrated product and service offerings, which span both point-of-care and reference laboratory diagnostic modalities, and our integrated data management enable the delivery of insights that provide great value to our veterinary customers.

Sustained Investment in Innovation

Consistent with one of our six Guiding Principles – to innovate with intelligence – we have made significant investments in new product development, which we believe strengthen our global leadership positions in the market segments we serve. Our investment in research and development (“R&D”) represents more than 80% of the identifiable companion animal diagnostics industry’s R&D investment.3

Comparison of Identifiable Companion Animal Diagnostics Industry R&D Investment
(in millions of U.S. dollars for calendar years shown)

*

VCA, Inc. does not report any R&D investment in its filings with the U.S. Securities and Exchange Commission (“SEC”). On September 12, 2017, Mars, Incorporated completed its acquisition of VCA, Inc., and VCA, Inc. ceased filing periodic reports with the SEC.

(1)	Source: Heska Corporation’s filings with the SEC.
(2)	Source: Abaxis Inc.’s filings with the SEC.
(3)	Source: IDEXX’s filings with the SEC.

4	2018 Proxy Statement

Some Recent CAG Product Innovations

Catalyst One Chemistry Analyzer – Delivers real-time results from a blood sample drawn during patient visit.

IDEXX SDMA Test – Detecting the renal biomarker SDMA helps veterinarians identify kidney disease, a major pet health concern, sooner. With earlier detection, veterinarians have more options to diagnose, treat and manage this disease. We believe our proprietary IDEXX SDMA Test, which is included in our reference laboratories’ routine chemistry panels, highly differentiates IDEXX’s diagnostic offering, contributing approximately 2% to the 2017 revenue growth of our reference laboratory business.

Catalyst® SDMA Test – Enables real-time IDEXX SDMA testing for veterinarians’ patients. Launched in North America in January 2018, we expect to expand the commercial rollout outside of North America during the remainder of 2018.

SediVue Dx Urine Sediment Analyzer – Automates urinalysis, a traditionally laborious and variable process, while expanding its clinical value by finding more underlying disease and finding it earlier. The SediVue Dx analyzer uses proprietary image-processing algorithms similar to facial recognition technology to identify clinically relevant particles found in urine sediment and captures high-contrast digital images that become part of the permanent patient record. By using a growing image bank, now over one million patient samples generated by our SediVue Dx analyzer customers, IDEXX leverages machine learning to continuously improve the algorithms’ ability to identify abnormalities in urine samples.

rVetLink® Referral Management Solution – Comprehensive referral management solution for specialty care hospitals and their referring veterinarians. Added to our veterinary software portfolio in June 2017, rVetLink helps streamline the veterinary clinic-specialty hospital referral process and enables seamless medical record sharing, strengthening our relationships with the specialty/referral hospital segment of the veterinary market.

This sustained investment, combined with our deep knowledge of our customers and their needs, has enabled us to introduce a steady stream of CAG products that we expect will continue to grow our profitable recurring revenues for many years.

Deepening Our Customer Presence

We believe that developing and maintaining strong relationships with our veterinarian customers drives broader adoption of our products and services and maintains customer loyalty. To foster strong, personal relationships with the veterinarians we serve, we transitioned in 2015 from a model in which we marketed our CAG products to veterinarians both directly and through independent veterinary distributors in the U.S. to an all-direct sales strategy in the U.S. and executed similar all-direct strategies and expansions in field sales and marketing presence in international markets over the past five years. Today almost 99% of our CAG products and services are sold in countries where we have a direct presence.

In 2017, we expanded our U.S. field organization by an additional 12% to further deepen our customer presence. Since the end of 2012, our U.S. CAG field-based professional staffing has grown by more than 100%.

These commercial investments supported the following in 2017:

●	Revenue growth of 11%, or organic revenue growth of 10%, supported by CAG Diagnostics recurring revenue growth of 13%, and 14% year-over-year revenue growth (driven by 13% organic revenue growth) in our global reference laboratory business.
●	Global premium instrument placements of:
●	More than 5,000 Catalyst One and Catalyst Dx® chemistry analyzers, resulting in a global installed base of approximately 30,000 instruments, which represents the majority of our approximately 47,000 chemistry instruments installed base at the end of 2017.
●	More than 3,500 premium hematology instruments, resulting in a global installed base of approximately 26,000 premium hematology instruments at the end of 2017.
●	More than 2,200 SediVue Dx Urine Sediment Analyzers, resulting in a global installed base of approximately 4,000 SediVue Dx analyzers at the end of 2017.

Total U.S. Companion Animal Group Field-Based Headcount*
* Includes all field-based sales and technical services headcount, excluding management, as of December 31.

2018 Proxy Statement	5

We also continued to expand our market presence globally. While the population of pets outside the U.S. is larger than it is in the U.S., diagnostic utilization is typically much lower outside the U.S. due to the international markets generally being earlier in the pet healthcare adoption cycle than in the U.S. We believe that supporting the expansion of the global pet healthcare market represents a unique opportunity for us to continue to create sustainable, long-term value for our shareholders.

Investing in Our Employees and Contributing to Our Communities

We expect that the enactment of the 2017 Tax Cuts and Jobs Act in December 2017 will reduce our 2018 effective tax rate to 20% – 21%. Given this opportunity, we chose to invest some of our projected tax savings in the long-term financial and retirement well-being of our U.S. employees by raising our 401(k) retirement plan match from 4% to 5%, starting in 2018. Because our eligible employees’ participation rate in the 401(k) retirement plan is 94%, which is well above benchmarks for companies our size, this change has the potential to positively impact the retirement savings of over 90% of our U.S. employees.

Our employee Global IDEXX Volunteer Efforts (GiVE) program – which provides every IDEXX employee the opportunity to devote up to two paid days per year to volunteer service – resulted in an estimated 20,000 employee hours donated in 2017. We’re proud of our employees’ passionate commitment to serving the communities in which we live and work.

Expanding Margins, Earnings and Strong Free Cash Flow

The enduring growth of our recurring revenue streams – supported by our continued focus on investing to grow our attractive, core businesses enabled us to improve our operating margin in 2017, as compared to 2016, by 130 basis points (or 140 basis points of constant currency operating margin improvement) and experience a year-over-year EPS growth in 2017 of approximately 20% (or 21% comparable constant currency EPS growth).4 In addition, in 2017 we generated $373 million in operating cash flow and $299 million of free cash flow, representing 114% of net income, after supporting the growth needs of the business in R&D and capital investment, while allowing for the allocation of capital to share repurchases.5 Our 2017 performance is at the high end of our long-term financial goals, as reflected in our long-term financial potential model:6

Revenue Growth 10%+	Operating Margin Expansion 50 - 100 bps	Capital Allocation Leverage 1% - 3% Incremental EPS Growth	Long-Term EPS Growth Potential 15% - 20%

During the five-year period ended on December 31, 2017, we allocated $2.0 billion to repurchase 26% of our outstanding shares at an average price of $70 per share.7 Our disciplined approach to capital allocation resulted in a 42% after-tax return on invested capital, excluding cash and investments, in 2017, reinforcing the attractiveness of our business strategy and focus.

A full review of our 2017 financial performance can be found in the financial statements contained in our 2017 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 16, 2018, which can be accessed on our website (www.idexx.com).

Robust Governance and Executive Compensation Practices

We are committed to strong governance and executive compensation practices, which we believe enable us to fulfill our Purpose and support long-term shareholder value. Some notable corporate governance and executive compensation policies and practices are highlighted in the Proxy Summary beginning on pages 12 and 16, respectively.

Our Board of Directors is deeply committed to ensuring that it has the right mix of experiences, skills and capabilities to effectively oversee IDEXX – particularly our long-term strategic planning and risk management processes – as IDEXX evolves and grows. This process has resulted in the addition of six new independent Directors to our Board over the last six years and strong gender diversity, with women constituting three of our eight continuing Directors.

6	2018 Proxy Statement

We also value the skills and experience of our long-serving Board members – including Bill End, our current Lead Director who is retiring from the Board at our 2018 Annual Meeting after serving on our Board for 18 years, a period during which we experienced significant successes and strong growth and shareholder value creation. We thank Bill for his many years of wisdom and guidance.

A more comprehensive discussion regarding our Board’s approaches to Board refreshment and succession planning and overseeing our strategy and risk management can be found beginning on pages 23 and 36, respectively.

Looking Ahead

Looking to 2018 and beyond, all of us at IDEXX remain united by our Purpose and are committed to extending our track record of strong, profitable growth. We look forward to joining you at our 2018 Annual Meeting on May 9, 2018.

Sincerely,

1	Information regarding organic revenue growth and comparable constant currency EPS growth and their calculation is provided in Appendix A.
2	Information regarding after-tax return, excluding cash and investments, and its calculation is provided in Appendix A.
3

Identifiable R&D investment for any calendar year in the companion animal diagnostics industry represents all R&D expenses for such calendar year as disclosed in public filings with the SEC by U.S. public companies with material business operations in the manufacture and sale of companion animal diagnostics products or the provision of veterinary reference laboratory services from 2012 through 2017.

4	Information regarding constant currency operating margin improvement and its calculation is provided in Appendix A.
5	Information regarding free cash flow, the ratio of free cash flow to net income and their calculation is provided in Appendix A.
6

The projections in our long-term financial potential model assume that foreign currency exchange rates will remain the same and excludes year-over-year changes in share-based compensation tax benefits.

7	The average purchase price per share of our stock has been adjusted for the effect of the two-for-one split of our common stock effected in the form of a common stock dividend paid on June 15, 2015.

2018 Proxy Statement	7

BASIS OF PRESENTATION

IDEXX Laboratories, Inc. is a Delaware corporation incorporated in 1983 with principal executive offices located at One IDEXX Drive, Westbrook, Maine 04092. Unless the context indicates otherwise, references in this Proxy Statement to “we”, “us”, “our”, the “Company” or “IDEXX” refer to IDEXX Laboratories, Inc. and its consolidated subsidiaries. Our website is located at www.idexx.com. References to our website in this Proxy Statement are inactive textual references only, and the contents of our website are not incorporated by reference into this Proxy Statement for any purpose.

2018 Proxy Statement	9

Proxy Summary

This summary highlights selected information that is contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider prior to voting your shares. You should carefully read both this entire Proxy Statement and our 2017 Annual Report on Form 10-K filed with the SEC on February 16, 2018 before voting.

2018 Annual Meeting Information

DATE AND TIME: Wednesday, May 9, 2018, 12:00 Noon, Eastern Time

PRE-MEETING FORUM: Our online pre-meeting forum can be accessed at www.proxyvote.com for beneficial owners and www.proxyvote.com/idxx for registered shareholders. At this online pre-meeting forum, you can submit questions in writing in advance of our 2018 Annual Meeting, vote, view the Rules of Conduct and Procedures relating to the 2018 Annual Meeting and access copies of proxy materials and our annual report.

LOCATION: Online virtual meeting at www.virtualshareholdermeeting.com/IDXX2018.

Virtual Shareholder Meeting

After holding a virtual-only 2017 annual meeting of shareholders, the Board determined, after discussion and consideration, to continue with this format for our 2018 annual meeting of shareholders. In making this determination, the Board considered a number of factors, including our global shareholder base and the technology available to support the format. In addition, the Board committed to implementing a virtual format for the 2018 Annual Meeting that assures our shareholders that they will be afforded the same rights and opportunities to participate in our virtual 2018 Annual Meeting as they would at an in-person meeting and to ensuring that our shareholders understand the process for submitting questions and participating in our virtual 2018 Annual Meeting.

A more detailed description regarding the format of the virtual 2018 Annual Meeting and how to submit questions and participate in the meeting is provided in the Notice of 2018 Annual Meeting of Shareholders on page 21, under “Virtual Shareholder Meeting” on page 41, and under “General Information About the 2018 Annual Meeting and Voting” on page 95.

Shareholder Voting Matters Summary

Proposal	Board Vote Recommendation	Page Number for More Information
Proposal One – Election of Directors	FOR each nominee	22
Proposal Two – Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	49
Proposal Three – Adoption of IDEXX Laboratories, Inc. 2018 Stock Incentive Plan	FOR	52
Proposal Four – Advisory Vote to Approve Executive Compensation	FOR	62

10	2018 Proxy Statement

How to Vote

It is important that your shares be represented and voted at the 2018 Annual Meeting. You can submit a proxy by telephone or via the Internet. Alternatively, you may request a paper proxy card by calling the appropriate number set forth below, which you may complete, sign and return by mail. Registered holders and beneficial owners of our stock will be able to vote their shares electronically at the annual meeting, which will be a completely online virtual meeting of shareholders.

For registered holders: (Your shares are registered in your name with our transfer agent American Stock Transfer & Trust Company)	For beneficial owners: (You hold your shares in a brokerage account or by a bank or other holder of record (that is, in “street name”))

BY TELEPHONE In the U.S., you can vote your shares toll-free by calling 1-800-690-6903.*	BY TELEPHONE You can vote your shares toll-free by calling 1-800-454-8683.*
BY INTERNET You can vote your shares online before the meeting at www.proxyvote.com. During the meeting, you can vote your shares at www.virtualshareholdermeeting.com/IDXX2018.*	BY INTERNET You can vote your shares online before the meeting at www.proxyvote.com. During the meeting, you can vote your shares at www.virtualshareholdermeeting.com/IDXX2018.*

BY MAIL You can vote by mail using a paper proxy card, which you may request by calling 1-800-579-1639, or by email at sendmaterial@proxyvote.com.

BY MAIL
You can vote by mail by using the paper proxy card or voting instruction form. Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

* You will need your 16-digit control number available from the Notice sent to you from Broadridge

Whether you are a registered holder or a beneficial owner, you may vote online at the 2018 Annual Meeting. You will need to enter your control number (included in your Notice of Internet Availability, your proxy card or the voting instructions that accompanied your proxy materials) to vote your shares at the 2018 Annual Meeting. Even if you plan to attend the virtual 2018 Annual Meeting, we encourage you to vote in advance by telephone, over the Internet or by mail as described above. This will ensure that your vote will be counted if you are unable to, or later decide not to, participate in the virtual meeting.

2018 Proxy Statement	11

PROPOSAL ONE

Election of Directors

The Board has nominated Bruce L. Claflin and Daniel M. Junius to serve as Class I Directors with a term expiring at the 2021 Annual Meeting.

Name	Age	Director Since	Independent	Committees	Other Current Public Company Board Service
Bruce L. Claflin	66	July 2015		Audit Nominating and Governance (Chair)	Ciena Corporation
Daniel M. Junius	65	March 2014		Audit (Chair) Finance	GlycoMimetics, Inc. ImmunoGen, Inc.

The Board of Directors recommends a vote “FOR” the two Director nominees up for election

  See page 26 for further information about our Director nominees

Notable Corporate Governance Highlights

We believe that our commitment to high ethical standards and good governance practices contributes to our creation of long-term shareholder value by:

●	Strengthening Board and management accountability and effectiveness;
●	Promoting alignment with the long-term interests of our shareholders; and
●	Helping to maintain our shareholders’ trust in our company.

Our engaged and diverse Board has implemented and maintained strong corporate governance policies. In addition, the Board actively oversees the development and execution by management of long-term strategies for durable growth and shareholder value creation, and the Board plays a key oversight role in risk management. We believe that the Board’s stewardship in these areas and our strong governance policies and practices summarized below have enabled IDEXX to achieve strong financial performance relative to its peers and the Standard & Poor’s (“S&P”) 500 Index.

Board Independence	Board Effectiveness	Strategy, Risk Management and Succession Planning	Further Best Practices

Strong independent Lead Director Independent Board except for our Chair Fully independent Board Committees Executive sessions of independent Directors held at each regularly scheduled Board meeting
Commitment to Board refreshment with 6 new independent Directors in the last 6 years
Robust Director nominee selection process aligned with our long-term, strategic needs
Active seeking of highly qualified, diverse Director candidates with 3 out of 8 continuing Directors being women
Rigorous annual self-assessments of the Board, its Committees and each Director
Director retirement at the next Annual Meeting after the 73rd birthday, except in certain cases
Annual corporate strategy review by the Board Risk management oversight by the Board and its Committees Active Board participation in and oversight over CEO and senior executive succession planning
Majority vote standard in uncontested Director elections
Proxy access rights
No shareholder rights plan (“poison pill”)
Industry-leading stock ownership and retention guidelines for Directors and senior executives
Pledging, hedging and short sales of stock prohibited
Clawback policy for performance-based incentive compensation

12	2018 Proxy Statement

The Board regularly assesses the corporate governance landscape to identify best practices that it believes will enable us to fulfill our Purpose and support the creation of exceptional long-term shareholder value. Most recently, the Board adopted the following leading practices:

●	Proxy access rights adopted in December 2017 that permit a shareholder, or a group of up to 20 shareholders, owning at least 3% in aggregate of our outstanding common stock continuously for at least 3 years, to nominate and include in our annual meeting proxy materials two individuals or 20% of the number of Directors serving on the Board, whichever is greater, as Director nominees, provided that the nominating shareholder(s) and Director nominees satisfy the requirements of the proxy access bylaw provisions.
●	See the discussions under “Shareholder Recommendation and Nomination of Directors” on page 25 and “Requirements for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders” on page 99.
●	A majority-voting standard in uncontested elections adopted in December 2016.
●	See “Majority Voting and Director Resignation” on page 25.
●	An anti-pledging policy, adopted in December 2015, that prohibits our executive officers and Directors from pledging or otherwise encumbering IDEXX equity securities.
●	See “Anti-Hedging and Short Sale and Anti-Pledging Policies” on page 41.

For more information about our corporate governance policies and practices, please see the Corporate Governance section of this Proxy Statement beginning on page 22.

Board Composition and Skills

The following summarizes key information regarding the composition and qualifications of our Board, assuming the re-election of our Class I Directors and the previously announced retirement of Mr. William T. End, one of our current Class I Directors, at the 2018 Annual Meeting, as described below on page 26 under “Director Nominees and Board Biographies.”

Director Independence	Gender Diversity

Director Age	Director Skills and Qualifications

Director Tenure

2018 Proxy Statement	13

PROPOSAL TWO

Ratification of Appointment of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (“PwC”) has been appointed to serve as our independent registered public accounting firm for 2018 and, while not required by law, the Board believes that it is advisable to give shareholders an opportunity to ratify this selection. The following table summarizes the fees for services provided by PwC during 2017 and 2016.

	Fiscal Years Ended December 31,
	2017	2016
Audit fees	$2,045,100	$1,861,133
Audit-related fees	80,000	–
Tax fees	206,000	369,691
All other fees	3,000	–
	$2,334,100	$2,230,824

The Board of Directors recommends a vote “FOR” this item

  See page 49 for further information about our independent auditors

PROPOSAL THREE

Adoption of IDEXX Laboratories, Inc. 2018 Stock Incentive Plan

On February 14, 2018, our Board adopted, subject to shareholder approval, the IDEXX Laboratories, Inc. 2018 Stock Incentive Plan (the “2018 Plan”) to replace our 2009 Stock Incentive Plan (the “2009 Plan”) that is due to expire under its terms in 2019. We are asking our shareholders to approve the adoption of the 2018 Plan. If approved by our shareholders at the 2018 Annual Meeting, it is anticipated that going forward all grants of equity-based awards to our employees and Directors will be made pursuant to the 2018 Plan.

The Board of Directors recommends a vote “FOR” this item

  See page 52 for further information about the 2018 Plan

PROPOSAL FOUR

Advisory Vote to Approve Executive Compensation (“say-on-pay”)

We are asking our shareholders to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (“NEOs”) as disclosed herein. At our 2017 Annual Meeting, our shareholders voted 91.3% in favor of approving the compensation of our NEOs.

The Board of Directors recommends a vote “FOR” this item

  See below and page 62 for further information about our executive compensation program

14	2018 Proxy Statement

2017 Financial Performance Highlights

The following is an overview of our 2017 financial performance highlights and our Total Shareholder Return since 2012. For more complete information, please review our 2017 Annual Report on Form 10-K filed with the SEC on February 16, 2018. The Total Shareholder Return graph compares our total shareholder returns, the Total Return for the S&P 500 Index, the Total Return for the S&P 500 Health Care Index and the Total Return for the NASDAQ Stock Market Index (U.S. Companies) prepared by the Center for Research in Security Prices (the “NASDAQ Index”). This graph assumes the investment of $100 on December 31, 2012 in IDEXX’s common stock, the S&P 500 Index, the S&P 500 Health Care Index and the NASDAQ Index and assumes dividends, if any, are reinvested. Measurement points are the last trading days of the years ended December 2012 to 2017.

+13% growth in CAG Diagnostics recurring revenue over 2016	21% of Revenue +130 bps over 2016 on reported basis +140 bps over 2016 on constant currency basis	+21% over 2016 on comparable constant currency basis

Total Shareholder Return*

*	Total Shareholder Return is defined as: (adjusted close share price end of period – adjusted close share price start of period) / share price start of period.

2018 Proxy Statement	15

Executive Compensation Highlights

These executive compensation highlights should be read in conjunction with the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis section, for additional information about our executive compensation philosophy and program and the compensation awarded to each of our NEOs, including our Chief Executive Officer (“CEO”), beginning on page 64.

Our Executive Compensation Philosophy and Program

Our executive compensation philosophy is simple – we want to attract, motivate and retain talented executives who are aligned with and passionate about our Purpose: to be a great company that creates exceptional long-term value for our customers, employees and shareholders by enhancing the health and well-being of pets, people and livestock.

We believe that executing this philosophy through our executive compensation program and practices, including a strong focus on pay-for-performance based compensation elements, will support long-term shareholder value creation through driving our strategy of innovation, continued revenue growth, margin improvement and efficient capital allocation.

Our Executive Compensation Program

Our executive compensation program consists of three key elements, base salary, annual performance-based cash bonus, and equity-based long-term incentives, which in total are targeted at the median of our competitive market. Because it relates most directly to the creation of shareholder value over time, variable, at risk compensation is a higher percentage of total compensation for our NEOs than for our other employees. The total 2017 direct compensation mix for our CEO and our other NEOs is detailed below:

Elements of 2017 Direct Compensation for CEO and Other NEOs (Average)

16	2018 Proxy Statement

Annual Performance-Based Cash Bonus

The target amount of the annual performance-based cash bonus award for each NEO is a percentage of his or her annual base salary, and the award amount is capped at 200% of this target.

Actual amounts of the annual performance-based cash bonuses are calculated based on the achievement of both financial and non-financial performance goals, which results in the determination of an overall performance factor:

Annual Performance-Based Cash Bonus – Overall Performance Factor Determination

Factor	Weighting	Metrics/Goals	Objective
Financial performance		●Organic revenue growth (33.3%) ●Operating profit (33.3%) ●Earnings per share (diluted) (33.3%)	Measure performance against shareholder value drivers
Non-financial performance		●Commercial strategy implementation ●R&D ●Infrastructure ●Hiring and development of key leadership talent, including gender and ethnically diverse talent	Support near-term performance of our long-term business objectives to strengthen the business in support of long-term performance

In 2017, the overall performance factor was calculated as 135% for each of the NEOs based on achievement of the financial and non-financial performance goals described above. The Compensation Committee also considered the relative contributions made by each NEO to the achievement of the Company’s financial and non-financial goals, as well as other factors, such as the scope of and tenure in their roles at the Company, in determining the final amount of each award.

Equity-Based Long-Term Incentives

Our equity-based long-term incentives consist of stock options and restricted stock units. These equity incentives have a five-year vesting schedule, which is longer than typical market practice, and they are more heavily weighted in the form of stock options for our senior executives. We believe that these types of equity incentives drive closer alignment with our shareholders’ long-term interests.

In 2017, all restricted stock units granted to our NEOs as part of our long-term equity incentive program were granted with a performance-based vesting condition, as well as a time-vesting element. These performance-based restricted stock units were intended to be eligible to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) prior to its recent amendment. The vesting of these restricted stock units is subject to the achievement of a specified financial performance target for the fiscal year in which the restricted stock units were granted. If this 2017 performance target had not been met, these awards would have been forfeited.

2018 Proxy Statement	17

CEO’s 2017 Compensation

For more information regarding Mr. Ayer’s compensation, see “CEO Compensation Decisions” on page 65, “CEO Pay-for-Performance Alignment” on page 65 and “How We Paid Our NEOs in 2017” beginning on page 73.

CEO’s Substantial Equity Ownership Aligns His Interests With Those of Our Other Shareholders

Since being named CEO in January 2002, Mr. Ayers has consistently increased his IDEXX stock ownership through open-market purchases, stock option exercises and the voluntary deferral of a portion of his cash compensation into fully-vested deferred stock units, resulting in his ownership of over 1.16 million shares of IDEXX stock (including fully-vested deferred stock units) as of March 1, 2018. Through Mr. Ayers’s substantial ownership of IDEXX stock, his overall economic interests are closely aligned with those of our other shareholders in the creation of long-term shareholder value.

For more information regarding Mr. Ayers’s ownership of our common stock, see “Stock Ownership of Directors and Officers” beginning on page 46.

18	2018 Proxy Statement

Executive Compensation Program at a Glance

We seek to promote the long-term interests of our shareholders through our prudent compensation practices and policies:

Executive Compensation Program Design

What We Do	What We Don’t Do
Align pay with our performance by having 80% of 2017 target total direct compensation for our NEOs consist of performance-based compensation
Target total direct compensation for our NEOs at the median of our peer group

No uncapped payouts under our Executive Incentive Plan
No purely formulaic calculations of annual performance-based cash bonus amounts–Compensation Committee able to exercise negative discretion regarding payouts

Equity Award Related Practices

What We Do	What We Don’t Do
Apply a one-year minimum vesting requirement to equity awards granted to employees Minimum fair market value exercise price for options	No dividends or dividend equivalents on unearned equity awards No backdating of options and no repricing or buyout of underwater stock options without shareholder approval

Compensation Governance and Risk Mitigation

What We Do	What We Don’t Do
Review our peer group annually and engage in rigorous, annual benchmarking to align our executive compensation program with the market
Review and verify annually the independence of the Compensation Committee’s independent compensation consultant
Conduct an annual compensation program risk assessment
Provide limited benefits and perquisites to our senior executives that are not otherwise made available to our other salaried employees
Require our senior executives to satisfy strict and meaningful stock ownership guidelines to strengthen the alignment with our shareholders’ interests
Maintain a clawback policy that allows us to recover annual and longterm performance-based compensation if we are required to restate our financial results, other than a restatement due to changes in accounting principles or applicable law.
Hold an advisory vote on executive compensation on an annual basis to provide our stockholders with an opportunity to give feedback on our executive compensation program

No employment contracts other than with our CEO
No tax gross-ups of perquisites or 280G excise taxes
No supplemental executive retirement plan
No single-trigger change-in-control bonus payments or vesting of equity awards (subject to 25% vesting of equity awards upon a change-in-control)
No stock options granted below fair market value
No pledging of our common stock by executive officers and Directors
No allowance for employees to hedge or sell short our common stock

2018 Proxy Statement	19

Recent Noteworthy Compensation Actions

In 2017 and 2018, we implemented the following noteworthy changes to our executive compensation program, policies and practices:

●	Amended our stock ownership guidelines to increase the target levels of ownership of our common stock to ten times annual base salary for our CEO (from six times) and to four times annual base salary for our Executive Vice Presidents (from three times).
●	Added after-tax return on invested capital, excluding cash and investments (“ROIC”), as a fourth metric in the calculation of the financial performance factor used to determine the annual performance-based cash bonus for 2018, and readjusted the weighting among the four financial metrics as follows:

Organic Revenue Growth Rating	+	Operating Profit Rating	+	Earnings per Share (Diluted) Rating	+	ROIC Rating	=	Financial Performance Factor
40% Weighting		20% Weighting		20% Weighting		20% Weighting

ROIC is a non-GAAP financial measure of the efficiency with which a company uses its invested capital to generate returns.[1] The addition of ROIC to the determination of our annual performance-based cash bonus in 2018 is intended to hold management more directly accountable for capital productivity and achieve a more effective balance between financial measures of growth and return, both of which we believe are important in creating shareholder value. The introduction of ROIC was informed, in part, by feedback obtained from our shareholders. See “Results of the 2017 ‘Say-on-Pay’ Advisory Vote and Shareholder Engagement” on page 71.
●	Terminated our 2014 Incentive Compensation Plan, effective as of May 9, 2018, in light of the recent repeal of the “performance-based” compensation exception to the deduction limitations of Section 162(m) of the Code, which eliminated the need for (and benefit from) compliance with the technical requirements of the 2014 Incentive Compensation Plan and Section 162(m) of the Code when granting performance-based compensation to our senior executives. Although the 2014 Incentive Compensation Plan will terminate, the Compensation Committee intends to continue to use compensation that will vest based on the achievement of certain performance goals as part of our executive compensation program, when its use and design align with our executive compensation philosophy and support long-term shareholder value creation.
●	Simplified the design of the equity-based long-term incentive program in 2018 by eliminating the use of performancebased restricted stock units. We had previously granted performance-based restricted stock units with the intention of them being eligible to qualify as performance-based compensation under Section 162(m) of the Code. However, with the recent repeal of the performance-based compensation exception to the deduction limitations of Section 162(m) of the Code, the primary benefit of granting performance-based restricted stock units was eliminated. We believe that granting time-based restricted stock units – rather than performance-based restricted stock units – to our NEOs, as part of our equity-based long-term incentive program in 2018, is a more easily understandable and motivating approach to driving alignment of the long-term interests of our NEOs with those of our shareholders.
●	Adopted a new 2018 Plan (subject to the approval of our shareholders at the 2018 Annual Meeting) to replace our 2009 Plan that is due to expire under its terms in 2019. For more information, please see “Proposal Three – Adoption of IDEXX Laboratories, Inc. 2018 Stock Incentive Plan” beginning on page 52.
●	Amended the provisions of the employee equity awards granted in 2018 and later to permit continued vesting of those equity awards for an additional two vesting periods after retirement for eligible employees. Eligibility criteria include having been employed by the Company or any of its subsidiaries for at least 10 years, retiring from the Company at the age of 60 years or older and providing written notice to the Company at least six months prior to retirement.

1	Additional information regarding ROIC, including its definition and calculation, is provided in Appendix A.

20	2018 Proxy Statement

One IDEXX Drive
Westbrook, Maine 04092

Notice of 2018 Annual Meeting
of Shareholders

NOTICE IS HEREBY GIVEN of the 2018 annual meeting of shareholders (“2018 Annual Meeting”) of IDEXX Laboratories, Inc. As described below, the 2018 Annual Meeting will be a completely virtual meeting of shareholders held over the Internet, and shareholders will be able to attend the 2018 Annual Meeting, vote their shares electronically and submit their questions during the live audio webcast of the 2018 Annual Meeting by visiting www.virtualshareholdermeeting.com/IDXX2018 and entering their control number. We will first make available to our shareholders this Proxy Statement and the form of proxy relating to the 2018 Annual Meeting, as well as our 2017 Annual Report on Form 10-K filed with the SEC on February 16, 2018, on or about March 29, 2018. The 2018 Annual Meeting will be held:

DATE AND TIME Wednesday, May 9, 2018, 12:00 Noon, Eastern Time

LOCATION Virtual meeting online via audio webcast at www.virtualshareholdermeeting.com/IDXX2018

RECORD DATE
The Company’s Board of Directors has fixed the close of business on March 16, 2018 as the record date for the determination of shareholders entitled to notice of and to vote at the 2018 Annual Meeting.

PURPOSE OF 2018 ANNUAL MEETING

1.	Election of Directors. To elect the two Class I Directors named in the attached proxy statement for three-year terms (Proposal One);
2.

Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year (Proposal Two);

3.	Adoption of IDEXX Laboratories, Inc. 2018 Stock Incentive Plan. To approve the adoption of the 2018 Plan (Proposal Three);
4.	Advisory Vote to Approve Executive Compensation. To approve a non-binding advisory resolution on the Company’s executive compensation (Proposal Four); and
5.	Other Business. To conduct such other business as may properly come before the 2018 Annual Meeting or any adjournments thereof, including approving any such adjournment, if necessary.

VIRTUAL MEETING ADMISSION

Shareholders of record as of March 16, 2018, will be able to participate in the 2018 Annual Meeting by visiting www.virtualshareholdermeeting.com/IDXX2018. To participate in the 2018 Annual Meeting, shareholders of record will need the control number included on their Notice of Internet Availability of the proxy materials, on their proxy card or on the instructions that accompanied their proxy materials. The annual meeting will begin promptly at 12:00 Noon, Eastern Time. Online check-in will begin at 11:30 a.m., Eastern Time, and you should allow ample time for the online check-in procedures.

PRE-MEETING FORUM

The online format for our 2018 Annual Meeting also allows us to communicate more effectively with you through our online pre-meeting forum, which can be accessed at www.proxyvote.com for beneficial owners and www.proxyvote.com/idxx for registered shareholders. At this online pre-meeting forum, you can submit questions in advance of our 2018 Annual Meeting, vote, view the Rules of Conduct and Procedures relating to the 2018 Annual Meeting and access copies of proxy materials and our annual report.

By order of the Board of Directors,

Jacqueline L. Studer

Corporate Vice President,
General Counsel and Corporate Secretary
Westbrook, Maine
March 29, 2018

2018 Proxy Statement	21

Corporate Governance

Proposal One – Election of Directors

Our Board of Directors is divided into three classes, and members of each class hold office for three-year terms as set forth below:

●	Class I Directors – currently three Directors whose terms expire at the 2018 Annual Meeting;
●	Class II Directors – currently three Directors whose terms expire at the 2020 Annual Meeting; and
●	Class III Directors – currently three Directors whose terms expire at the 2019 Annual Meeting.

Upon recommendation of the Nominating and Governance Committee, the Board has nominated Bruce L. Claflin and Daniel M. Junius, two of our current Class I Directors, for re-election as Class I Directors, and shareholders are being asked to elect them for three-year terms expiring at the 2021 Annual Meeting. Mr. William T. End, who is also a Class I Director, notified the Board of his intention to retire from the Board at the end of his current term, which expires at the 2018 Annual Meeting. In light of the retirement of Mr. End, the Board has determined to reduce its size from nine members to eight members effective as of the 2018 Annual Meeting. As a result, in accordance with our Amended and Restated By-Laws, the number of Class I Directors will be reduced from three to two.

This section includes additional information about Board refreshment and succession planning and the Director nomination process, including requisite criteria, experiences, qualification and skills, as well as the Class I Director nominees and the Board.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors recommends that you vote “FOR” the election of Mr. Claflin and Mr. Junius.

22	2018 Proxy Statement

Board Refreshment and Succession Planning

The Nominating and Governance Committee identifies, reviews and recommends candidates for nomination to our Board in accordance with its charter and our Corporate Governance Guidelines. To ensure that it is selecting candidates who will contribute to Board effectiveness and the continued fulfillment of our Purpose, the Nominating and Governance Committee actively plans for Board succession and refreshment throughout the entire year:

Strategic and Risk Review
This annual strategic planning process and enterprise risk assessment informs the Nominating and Governance
Committee’s understanding of the specific skill sets that would contribute to Board effectiveness

Board Self-Assessment
Nominating and Governance Committee uses this annual assessment to identify any future needs – particularly in light of our long-term strategy, risks and potential Director retirements

Board Composition Review Nominating and Governance Committee annually reviews the Board composition and each Director’s skill set

Recruitment and Nomination Process Nominating and Governance Committee identifies and evaluates potential candidates, and the Board recommends nominees

Election Shareholders vote on nominees

Six new Directors joined the Board in the past six years

Each year, the Nominating and Governance Committee leverages insights from the Board’s annual review of our long-term strategic plan and related risk assessment to identify the capabilities, skills and experiences that it believes would best enable our Board to support our Purpose, including the creation of exceptional long-term shareholder value, in both the present time and the future.

The Nominating and Governance Committee then considers the results of our annual Board self-assessment and evaluates the Board’s composition and each Director’s skill set to determine whether our Directors’ current capabilities, skills and experiences align with the long-term needs of our Board.

Based on its review, coupled with our Director age limit in our Corporate Governance Guidelines – which requires each Director to retire at the next Annual Meeting after his or her 73rd birthday, absent certain circumstances approved by the Board – the Nominating and Governance Committee determines whether and when Board refreshment is needed, as well as the capabilities, skills and experiences that candidates should possess.

The Nominating and Governance Committee then engages in the process described below under “Director Nomination Process.” Once candidates are recommended to the Board, the Board selects nominees to be voted upon by our shareholders.

2018 Proxy Statement	23

Director Nomination Process

The Nominating and Governance Committee identifies, evaluates, recruits and makes recommendations to the Board regarding candidates to fill vacancies on the Board using the criteria described below. The process followed by the Nominating and Governance Committee includes:
●Receiving recommendations from the Board, management and shareholders;
●Actively seeking out and identifying diverse potential candidates who fit the Board’s search criteria;
●Holding meetings to evaluate biographical information and background material relating to potential candidates; and
●Interviewing selected candidates.

In addition, the Nominating and Governance Committee, in some instances, will engage an executive search firm to assist in recruiting candidates. In such cases, the executive search firm assists the Nominating and Governance Committee in:
●Identifying a diverse slate of potential candidates who fit the Board’s search criteria;
●Obtaining candidate resumes and other biographical information;
●Conducting initial interviews to assess candidates’ qualifications, fit and interest in serving on the Board;
●Scheduling interviews with the Nominating and Governance Committee, other members of the Board, and management;
●Performing reference checks; and
●Assisting in finalizing arrangements with candidates who receive an offer to join the Board.

Criteria and Experiences, Qualifications and Skills

To be considered for nomination to the Board, a candidate must meet the following minimum criteria:

●	Reputation for integrity, honesty and adherence to high ethical standards;
●	Demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to our current and long-term objectives;
●	Willingness and ability to contribute positively to our decision-making process;
●	Skills in one or more areas that are relevant to us and our operations, including familiarity with science and technology, finance and accounting, marketing and product development, strategy, government regulation and affairs and/or corporate governance;
●	Commitment to understanding us and our industry and regularly attending and participating in Board and Committee meetings;
●	Interest and understanding of the sometimes conflicting interests of our various constituencies, which include shareholders, employees, customers, government entities, creditors and the general public, and to act in the interests of all shareholders; and
●	Absence of any conflict of interest, or appearance of a conflict of interest, that would impair the Director’s ability to represent the interests of all of our shareholders and to fulfill the responsibilities of a Director.

The Nominating and Governance Committee and the Board are also focused on ensuring that a wide range of backgrounds and experiences are represented on our Board and consider the value of diversity of all types in the Director nomination process. For more information, please see the discussion under “Diversity” on page 38.

24	2018 Proxy Statement

In addition, in evaluating potential candidates, the Nominating and Governance Committee considers whether the candidates possess the desired capabilities, skills and experiences that would best enable our Board to support our Purpose, including the creation of exceptional long-term shareholder value, in both the present time and the future, as described above under “Board Refreshment and Succession Planning,” and whether the candidates meet the other applicable requirements under the Corporate Governance Guidelines, including the Director independence requirements described under “Director Independence” beginning on page 33 and the maximum number of directorships generally permitted for our Directors. The Corporate Governance Guidelines provide that, unless an exception has been granted by the Board:

●	Directors cannot serve on more than four other public company boards;
●	Audit Committee members cannot serve on more than two other public company audit committees or, if an Audit Committee member is a retired certified public accountant, chief financial officer or controller, or is a retired executive with similar experience, then he or she cannot serve on more than three other public company audit committees; and
●	Directors who are chief executive officers of other public companies cannot serve on more than two other public company boards (including the board of their employer).

Shareholder Recommendation and Nomination of Directors

Shareholders who want to recommend a nominee for Director should submit the name of the nominee to our Corporate Vice President, General Counsel and Corporate Secretary at our principal executive offices, together with biographical information and background material sufficient for the Nominating and Governance Committee to evaluate the recommended candidate based on its selection criteria, as well as a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date the recommendation is made. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Governance Committee will apply the same criteria, and follow substantially the same process, in considering each qualifying shareholder recommendation as it does in considering other candidates. If the Board determines to nominate a shareholder-recommended candidate and recommends his or her election, then his or her name will be included on the proxy card for our next Annual Meeting.

Shareholders also have the right under our Amended and Restated By-Laws to nominate Director candidates directly, without any action or recommendation on the part of the Nominating and Governance Committee or the Board, by following the procedures described under “Requirements for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders” beginning on page 99. Candidates nominated by shareholders directly in accordance with the procedures set forth in our Amended and Restated By-Laws will not be included on our proxy card for the next Annual Meeting, but may be included on proxies the nominating shareholders seek independently, unless both the nominating shareholder(s) and the candidates nominated by them satisfy the requirements of our proxy access bylaw, as described above under “Notable Corporate Governance Highlights” on page 12.

Majority Voting and Director Resignation

Our Amended and Restated By-Laws provide that, in an election of Directors where the number of nominees does not exceed the number of Directors to be elected, a nominee who does not receive a majority of votes cast with respect to his or her election will not be elected.

Pursuant to our Director Resignation Policy included in our Corporate Governance Guidelines, a Director who is not re-elected is required to promptly tender his or her resignation, and the Nominating and Governance Committee would make a recommendation to the Board as to whether to accept the resignation. Following the Nominating and Governance Committee’s recommendation, the Board would determine whether or not to accept that Director’s resignation, considering any factors it deems relevant. Under this policy, the Board is required to act on the recommendation of the Nominating and Governance Committee within 90 days of the certification of the shareholder vote.

2018 Proxy Statement	25

Director Nominees and Board Biographies

Upon recommendation of the Nominating and Governance Committee, the Board has nominated Mr. Bruce L. Claflin and Mr. Daniel M Junius, two of our current Class I Directors, for re-election as Class I Directors, and shareholders are being asked to re-elect them for three-year terms expiring at the 2021 Annual Meeting.

Each nominee meets NASDAQ Stock Market (“NASDAQ”) independence requirements and has consented to serve, if elected. If any of the nominees becomes unable to serve, proxies can be voted for a substitute nominee, or the Board may choose to reduce the size of the Board.

Mr. William T. End, who is also a Class I Director, intends to retire from the Board at the end of his current term, which expires at the 2018 Annual Meeting. In light of the retirement of Mr. End, the Board has determined to reduce its size from nine members to eight members effective as of the 2018 Annual Meeting. As a result, in accordance with our Amended and Restated By-Laws, the number of Class I Directors will be reduced from three to two.

In February 2018, the Nominating and Governance Committee reviewed the experience, qualifications, attributes and skills of each of the current Directors and the Class I Director nominees and concluded that each Class I Director nominee has the requisite background, qualifications and personal characteristics to serve as a Director in light of the Company’s business and structure.

In support of this conclusion, the Nominating and Governance Committee believes that:

●	Both Class I Director nominees have served as chief executive officers and held other senior leadership positions in significant organizations, including U.S. public companies. These experiences have honed their analytical skills and leadership capabilities, developed their expertise in core disciplines and provided them with insight into the challenges and issues that we may face, which will enable effective execution of their oversight responsibilities;
●	Both Class I Director nominees have served on other public company boards, which gives them experience with and perspective into board operations and dynamics, the role of public company boards and corporate governance and other relevant matters;
●	Each Class I Director nominee has capably served as a Director since joining the Board, including as a Chair of a Board Committee, and demonstrated a willingness and ability to contribute to the Board’s overall effectiveness; and
●	Each Class I Director nominee contributes unique and highly-valued skills to a diverse and well-functioning Board, which has an appropriate mix of short-, medium- and longer-tenured Directors who balance fresh perspectives with institutional knowledge.

Biographical information for all of our Directors, including the Class I Director nominees, is provided below, along with information regarding some key experiences, qualifications, attributes and skills that our Directors bring to the Board. There are no family relationships among the executive officers or Directors of IDEXX.

For a summary of key information regarding the composition and qualifications of our Board, please see the information above on page 13 under “Board Composition and Skills.”

26	2018 Proxy Statement

Class I Director Nominees Whose Terms Would Expire in 2021

Bruce L. Claflin

Independent Director

Age: 66

Director since: July 2015

Committees:
Audit
Nominating and Governance (Chair)

Other current public company director service:
●Ciena Corporation (since 2006)

Former public company director service:
●Advanced Micro Devices, Inc. (2003 to 2017) (Chairman 2009 to 2016)
●3Com Corporation (2001 to 2006)
●Time Warner Telecom (2000 to 2003)
Mr. Claflin served as President, Chief Executive Officer and a member of the board of directors of 3Com Corporation from January 2001 until his retirement in 2006, and he served as President and Chief Operating Officer of 3Com from August 1998 to January 2001. Before joining 3Com, Mr. Claflin worked at Digital Equipment Corporation as Senior Vice President, Sales and Marketing, from 1997 to 1998, and as Vice President and General Manager of the PC Business Unit from 1995 to 1997. Before joining Digital Equipment Corporation, Mr. Claflin worked at International Business Machines Corporation (IBM) for 22 years, where he held senior management positions in sales, marketing, research and development and manufacturing. Mr. Claflin has served as a director of Ciena Corporation since 2006. He previously served as a member of the board of directors of Advanced Micro Devices, Inc. from 2003 until 2017, and he was the Chairman of the Board from 2009 to 2016. Mr. Claflin holds an undergraduate degree in Political Science from Pennsylvania State University. We value Mr. Claflin’s executive leadership experience as a past chairman and chief executive officer of a large international public technology company, management and oversight experience, his deep understanding of advanced technology, knowledge of corporate governance as an NACD Board Leadership Fellow, and a global business perspective from his service on other public and private company boards.

Daniel M. Junius

Independent Director

Age: 65

Director since: March 2014

Committees:
Audit (Chair)
Finance

Other current public company director service:
●GlycoMimetics, Inc. (since 2016)
●ImmunoGen, Inc. (since 2008)

Former public company director service:
●Vitae Pharmaceuticals, Inc.
(July 2016 to October 2016)
Mr. Junius has been a director of ImmunoGen, Inc. since July 2008 and GlycoMimetics, Inc. since March 2016. He was previously President and Chief Executive Officer of ImmunoGen from 2009 until his retirement in May 2016, President and Chief Operating Officer and Acting Chief Financial Officer from July 2008 to December 2008, Executive Vice President and Chief Financial Officer from 2006 to July 2008, and Senior Vice President and Chief Financial Officer from 2005 to 2006. Before joining ImmunoGen, Mr. Junius was Executive Vice President and Chief Financial Officer of New England Business Service, Inc. from 2002 until its acquisition by Deluxe Corporation in 2004, and he was Senior Vice President and Chief Financial Officer of New England Business Services from 1998 to 2002. Before joining New England Business Services, Mr. Junius was Vice President and Chief Financial Officer of Nashua Corporation from 1996 to 1998. Mr. Junius joined Nashua Corporation in 1984 and held various financial management positions of increasing responsibility before becoming Chief Financial Officer of Nashua Corporation in 1996. Mr. Junius was previously a director of Vitae Pharmaceuticals, Inc. from July 2016 until its acquisition by Allergan plc in October 2016. Mr. Junius holds an undergraduate degree in Political Science from Boston College and a Masters in Management from Northwestern University’s Kellogg School of Management. We value Mr. Junius’s depth of executive leadership experience as chief executive officer of a public biotechnology company, his financial expertise as a chief financial officer and member and chair of audit committees of public companies, his experience in strategic planning, the biotechnology field and a global business perspective from his service on other public company boards.

2018 Proxy Statement	27

Class II Directors Whose Terms Expire in 2020

Rebecca M. Henderson, PhD

Independent Director Age: 57 Director since: July 2003 Committees: Finance (Chair) Nominating and Governance Other current public company director service: ●Amgen, Inc. (since 2009)	Dr. Henderson has been the John and Natty McArthur University Professor at Harvard University since 2011 and is the Co-Director of the Business and Environment Initiative at Harvard Business School. From 2009 to 2011, Dr. Henderson served as the Senator John Heinz Professor of Environmental Management at Harvard Business School. Before joining Harvard’s faculty, Dr. Henderson served as the Eastman Kodak Professor of Management, Sloan School of the Massachusetts Institute of Technology, from 1998 to 2009. Since 1995, Dr. Henderson has also been a research fellow at the National Bureau of Economic Research. Dr. Henderson holds an undergraduate degree from the Massachusetts Institute of Technology and a Ph.D. in business economics from Harvard University. We value Dr. Henderson’s substantial expertise in corporate strategy, sustainability and governance issues (with a focus on high-technology businesses) that she brings to the Board as a Harvard Business School professor of general management and strategy. This expertise, combined with her knowledge of and insight into our businesses, operations and organization from her fifteen years of service on the Board, uniquely positions Dr. Henderson to offer valuable insights into the organizational and strategic issues faced by IDEXX.

Lawrence D. Kingsley

Independent Director

Age: 55

Director since: October 2016

Committees:
Compensation
Finance

Other current public company director service:
●Polaris Industries Inc. (since 2016)
●Rockwell Automation, Inc.
(since 2013)

Former public company director service:
●Cooper Industries plc (formerly Cooper Industries Ltd.) (2007 to 2012)
●Pall Corporation (2011 to 2015)
●IDEX Corporation (2005 to 2011)
Mr. Kingsley served as Chairman of Pall Corporation from 2013 to 2015 and as Chief Executive Officer of Pall Corporation from 2011 to 2015, and he has served as an Advisory Director to Berkshire Partners LLC, a Boston-based investment firm, since spring of 2016. Before his experience at Pall, Mr. Kingsley was the Chief Executive Officer of IDEX Corporation, a company specializing in fluid and metering technologies, health and science technologies as well as fire, safety and other diversified products, from 2005 to 2011, and the Chief Operating Officer of IDEX from August 2004 to March 2005. From 1995 to 2004, he held various positions at Danaher Corporation of increasing responsibility, including Corporate Vice President and Group Executive of Danaher Corporation from March 2004 to August 2004, President of Industrial Controls Group of Danaher Corporation from April 2002 to July 2004, and President of Motion Group, Special Purpose Systems, from January 2001 to March 2002. Mr. Kingsley holds an undergraduate degree in Industrial Engineering and Management from Clarkson University and an M.B.A. from the College of William and Mary. We value Mr. Kingsley’s extensive executive management and operational experience leading high-technology, high-growth, multinational public companies and his substantial and diverse public company board experience.

28	2018 Proxy Statement

Sophie V. Vandebroek, PhD

Independent Director Age: 56 Director since: July 2013 Committees: Finance Nominating and Governance Former public company director service: ●Analogic Corporation (2008 to 2016)	Dr. Vandebroek has been Chief Operating Officer - IBM Research for International Business Machines, Inc. since January 2017. She was most recently an executive with Xerox Corporation from 2002 until December 2016, and she served as Chief Technology Officer and Corporate Vice President of Xerox Corporation and President of the Xerox Innovation Group, from 2006 until December 2016. Dr. Vandebroek was also responsible for overseeing Xerox’s research centers in Europe, Asia, Canada and the U.S., including the Palo Alto Research Center and was Chief Engineer and Vice President of the Xerox Engineering Center from 2002 to 2005. Dr. Vandebroek has been a Fellow of the Institute of Electrical & Electronics Engineers since 2005 and a Fulbright Fellow and a Fellow of the Belgian-American Educational Foundation since 1986. Dr. Vandebroek holds an undergraduate degree in engineering and a master’s degree in electro-mechanical engineering from Katholieke Universiteit Leuven, Leuven, Belgium, and a PhD in electrical engineering from Cornell University. We value Dr. Vandebroek’s depth of knowledge and experience in technology, business processes and cybersecurity, as well as her track record of innovation and managing balanced research and development portfolios for large global enterprises.

Class III Directors Whose Terms Expire in 2019

Jonathan W. Ayers

Chairman of the Board, President and Chief Executive Officer Age: 62 Director since: January 2002 Committees: None	Mr. Ayers has been the Chairman of the Board, President and Chief Executive Officer of IDEXX since January 2002. Before joining IDEXX, Mr. Ayers held various leadership positions at United Technologies Corporation and its business unit Carrier Corporation, including serving as President of Carrier Corporation from 1999 to 2001, President of Carrier’s Asia Pacific Operations from 1997 to 1999, and Vice President, Strategic Planning, at United Technologies from 1995 to 1997. Prior to joining United Technologies, from 1986 to 1995, Mr. Ayers held various positions at Morgan Stanley & Co. in mergers and acquisitions and corporate finance. Mr. Ayers holds an undergraduate degree in molecular biophysics and biochemistry from Yale University and graduated from Harvard Business School in 1983 with high distinction. We value Mr. Ayers’s successful leadership since arriving at IDEXX in 2002 and his deep domain knowledge of our technologies and products, which has contributed to IDEXX consistently generating exceptional, above-market returns for our shareholders through continuous innovation during this extended period. We also value Mr. Ayers’s significant and diverse experience in many relevant areas, including global business management, finance and strategic planning, business development, marketing, product development, software technology and managing international operations.

2018 Proxy Statement	29

M. Anne Szostak

Independent Director

Age: 67

Director since: July 2012

Committees:
Audit
Compensation (Chair)

Other current public company director service:
●Dr. Pepper Snapple Group, Inc. (since 2008)
●Tupperware Brands Corporation (since 2000)

Former public company director service:
●Belo Corp. (2004 to 2013)
●ChoicePoint Corporation (2005 to 2008)
●SFN Group (2005 to 2011)
Ms. Szostak had a 31-year career with Fleet/Boston Financial Group (now Bank of America), a diversified financial services company, until her retirement in 2004. She served as Chairman and Chief Executive Officer of Fleet Bank-Rhode Island from 2001 to 2003, Chairman, President and Chief Executive Officer of Fleet-Maine from 1991 to 1994, and Corporate Executive Vice President and Chief Human Resources Officer of FleetBoston Financial Group from 1998 to 2004. After her retirement, Ms. Szostak founded Szostak Partners, an executive coaching and human resources consulting firm, and as President of Szostak Partners, she provides strategic advice and counsel to clients. Ms. Szostak has been a director of Tupperware Brands Corporation since 2000 and a director of Dr. Pepper Snapple Group, Inc. since 2008. Ms. Szostak previously served on the boards of directors of Spherion Corporation from 2005 to 2011, and Belo Corp. from 2004 to 2013. Ms. Szostak holds an undergraduate degree from Colby College, and she has completed several executive education programs at Harvard Business School. We value Ms. Szostak’s extensive background in management, finance and human resources, as well as her substantial public company board experience.

Stuart M. Essig, PhD

Independent Director

Age: 56

Director since: July 2017

Committees:
Compensation
Nominating and Governance

Other current public company director service:
●Integra LifeSciences Holdings
Corporation (since 1997)
(Chairman since 2012)
●SeaSpine Holdings Corporation
(since 2015)
●Owens & Minor, Inc. (since 2013)

Former public company director service:
●St. Jude Medical, Inc. (1999 to 2017)
●Vital Signs, Inc. (1998 to 2002)
●Zimmer Biomet Holdings, Inc. (2005 to 2008)
Dr. Essig has served as the Chairman of the Board of Directors of Integra LifeSciences Holdings Corporation since January 2012, and he first joined Integra’s Board of Directors in December 1997. In addition, Dr. Essig was Integra’s Chief Executive Officer from December 1997 until June 2012 and President from December 1997 until November 2010. Since 2012, he has also served as Managing Director of Prettybrook Partners LLC, a private investment firm focused on the healthcare industry. He is also a founding investor member of Tigerlabs, a Princeton-based accelerator, an Executive in Residence at Cardinal Partners and a Venture Partner at Wellington Partners Advisory AG, both venture capital firms, and a Senior Advisor to TowerBrook Capital Partners and Water Street Healthcare Partners. Before joining Integra, Dr. Essig was a managing director in mergers and acquisitions for Goldman, Sachs and Co., specializing in the medical device, pharmaceutical and biotechnology sectors. Dr. Essig has served as a member of the boards of directors of SeaSpine Holdings Corporation since June 2015 (serving as its Lead Director since July 2015) and Owens & Minor, Inc. since October 2013, and he has been the Chairman of the Board of Directors of Breg, Inc., a private company offering nonsurgical orthopedic care products and solutions, since 2012. Dr. Essig was a member of the boards of directors of St. Jude Medical, Inc. from 1999 until 2017, Vital Signs, Inc. from 1998 to 2002 and Zimmer Biomet Holdings, Inc. from 2005 to 2008. Dr. Essig has also served on the executive committee, nominating and governance committee and as treasurer of ADVAMED, the Advanced Medical Technology Association. Dr. Essig holds an undergraduate degree from the Woodrow Wilson School of Public and International Affairs at Princeton University and a PhD in financial economics and an M.B.A. from the University of Chicago. We value Dr. Essig’s extensive executive management and oversight experience, pharmaceutical, technology and medical device experience and his extensive public company board experience.

30	2018 Proxy Statement

Class I Director Who Will Be Retiring in May 2018

William T. End

Independent Lead Director

Age: 70

Director since: July 2000

Committees:
Compensation
Nominating and Governance

Former public company director service:
●Eddie Bauer Holdings, Inc. (2005 to 2009) Chairman of the Board (2005 to 2009)
●Hannaford Bros. Co. (1980 to 1990; 1995 to 2000)
●Land’s End, Inc. (1991 to 1995)
●New England Business Service, Inc. (2000 to 2003)
Mr. End was Chairman and Chief Executive Officer of Cornerstone Brands, Inc., a privately-held catalog retailer, from 1995 to 2001, and Executive Chairman of that company from 2001 until his retirement in 2002. Before joining Cornerstone, Mr. End held various positions at Land’s End, Inc., including President and Chief Executive Officer from 1993 to 1995, President and Chief Operating Officer from 1992 to 1993, and Executive Vice President of Marketing and Corporate Planning from 1991 to 1992. From 1975 to 1991, Mr. End held various positions at L.L. Bean, Inc., including Executive Vice President and Chief Marketing Officer. He also has been a director of several non-public companies. Mr. End holds an undergraduate degree from Boston College and an M.B.A. from Harvard Business School. We value Mr. End’s extensive sales and marketing, general management and public company board experience.

2018 Proxy Statement	31

Our Corporate Governance Framework

We are proud of our commitment to sound corporate governance and high ethical standards, and we believe that this commitment has contributed to our success in building long-term value for our shareholders.

Our corporate governance framework includes our corporate governance policies and practices and provides the structure that enables our Board to provide effective oversight and counsel for the Company.

Please visit the Corporate Governance section of our website, www.idexx.com, to learn more about, and access copies of, our corporate documents and corporate governance policies, including:

●	Corporate Governance Guidelines
●	Code of Ethics
●	Certificate of Incorporation
●	Amended and Restated By-Laws
●	Charter for each of our Board Committees

Hard copies of these documents may be obtained upon request by contacting our Corporate Vice President, General Counsel and Corporate Secretary at IDEXX Laboratories, Inc., One IDEXX Drive, Westbrook, Maine 04092.

Information on our website does not constitute part of this Proxy Statement.

Corporate Governance at a Glance
Independence	All of our Directors are independent, other than our CEO. Our Board Committees are composed exclusively of independent Directors.
Strategy, Risk Management and Succession Planning	Annual corporate strategy review by the Board.
Risk management oversight by the Board and its Committees.
Active Board participation in succession planning for our CEO and other members of senior management, including each of our other NEOs.
Executive Sessions	Our independent Directors held executive sessions at every regularly scheduled Board meeting in 2017.
Board Accountability	Majority voting for Directors in uncontested elections.
Proxy access rights.
Rigorous annual self-assessment of the Board, its Committees and the Directors.
Robust Director nominee selection process.
Director retirement at the next Annual Meeting following his or her 73rd birthday, absent certain circumstances approved by the Board.
Diversity	Actively seek highly-qualified diverse candidates (including gender and ethnically diverse candidates) to include in the pool of potential Board nominees.
Three of our eight continuing Directors are women.
Independent Lead Director	A strong independent Lead Director selected annually by the other independent Directors.
Stock Ownership Guidelines	The target stock ownership levels are set forth below:
●Independent Directors – 6 times the annual cash retainer (currently $450,000 in stock value);
●CEO – 10 times annual base salary (currently $8 million in stock value);
●Executive Vice Presidents – 4 times annual base salary; and
●Corporate Vice Presidents – 1 times annual base salary.

Additional Policies that Promote Alignment with Interests of Shareholders	Anti-Hedging and Short Sale policy for Directors and employees. Anti-Pledging policy for Directors and executive officers. Clawback policy applicable to performance-based incentive compensation.

32	2018 Proxy Statement

Board of Directors and Its Oversight of IDEXX

Our Board currently has nine members, and we expect that our Board will have eight members immediately after the 2018 Annual Meeting, as described above. The Board meets throughout the year on a set schedule, and it also holds special meetings and acts by written consent from time to time as appropriate. The Board has delegated various responsibilities and authority to its four standing Committees: the Audit Committee; the Compensation Committee; the Nominating and Governance Committee; and the Finance Committee. For more information regarding the Board Committees, see the discussion under “Board Committees” beginning on page 38.

The Board is responsible for monitoring the overall performance of IDEXX. Among other things, the Board, directly and through its Committees:

●	Oversees our long-term strategy for creating enduring growth and shareholder value creation;
●	Reviews and approves our key financial and other objectives, the annual budget and other significant actions and transactions;
●	Oversees our processes for maintaining the integrity of our financial statements and other public disclosures and our compliance with law and high ethical standards;
●	Oversees the prudent management of risk;
●	Reviews plans for CEO succession and management’s succession planning for other key executive officers; and
●	Reviews the performance of the CEO and determines the compensation of our executive officers.

In accordance with general corporate legal principles applicable to corporations organized under the laws of Delaware, the Board does not manage the day-to-day operations of IDEXX.

Board Meetings and Attendance

Directors are responsible for attending Board and Committee meetings and for devoting the time needed to discharge their responsibilities properly. The Board held 6 meetings in 2017, and the Committees held a total of 19 meetings in 2017.

Each of our Directors attended at least 75% of the meetings of the Board and Committees on which he or she served in 2017. It is our policy to schedule Board and Committee meetings to coincide with the Annual Meeting, and Directors are expected to attend the 2018 Annual Meeting. Last year, all of the individuals then serving as Directors attended our 2017 Annual Meeting.

Director Independence

Under our Corporate Governance Guidelines, a majority of our Directors must be “independent” as defined by the rules of NASDAQ. Each Committee’s charter requires its members to be independent as defined by NASDAQ rules. Additional independence criteria are also required to be satisfied by Directors serving on the Audit Committee and the Compensation Committee, as follows:

●	Under the Audit Committee charter, each Audit Committee member is also required to satisfy the independence criteria set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and
●	Under the Compensation Committee charter, each Compensation Committee member is also required to satisfy the heightened independence standard described in NASDAQ Rule 5605(d)(2)(A) and to qualify as a “non-employee director” pursuant to Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of 162(m) of the Code.

2018 Proxy Statement	33

The Board, in consultation with the Nominating and Governance Committee, determines the independence of each Director. In February 2018, the Board determined that:

●	Each of the Directors other than Mr. Ayers, who is our President and CEO, is independent under NASDAQ rules;
●	Each Audit Committee member satisfies the independence criteria of Rule 10A-3(b)(1) under the Exchange Act; and
●	After taking into consideration the applicable factors, each Compensation Committee member satisfies the independence criteria of NASDAQ rules and qualifies as a “non-employee director” pursuant to Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of 162(m) of the Code.

In determining Dr. Vandebroek’s independence, the Nominating and Governance Committee considered one relationship involving Dr. Vandebroek. Specifically, the Nominating and Governance Committee considered the fact that Dr. Vandebroek has, since January 2017, served as Chief Operating Officer of IBM Research, the corporate research lab of International Business Machines Corporation (“IBM”), a provider of office technology equipment and other related services for the Company. In reviewing this relationship, the Nominating and Governance Committee considered several factors, including among other things:

●	The fact that the Company’s relationship with IBM predated Dr. Vandebroek joining IBM;
●	That Dr. Vandebroek did not participate in the negotiation of any transactions by the Company with IBM for its services to the Company;
●	That such services were provided on arm’s length terms and conditions and in the ordinary course of business; and
●	That the services provided by IBM are routine and limited in scope (the Company paid IBM approximately $4,000 in 2015, approximately $8,000 in 2016, and approximately $19,600 in 2017 for software licenses and related services).

Based on the factors considered by the Nominating and Governance Committee, it concluded that these transactions would not affect Dr. Vandebroek’s independence.

Related Person Transactions

Our Board has adopted a written Related Person Transaction Policy under which the Audit Committee is required to review and approve any transaction involving more than $120,000 in which the Company is a participant and in which any related person has or will have a direct or indirect material interest. The Audit Committee may approve any such transaction only if it determines that, under all of the applicable circumstances, the transaction is not inconsistent with the best interests of the Company.

A related person under this policy is:

●	Any executive officer;
●	A Director, or nominee for Director;
●	A holder of 5% or more of our common stock; or
●	An immediate family member of any of those persons.

The policy provides that a “direct or indirect material interest” does not arise solely from the related person’s position as an executive officer of another entity involved in a transaction with the Company, where:

●	The related person owns less than a 10% equity interest in such entity;
●	The related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction;
●	The amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenue of the other entity involved in the transaction; and
●	The amount involved in the transaction equals less than 2% of the consolidated gross revenues of the Company for its most recent fiscal year.

Since January 1, 2017, there have been no related person transactions requiring review and approval by the Audit Committee under the Related Person Transaction Policy.

34	2018 Proxy Statement

Compensation Committee Interlocks and Insider Participation

Ms. Szostak (Chair), Mr. End, Dr. Essig and Mr. Kingsley served on the Compensation Committee during 2017. There were no Compensation Committee interlocks or insider (employee) participation during 2017.

Board Leadership Structure

The Board is led by Mr. Ayers, who serves as the Chairman of the Board, and by Mr. End, who serves as our independent Lead Director. Mr. Ayers has been the Chairman of the Board since joining the Company as CEO in 2002. Under our Corporate Governance Guidelines, when the Chairman of the Board is not an independent Director, the independent Directors annually elect a Lead Director from among the independent Directors. Mr. End has notified the Board of his intention to retire from the Board at the end of his current term, which expires at the 2018 Annual Meeting, and it is anticipated that the independent Directors will elect a new Lead Director effective immediately following the 2018 Annual Meeting.

The Chairman of the Board has no greater nor lesser vote on matters considered by the Board than any other Director. All Directors, including the Chairman, are bound by fiduciary obligations imposed by law. As discussed above under “Director Independence,” each Director other than Mr. Ayers is an independent director under NASDAQ rules, and every member of each standing Committee is also independent under those rules.

The Board is free to select the Chairman of the Board and the CEO in any way it deems best for our shareholders at any point in time, and the Board does not have a predetermined policy as to whether or not the roles of Chairman of the Board and CEO should be combined or separate. Pursuant to our Corporate Governance Guidelines, the Nominating and Governance Committee annually assesses the Board’s leadership structure, including whether the roles of Chairman of the Board and CEO should be combined or separate and why the Board’s leadership structure is appropriate given the specific characteristics or circumstances of the Company.

In February 2018, the Nominating and Governance Committee conducted that annual assessment and determined that a combined full-time Chairman of the Board and CEO, subject to oversight by the Company’s independent Directors, including an independent Lead Director, is appropriate for the following reasons:

●	First, the CEO is responsible for the day-to-day management of the Company and the development and implementation of the Company’s strategy, and has access to the people, information and resources necessary to facilitate Board functions. As such, the Board believes that the CEO is best positioned to develop the agenda for the Board supported by regular consultation and input from the Lead Director, and to lead discussions at Board meetings regarding the Company’s strategy, operations and results;
●	Second, it is the Board’s opinion that Mr. Ayers’s interests, including through a meaningful and growing ownership of our common stock, are aligned with the interests of our shareholders;
●	Third, during Mr. Ayers’s 16-year tenure as Chairman and CEO, the Company has generated a compound annual return to shareholders of 21%;
●	Fourth, this structure reinforces Mr. Ayers’s accountability and responsibility for our business and strategy and clearly establishes Mr. Ayers as the one voice speaking on behalf of the Company to all stakeholders; and
●	Fifth, as described above, oversight of the Company is the responsibility of the Board as a whole, which is composed entirely of independent Directors, other than Mr. Ayers, including an independent Lead Director with clearly defined leadership duties and responsibilities as described below.

2018 Proxy Statement	35

Lead Director

The position of Lead Director has significant authority and responsibilities under the Corporate Governance Guidelines, including:

Board Meetings and Executive Sessions	Chairing the executive sessions of the independent Directors, which occur at each regularly scheduled Board meeting, to discuss, among other things, the performance of the CEO. Scheduling, as and when needed, executive sessions of the independent Directors in addition to those occurring at each regularly scheduled Board meeting.
Communications with Chairman and CEO	Facilitating communications between Board members and the Chairman of the Board and/or CEO (although any Director is free to communicate directly with the Chairman of the Board and CEO).
Agendas	Working with the Chairman of the Board and the CEO in preparing the agenda for each Board meeting.
Corporate Governance	Consulting with and advising the Chairman of the Board and/or the CEO on matters relating to corporate governance and Board functions.

Annual Board Self-Assessment

The Nominating and Governance Committee is responsible for evaluating the performance of the Board, its Committees and each of the Directors. The purpose of this evaluation is to identify ways to enhance the effectiveness of the Board, its Committees and the Directors.

The evaluation process includes completion of questionnaires and interviews with each Director and selected executive officers to solicit candid feedback and gather additional suggestions for improvement. The responses and comments of the Directors and selected executive officers are then compiled and presented by the Lead Director to the Nominating and Governance Committee and the Board for discussion and action.

Board’s Oversight of Our Strategy

Management annually presents the Company’s long-term business and financial strategic plan to the Board for review and discussion. These presentations include overviews of the business and market trends, historical financial performance, assessments of opportunities for long-term growth and margin expansion and projected long-term financial performance. This annual corporate strategy review is accompanied by a presentation on the results of management’s annual risk assessment (including an analysis of strategic risks), as described below under “Board’s Role in Risk Management Oversight.” The Board acts as a strategic partner in this process, offering insight and additional perspectives and challenging management to identify and assess weaknesses, opportunities and threats to the continuing creation of enduring growth and shareholder value under the presented plan.

In addition to this annual corporate strategy review, the Board is involved in strategic planning and review throughout the year:

●	Management regularly presents information to the Board regarding the Company’s various business segments, their markets and strategic priorities, as well as trends expected to pose significant risks or strategic opportunities for IDEXX.
●	The Board annually reviews and approves our key financial and other objectives and budget.
●	Management regularly presents its capital allocation and deployment plans to the Finance Committee and the Board for review and discussion, and the Board (or the appropriate Committee) approves specific significant actions and transactions, to ensure that we deploy our capital to create long-term value for our shareholders, including through capital and operating expenditures or strategic acquisitions that support future innovation or growth, as well as share repurchases that return cash to our shareholders.

36	2018 Proxy Statement

Board’s Role in Risk Management Oversight

Management is responsible for our enterprise risk assessment and risk management on a day-to-day basis. The Board oversees our risk management activities directly and through its Committees, including by discussing with management the policies and practices utilized in assessing and managing risks and providing input on those policies and practices.

In general, the Board oversees risk management activities relating to business strategy, acquisitions, capital allocation and structure, legal, compliance and regulatory risk, and operational risks.

The Audit Committee oversees risk management activities relating to accounting, auditing, internal controls, information system controls, Code of Ethics compliance monitoring and insurance matters.

The Compensation Committee
oversees risk management activities relating to the Company’s compensation policies and practices and organizational risk (including effective management of executive succession).

	The Nominating and Governance Committee oversees risk management activities relating to Board composition, function and succession and other corporate governance matters.	The Finance Committee oversees risk management activities relating to investment policy, foreign currency hedging activities and financial instruments.

Each Committee reports to the full Board on a regular basis, including with respect to its risk management oversight activities as appropriate.

We conduct an annual enterprise risk assessment as part of our annual strategic planning process. The risk assessment process involves an identification and assessment by senior line of business and functional leaders of the particular risks relevant to their lines of business and functional areas (including legal, compliance and regulatory risks), the materiality of those risks, our risk tolerances and plans to mitigate them to the extent prudent and feasible. The identified risks are ranked based on probability of occurrence and severity of impact and maturity of related controls. Management shares the result of this annual risk assessment with the full Board in conjunction with the Board’s annual review and discussion of the Company’s long-term business and financial strategic plan described above under “Board’s Oversight of Our Strategy.” Management also reviews specific risk areas, such as cybersecurity risk, on a regular basis with the Board. Our Chief Information Officer and other members of senior management who lead our cybersecurity risk management program provide regular updates to the Board regarding cybersecurity risks and our cybersecurity risk management program and activities. In addition, certain other risks and related mitigation plans are reviewed throughout the year either by the Board or its Committees as part of normal business discussions.

The Audit Committee reviews linkages between the critical risk findings, management preparedness or plans to address those risks, and the internal audit department’s tests of those plans. The Audit Committee seeks to ensure that the internal audit department can perform its function by reviewing the charter, plans, activities, staffing and organizational structure of the internal audit department, and approving the appointment, replacement, reassignment or dismissal of the Director of Internal Audit. The Audit Committee also provides an open channel of communication between internal audit and the Board and meets independently with the Company’s internal auditors, independent auditors and management.

Talent Management and Executive Succession Planning

Executive succession planning and talent development are an integral part of our long-term strategy for sustained shareholder value creation. The Compensation Committee is responsible for annually reviewing succession plans for the CEO and our other executive officers, and the Board is responsible for ensuring the existence of appropriate succession plans for these executive officers.

2018 Proxy Statement	37

The CEO is responsible for preparing an annual report to the Board regarding succession planning for himself, and as part of this annual report, our CEO provides his evaluations and recommendation of potential future candidates for the position of CEO, including possible timing. In addition, the Board, both directly and through the Compensation Committee, also reviews plans for identifying and developing potential future candidates for other senior leadership roles, and the Board members interact with many of these candidates in formal and informal settings during the year.

Diversity

We believe that diversity among our employees and senior management, including but not limited to gender and ethnic diversity, helps drive both innovation and a better understanding of our increasingly global customer base. Throughout our Company, we seek to employ a broad representation of gender, ethnic, and racial backgrounds in all levels of management and on the Board. We believe that senior management and Directors with a variety of backgrounds, experiences, education, skills and business knowledge will contribute to the Company’s effectiveness, and thus, we are focused on ensuring that a wide range of backgrounds and experiences are represented in the Company and on our Board. We actively seek out highly qualified diverse candidates (including gender and ethnically diverse candidates) to include in each pool of potential senior management and Board nominees, and we consider the value of diversity of all types when evaluating nominees and assessing our Board members and senior-level management.

Board Committees

The Board has established four standing committees – an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Finance Committee, each of which is described briefly below. Each Committee is comprised entirely of independent Directors as determined under NASDAQ rules. Each Committee acts pursuant to a written charter that is approved by the Board and reviewed annually by the applicable Committee, the Nominating and Governance Committee and the Board. Current copies of each Committee’s charter can be accessed on the Corporate Governance section of our website, www.idexx.com, or by contacting our Corporate Vice President, General Counsel and Corporate Secretary at the Company’s principal executive offices.

Members of the Committees, as of March 1, 2018, are named below:

Board Member	Audit	Compensation	Nominating & Governance	Finance
Jonathan W. Ayers
Bruce L. Claflin(1)
William T. End(2)
Stuart M. Essig, PhD
Rebecca M. Henderson, PhD
Daniel M. Junius(1)
Lawrence D. Kingsley
M. Anne Szostak(1)
Sophie V. Vandebroek, PhD
Number of meetings in 2017	9	4	4	2
(1)	Audit Committee Financial Expert as defined under SEC rules.
(2)	Lead Director
Member
Chair

38	2018 Proxy Statement

AUDIT COMMITTEE
Members			Meetings held in 2017: 9
Mr. Junius (chair)	Mr. Claflin	Ms. Szostak

Key Committee Responsibilities

The Audit Committee is responsible for overseeing the accounting, internal control over financial reporting, information system controls as they relate to our financial reporting process, compliance and audit processes of the Company, including the selection, retention and oversight of the Company’s independent auditors. The Audit Committee also reviews and approves all related person transactions, and receives and reviews reports from management relating to the treatment of potential or actual violations of our Code of Ethics in accordance with our applicable policies and procedures. The Audit Committee meets from time to time with the Company’s financial personnel, other members of management, internal audit staff and independent auditors regarding these matters.

The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors, which are described on page 51. The Audit Committee has also adopted procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of any concerns regarding questionable accounting or auditing matters.

The Audit Committee Report is included on page 50.

COMPENSATION COMMITTEE
Members				Meetings held in 2017: 4
Ms. Szostak (chair)	Mr. End	Dr. Essig	Mr. Kingsley

Key Committee Responsibilities

The Compensation Committee oversees the executive compensation philosophy and practices of IDEXX, evaluates the performance of the CEO, determines the compensation of the CEO and approves the compensation of other executive officers, and annually reviews succession plans for the CEO and certain other executive officers of the Company.

The Compensation Committee also has primary responsibility to oversee the administration of our incentive compensation and equity compensation plans, reviews and approves stock ownership and retention guidelines applicable to the Company’s executive officers and Directors and reviews compliance with those guidelines, and reviews and makes recommendations to the Board regarding the compensation of non-employee Directors.

In addition, the Compensation Committee oversees the Company’s policies on structuring compensation programs to preserve tax deductibility, analyzes the risks associated with the Company’s compensation policies and practices, reviews the Compensation Discussion and Analysis and prepares the Compensation Committee Report required to be included in the Company’s annual proxy statement, and reviews the results of the shareholder votes on the “say-on-pay” and “say-on-frequency” proposals set forth in the Company’s annual proxy statement.

The Compensation Committee charter does not provide for any delegation of these duties except to a sub-committee or individual members of the Committee as the Compensation Committee may determine.

The Compensation Committee Report is included on page 80.

2018 Proxy Statement	39

NOMINATING AND GOVERNANCE COMMITTEE
Members					Meetings held in 2017: 4
Mr. Claflin (chair)	Mr. End	Dr. Essig	Dr. Henderson	Dr. Vandebroek

Key Committee Responsibilities

The Nominating and Governance Committee advises and makes recommendations to the Board with respect to corporate governance matters, including Board composition, organization, function, membership and performance, Board committee structure and membership, the Company’s Corporate Governance Guidelines, and succession planning for the Chairman of the Board.

The Nominating and Governance Committee also identifies, evaluates, recruits and makes recommendations to the Board regarding candidates to fill vacancies on the Board as described beginning on page 23.

The Nominating and Governance Committee annually reviews the performance of the Board, its Committees and each of the Directors, as described under “Annual Board Self-Assessment” on page 36. The Nominating and Governance Committee is also responsible for annually reviewing with the Board the requisite skills and criteria for new Board members, as well as the composition of the Board as a whole, and annually assessing, for each Director or person nominated to become a Director, the specific experience, qualifications, attributes and skills, including those described on page 24, that lead the Nominating and Governance Committee to conclude that such Director or nominee should serve as a Director in light of our business and structure.

FINANCE COMMITTEE
Members				Meetings held in 2017: 2
Dr. Henderson (chair)	Mr. Junius	Mr. Kingsley	Dr. Vandebroek

Key Committee Responsibilities

The Finance Committee advises the Board with respect to financial matters and capital allocation, including capital structure and strategies, financing strategies, investment policies and practices, major financial commitments, financial risk management, acquisitions and divestitures, stock repurchase strategies and activities and dividend policy.

The Finance Committee also, among other things, monitors our liquidity and financial condition, oversees our financial risk management activities (including foreign currency hedging and transactions involving derivatives), reviews and approves any proposed acquisition or divestiture having an aggregate value greater than $25 million but less than or equal to $50 million, makes recommendations to the Board regarding any other proposed acquisition or divestiture having an aggregate value greater than $50 million and reviews and approves non-budgeted capital expenditures in excess of $5 million.

Corporate Governance Guidelines and Code of Ethics

The Board has adopted Corporate Governance Guidelines and a Code of Ethics, both of which can be accessed on the Corporate Governance section of our website, www.idexx.com. Hard copies may be obtained by contacting our Corporate Vice President, General Counsel and Corporate Secretary at the Company’s principal executive offices.

The Code of Ethics applies to all of our employees, officers and Directors. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics.

40	2018 Proxy Statement

Anti-Hedging and Short Sale and Anti-Pledging Policies

The Board has adopted a Policy on Short Sales, Derivative Transactions and Hedging that generally prohibits any Director, officer or employee, or any family member or affiliate of any of the foregoing, from engaging in (i) any short sales of the Company’s securities, (ii) purchases or sales of puts, calls or other derivative securities based upon the Company’s securities, or (iii) purchases of financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s securities.

The Board has also adopted a Policy on Pledging of Company Stock that prohibits our Directors and executive officers from pledging or otherwise encumbering the equity securities they own in the Company as collateral for indebtedness, including holding shares in a margin or similar account that would subject our equity securities to margin calls.

Shareholder Communication

We believe that transparent communication with our shareholders is critical for our continued success. It enables us to describe our strategy for long-term value creation and sustainable financial performance as well as to understand the perspectives and concerns of our shareholders.

In 2017, our senior management met with representatives of many of our top institutional shareholders at industry and investment community conferences, analyst meetings and our 2017 Investor Day held at our corporate headquarters in Westbrook, Maine, in August 2017. Topics discussed included our business strategy, long-term financial potential model, financial performance, capital allocation and deployment, market trends, governance practices, executive compensation and various other matters. Management shares with the Board any feedback provided by our shareholders. For example, management shared with the Compensation Committee the shareholder feedback provided regarding our executive compensation program, which informed, in part, the Compensation Committee’s development of our executive compensation program for 2018, including the addition of ROIC as a fourth financial performance metric under our Executive Incentive Plan for 2018, as described under “Recent Noteworthy Compensation Actions” on page 20.

In addition, we provide several ways for our shareholders to communicate with us. Written communications to any individual Director, the Lead Director or the full Board may be submitted by electronic mail to contactdirectors@idexx.com, by completing the online “Contact the Board” submission form available at the Company’s website at www.idexx.com/corporate/corporate-governance.html or by writing to the Office of the Corporate Secretary at One IDEXX Drive, Westbrook, Maine 04092.

Our Corporate Vice President, General Counsel and Corporate Secretary or her delegate reviews all written communications sent to any individual Director, the Lead Director or the Board. The Corporate Secretary will forward all such written communications to the Chair of the Nominating and Governance Committee for review, except for items that are unrelated to the duties and responsibilities of the Board.

Virtual Shareholder Meeting

Our 2018 Annual Meeting will be conducted virtually through a live audio webcast, and online shareholder tools will be available. We are implementing the virtual meeting format for our 2018 Annual Meeting to enable full and equal participation by all our shareholders from any location in the world at little to no cost. We believe this is the right choice for IDEXX because:

●	We are a global company with shareholders all around the world;
●	The virtual meeting format is cost-effective and convenient for our shareholders, as well as the Company, and enables IDEXX to reduce the environmental impact of our 2018 Annual Meeting; and
●	Given the latest technology for holding virtual meetings and related online tools, we believe that the virtual meeting format will enhance shareholder access and participation in our 2018 Annual Meeting.

2018 Proxy Statement	41

We designed the format of our 2018 Annual Meeting to ensure that our shareholders who attend our 2018 Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance shareholder access, participation and communication through online tools. For example, the format of our 2018 Annual Meeting will include the following:

●	An online pre-meeting forum will be available to our shareholders. Beneficial owners can enter at www.proxyvote.com and registered shareholders can enter at www.proxyvote.com/idxx. By accessing this online pre-meeting forum, our shareholders will be able to submit questions in writing in advance of our 2018 Annual Meeting, vote, view the 2018 Annual Meeting’s Rules of Conduct and Procedures, and obtain copies of proxy materials and our annual report.
●	By following instructions on the online pre-meeting forum or at www.virtualshareholdermeeting.com/IDXX2018,shareholders will have the ability to use their telephones to dial into a live audio webcast of the meeting and verbally ask questions during the meeting. In addition, shareholders accessing the audio webcast online will be able to submit questions in writing during the meeting. As part of the 2018 Annual Meeting, we will hold a live Q&A session, during which we will answer questions as they come in and address those asked in advance, as time permits. Please note, however, that the purpose of the meeting will be observed, and questions that are determined to be irrelevant or inappropriate will not be addressed.
●	We will publish the answer to each question received following the 2018 Annual Meeting, including those for which there is not sufficient time to address during the meeting, except for those questions determined to be irrelevant or inappropriate.
●	Although the live audio webcast will be available only to shareholders at the time of the meeting, a replay of the meeting will be made publicly available at www.virtualshareholdermeeting.com/IDXX2018 after the meeting.

Non-Employee Director Compensation

Our non-employee Directors are annually compensated for their Board service as described in the chart below:

Compensation Element	Non-Employee Director Compensation Program
Cash compensation(1)
Annual retainer	$75,000
Committee Chair retainer	$20,000 for the Audit Committee
$15,000 for the Compensation Committee(2)
$10,000 for the Finance Committee
$10,000 for the Nominating and Governance Committee
Audit Committee member retainer	$5,000
Lead Director retainer	$25,000
Meeting fees	Not applicable; no fees are paid for meeting attendance
Equity compensation(3)
Deferred stock units	$46,250 in target value(4)
Non-qualified stock options	$138,750 in value(5)
Total	$185,000
Director stock ownership guidelines(6)	Target ownership of our common stock (including vested deferred stock units credited to a Director’s investment account) equal to six times the Annual Retainer
(1)

All retainers are paid in quarterly installments, and each non-employee Director may, at his or her option, defer all or any portion of any retainer in the form of fully vested deferred stock units under our Director Deferred Compensation Plan (the “Director Plan”). A non-employee Director who joins the Board after the date of an Annual Meeting receives a pro rata amount of his or her quarterly installment of the retainer based on the number of days until the end of the quarter during which he or she was appointed. If a non-employee Director retires, resigns or otherwise ceases to be a Director before the expiration of his or her term, he or she will receive a pro rata amount of his or her quarterly installment of the retainer based on the number of days served, divided by the number of days in the applicable quarter.

(2)	On February 14, 2018, the Board increased the amount of the annual Compensation Committee Chair retainer from $15,000 to $20,000, effective as of May 9, 2018.
(3)

We annually grant deferred stock units and non-qualified stock options to each non-employee Director on the date of the Annual Meeting. A non-employee Director who joins the Board after the date of an Annual Meeting receives a pro rata grant based on the number of months remaining until the next year’s grant. If the adoption of the 2018 Plan is approved by our shareholders at the 2018 Annual Meeting, the maximum number of shares subject to equity awards granted under the 2018 Plan during a single fiscal year to any non-employee Director,

42	2018 Proxy Statement

taken together with any cash fees paid during the fiscal year to the non-employee Director in respect of the Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), will be limited to $650,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes), provided that the non-employee Directors who are considered independent (under NASDAQ rules) may make exceptions to this limit for a non-executive chair of the Board, if any, in which case the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation.

(4)

The number of deferred stock units granted equals the target value, divided by the price of our common stock on the grant date, rounded to the nearest whole share. Any non-employee Director who meets the target ownership under the stock ownership guidelines at the time of the annual grant may elect to receive restricted stock units (“RSUs”), in lieu of deferred stock units. The number of RSUs granted is calculated in the same manner as deferred stock units granted.

(5)

The value of the granted non-qualified stock options is calculated using the Black-Scholes-Merton option pricing model. This model is consistent with the valuation approach used to value executive awards.

(6)	All non-employee Directors complied with the stock ownership guidelines as of December 31, 2017.

Equity Compensation

Deferred stock units and non-qualified stock options are granted to non-employee Directors annually on the date of the Annual Meeting. The most recent grant date was May 3, 2017, and the next grant date is scheduled to be on May 9, 2018, the date of the 2018 Annual Meeting.

Deferred Stock Units. Deferred stock units granted on the date of the Annual Meeting are issued under the Director Plan and fully vest on the earlier of one year from the date of grant or the date of the next Annual Meeting. These vested deferred stock units are credited to a hypothetical investment account established in the non-employee Director’s name and will be distributed as an equal number of shares of our common stock one year following the termination of the non-employee Director’s Board service. For more information regarding the deferred stock units and the Director Plan, please see the discussion below under “Director Plan.”

If a non-employee Director is eligible to elect to receive RSUs in lieu of deferred stock units and makes this election, then he or she will receive RSUs that fully vest on the earlier of one year from the date of grant or the date of the next Annual Meeting.

Non-Qualified Stock Options. Non-qualified stock options are granted under our 2009 Plan and have the following terms:

●	Exercise price equal to the last reported sales price for a share of our common stock on the grant date;
●	Fully vests and is exercisable on the earlier of one year from the date of grant or the date of the next Annual Meeting;
●	Expires on the day immediately prior to the tenth anniversary of the grant date, except for options granted between 2006 and the day before the date of the 2013 Annual Meeting, which expire on the day immediately prior to the seventh anniversary of the grant date; and
●	Accelerated vesting upon a change in control of the Company as described in the discussion under “Stock Incentive Plans” beginning on page 89.

Director Plan

Each non-employee Director may defer all or any portion of any cash compensation in the form of fully vested deferred stock units, which are issued under the Director Plan and are currently subject to the terms of the 2009 Plan. The payment of cash compensation in the form of deferred stock units is considered deferred compensation for federal income tax purposes.

A hypothetical investment account is established in the name of each non-employee Director, and vested deferred stock units are credited as follows:

●	Any cash compensation deferred by him or her is credited to the account as the number of vested deferred stock units equal to the aggregate value of the deferred compensation divided by the price of a share of common stock on the date of the applicable deferral; and
●	When the grant of deferred stock units made on the date of an Annual Meeting (or any prorated grant of deferred stock units made when he or she joins the Board) vests, those vested deferred stock units also are credited to this account.

2018 Proxy Statement	43

Director Plan account balances are not subject to any interest or other investment returns, other than returns produced by fluctuations in the price of a share of common stock affecting the value of the deferred stock units in the account.

Deferred stock units are distributed in the form of an equal number of shares of our common stock as follows:

●	Deferred Stock Units from Deferred Cash Compensation. A non-employee Director may elect to receive his or her distribution in either:
●	A single lump sum one year after his or her last day of Board service; or
●	For deferrals made on or after January 1, 2011, in:
●	A single sum on a nondiscretionary and objectively determinable fixed date; or
●	Equal annual installments over four years on or after such fixed date.
●	Annual Grant of Deferred Stock Units. Shares are distributed one year following the termination of his or her Board service.
●	Emergency Distribution. If the administrator of the Director Plan determines that a non-employee Director has suffered an unforeseeable emergency, the administrator may authorize the distribution of all or a portion of his or her deferred stock units.

Unvested deferred stock units will vest immediately under the following circumstances:

●	Death or Disability. Unvested deferred stock units will vest immediately upon the non-employee Director’s death or disability.
●	Change in Control. Unvested deferred stock units will vest immediately upon a change in control of the Company. The shares of common stock in a Director’s account will be distributed in a single lump sum as soon as practicable after a change in control.

A change in control under the Director Plan occurs when:
●	Any person or group acquires direct or indirect beneficial ownership of stock possessing 35% or more of the total voting power of the Company’s stock; or
●	A majority of the Board members is replaced during any 12-month period by new Directors whose appointment or election is not approved by a majority of the Board members serving immediately before the appointment or election of any of these new directors; or
●	A change in the ownership of a substantial portion of our assets occurs on the date that any person or group acquires assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition.

Other Compensation

All Directors are reimbursed for reasonable travel expenses incurred in connection with Board and committee meetings. Directors are also reimbursed for reasonable expenses (including travel expenses) incurred in connection with continuing education regarding their duties and responsibilities as Directors. We also extend coverage to them under our directors’ and officers’ indemnity insurance policies. We do not provide any other benefits, including retirement benefits or perquisites, to our non-employee Directors.

Director Stock Ownership Guidelines

Our stock ownership guidelines set a target level of ownership of our common stock for each non-employee Director equal to six times the annual retainer, which is $450,000 in stock value, at the end of each calendar year.

Shares that are owned by, or held in trust for the benefit of, a non-employee Director or immediate family members residing in the same household and vested deferred stock units credited to his or her investment account are included in calculating stock ownership.

44	2018 Proxy Statement

Until the value of a non-employee Director’s common stock exceeds this target level at the end of a calendar year, he or she must retain:

●

At least 75% of our common stock received upon the exercise of options or the vesting and release of RSUs or deferred stock units during the following year, after payment or withholding of any applicable exercise price and taxes; and

●	All other shares of our common stock held by him or her.

A non-employee Director complies with these stock ownership guidelines if his or her stock ownership equals or exceeds the target level at the end of the year or if he or she has complied with the applicable retention requirements under the stock ownership guidelines.

2017 Non-Employee Director Compensation Table

The table below shows 2017 compensation for each of our non-employee Directors. Mr. Ayers, who is an employee, receives no additional compensation for his Board service. For information regarding Mr. Ayers’s compensation, please see the discussion under “How We Paid Our NEOs in 2017” beginning on page 73.

Name	Fees Earned or Paid in Cash		Stock Awards $(1)		Option Awards $(2)		Total Compensation
Bruce L. Claflin	$85,000		$46,321		$138,576		$269,897
William T. End	95,000		46,321		138,576		279,897
Stuart M. Essig, PhD(3)	35,054	(4)	37,195	(5)	111,745	(5)	183,994
Rebecca M. Henderson, PhD	80,000		46,321		138,576		264,897
Daniel M. Junius	87,500	(6)	46,321		138,576		272,397
Lawrence D. Kingsley	70,000	(7)	46,321		138,576		254,897
M. Anne Szostak	90,000		46,321		138,576		274,897
Sophie V. Vandebroek, PhD	70,000		46,321		138,576		254,897
(1)

Stock awards to non-employee Directors are issued as deferred stock units (“DSUs”) pursuant to the Company’s Director Plan. The amount shown excludes DSUs received in lieu of deferred compensation as described in footnotes 4,6 and 7 and reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (calculated by rounding $46,250 to the nearest share on the date of deferral). See Note 4 to our consolidated financial statements included in our 2017 Annual Report on Form 10-K for the relevant assumptions used to determine the valuation of our stock awards. As discussed under “Equity Compensation” above on page 43, non-employee Directors receive only one DSU and option grant during the fiscal year. As of December 31, 2017, the following are the aggregate number of DSUs accumulated in each non-employee Director’s deferral account for all years of service as a Director, including DSUs issued for deferred fees elected by the Directors as well as DSUs issued as annual grants to non-employee Directors: Mr. Claflin, 1,307; Mr. End, 20,280; Dr. Essig, 354; Dr. Henderson, 31,790; Mr. Junius, 2,738; Mr. Kingsley, 954; Ms. Szostak, 3,494; and Dr. Vandebroek, 2,720.

(2)

Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 4 to our consolidated financial statements included in our 2017 Annual Report on Form 10-K for the relevant assumptions used to determine the valuation of our option awards. As of December 31, 2017, each non-employee Director had the following number of stock options outstanding: Mr. Claflin, 14,577; Mr. End, 38,938; Dr. Essig, 2,532; Dr. Henderson, 38,938; Mr. Junius, 20,542; Mr. Kingsley, 5,249; Ms. Szostak 37,340; and Dr. Vandebroek, 25,596.

(3)	Dr. Essig was appointed to the Board effective July 12, 2017.
(4)	Includes compensation in the amount of $18,750 elected to be deferred and issued as 114 DSUs pursuant to the Director Plan.
(5)

Consists of a prorated equity grant made to Dr. Essig with respect to the period from his election to the Board on July 12, 2017 to May 9, 2018, the scheduled date of the next annual equity grant to be made to all non-employee Directors, consisting of DSUs having a grant date fair value of $37,195 and nonqualified stock options having a grant date fair value of $111,745.

(6)	Includes compensation in the amount of $21,875 elected to be deferred and issued as 142 DSUs pursuant to the Director Plan.
(7)	Includes compensation in the amount of $70,000 elected to be deferred and issued as 458 DSUs pursuant to the Director Plan.

2018 Proxy Statement	45

Stock Ownership Information

Stock Ownership of Directors and Officers

The table below shows the number of shares of our common stock beneficially owned as of March 1, 2018 by each of our Directors, each of our NEOs named in the Summary Compensation Table and all of our Directors and executive officers as a group. The table below also includes information about stock options and vesting restricted stock units granted to our Directors and executive officers. Unless otherwise indicated, each person listed below has sole voting and investment power with respect to the shares and other securities listed.

Beneficial Owner	Shares Owned		Options Exercisable and RSUs Vesting(1)	Total Number of Shares Beneficially Owned(2)	Percentage of Common Stock Outstanding(3)
Jonathan W. Ayers	1,102,234	(4)	493,970	1,596,204	1.83%
Bruce L. Claflin	1,000		11,531	12,531	*
William T. End	38,070		35,892	73,962	*
Stuart M. Essig, PhD(5)	–		–	–	*
Rebecca M. Henderson, PhD	–		35,892	35,892	*
Daniel M. Junius	2,000		14,522	16,522	*
Lawrence D. Kingsley	4,000		2,203	6,203	*
M. Anne Szostak	16,000	(6)	34,294	50,294	*
Sophie V. Vandebroek, PhD	6,000		22,550	28,550	*
Brian P. McKeon	24,358		122,337	146,695	*
Jay Mazelsky	20,760		131,825	152,585	*
Jacqueline L. Studer	5,077		23,187	28,264	*
Giovani Twigge	15,738		66,117	81,855	*
All Directors and executive officers as of March 1, 2018 as a group (13 persons)	1,235,237		994,320	2,229,557	2.56%
*	Less than 1%
(1)	Consists of options to purchase shares of common stock exercisable, and RSUs vesting, on or within 60 days after March 1, 2018.
(2)

The number of shares beneficially owned by each person or group as of March 1, 2018 includes shares of common stock that such person or group had the right to acquire on or within 60 days after March 1, 2018, including, but not limited to, upon the exercise of stock options or vesting of RSUs, but excluding DSUs.

(3)

For each individual and group included in the table, percentage of ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of 87,151,029 shares of common stock outstanding on March 1, 2018 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days after March 1, 2018, including, but not limited to, upon the exercise of stock options or vesting of RSUs, but excluding DSUs.

(4)	Includes 98,000 shares held by the Ayers Family Trust.
(5)	Dr. Essig was appointed to the Board effective July 12, 2017.
(6)	Includes 15,416 shares held by the M. Anne Szostak Trust.

46	2018 Proxy Statement

We also grant deferred stock units to our non-employee Directors as annual equity grants or voluntary deferrals of annual fees. Deferred stock units are not included in the table above because they do not represent a right to acquire shares of our common stock within 60 days after March 1, 2018. Although deferred stock units carry no voting rights, and individuals holding fully vested deferred stock units are at risk as to the price of our common stock in their investment accounts, vested deferred stock units are included for purposes of determining satisfaction of target stock ownership levels under our stock ownership guidelines. Accordingly, the table below shows the total numbers of shares and fully vested deferred stock units owned as of March 1, 2018 by each of our Directors, each of our NEOs and all our Directors and executive officers as a group.

Beneficial Owner	Shares Owned		DSUs(1)	Total Number of Shares and DSUs Owned
Jonathan W. Ayers	1,102,234	(2)	59,164	1,161,398
Bruce L. Claflin	1,000		1,018	2,018
William T. End	38,070		19,991	58,061
Stuart M. Essig, PhD(3)	–		214	214
Rebecca M. Henderson, PhD	–		31,501	31,501
Daniel M. Junius	2,000		2,481	4,481
Lawrence D. Kingsley	4,000		765	4,765
M. Anne Szostak	16,000	(4)	3,205	19,205
Sophie V. Vandebroek, PhD	6,000		2,431	8,431
Brian P. McKeon	24,358		34,708	59,066
Jay Mazelsky	20,760		–	20,760
Jacqueline L. Studer	5,077		–	5,077
Giovani Twigge	15,738		–	15,738
All Directors and executive officers as of March 1, 2018 as a group (13 persons)	1,235,237		155,478	1,390,715
(1)	Consists of DSUs that are vested as of March 1, 2018.
(2)	Includes 98,000 shares held by the Ayers Family Trust.
(3)	Dr. Essig was appointed to the Board effective July 12, 2017.
(4)	Includes 15,416 shares held by the M. Anne Szostak Trust.

Director and Officer Stock Ownership Guidelines

We maintain stock ownership guidelines for our Directors and executives, including our executive officers. For more information regarding our Director stock ownership guidelines, please see the discussion under “Director Stock Ownership Guidelines” on page 44, and for more information regarding our executive stock ownership guidelines, please see the discussion under “Executive Stock Ownership and Retention” on page 79.

2018 Proxy Statement	47

Stock Ownership of Certain Beneficial Owners

Based solely on our review of filings made under Sections 13(d) and 13(g) of the Exchange Act, the only persons or entities known to us to beneficially own more than 5% of our common stock as of December 31, 2017 were:

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding(1)
The Vanguard Group(2)	9,100,138	10.44%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
BlackRock, Inc.(3)	6,894,456	7.91%
55 East 52nd Street
New York, New York 10055
Baron Capital Group, Inc.(4)	4,700,932	5.39%
767 Fifth Avenue, 49th Floor
New York, New York 10153
Fundsmith LLP(5)	4,404,756	5.05%
33 Cavendish Square
London, U.K., W1G 0PQ
(1)

For each group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such group on December 31, 2017, as reflected in the most recent filing by such group of statements of beneficial ownership with the SEC, by the 87,151,029 shares of common stock outstanding on March 1, 2018. Therefore, the percentage ownership may differ from the percentage ownership reported in such statements of beneficial ownership, which reflect ownership as of an earlier date.

(2)

Based solely upon information derived from a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2018, it has the sole power to vote 123,763 shares, sole power to dispose of 8,959,096 shares, shared power to vote 18,934 shares, and shared power to dispose of 141,042 shares.

(3)

Based solely upon information derived from a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 25, 2018, it has sole power to vote 5,905,875 shares and sole power to dispose of 6,894,456 shares.

(4)

Based solely upon information derived from a Schedule 13G/A filed with the SEC on February 14, 2018 by Baron Capital Group, Inc., BAMCO, Inc., a subsidiary of Baron Capital Group, Inc., Baron Capital Management, Inc., a subsidiary of Baron Capital Group, Inc., and Ronald Baron, who owns a controlling interest in Baron Capital Group, Inc., (i) Baron Capital Group, Inc. reported that it has shared voting power of 4,457,032 shares and shared dispositive power of 4,700,932 shares; (ii) BAMCO, Inc. reported that it had shared voting power of 4,338,457 shares and shared dispositive power of 4,582,357 shares; (iii) Baron Capital Management, Inc. reported that it has shared voting power and shared dispositive power of 118,575 shares; and (iv) Mr. Baron reported that he has shared voting power of 4,457,032 shares and shared dispositive power of 4,700,932 shares.

(5)

Based upon information derived from a Schedule 13G filed by Fundsmith LLP with the SEC on February 14, 2018, it has the sole power to vote 4,348,370 shares and sole power to dispose of 4,404,756 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, our Directors, executive officers and any person holding more than 10% of our outstanding common stock are required to report their initial ownership of common stock and any subsequent changes in their ownership to the SEC. We are not aware of any person holding more than 10% of our outstanding common stock.

Based solely on our review of copies of Section 16(a) reporting forms that we received from reporting persons for transactions occurring during our 2017 fiscal year and written representations from our Directors and executive officers, we believe that no reporting person failed to timely file any report required by Section 16(a) during the 2017 fiscal year, except that one Form 4 was inadvertently filed late by Rebecca M. Henderson, PhD, one of our Directors, to report the disposition of our common stock by Dr. Henderson.

48	2018 Proxy Statement

Audit Committee Matters

Proposal Two – Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee has appointed PwC to serve as our independent registered public accounting firm for 2018, subject to ratification by shareholders. The Audit Committee has retained PwC as our independent registered public accounting firm continuously since 2002.

The Audit Committee annually evaluates the performance of our independent registered public accounting firm and determines whether to retain the current firm or consider other firms. In addition, in conjunction with the mandated rotation of our external auditor’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of the external auditor’s new lead engagement partner.

In appointing PwC as our independent registered public accounting firm for 2018, the Audit Committee considered carefully PwC’s performance as the Company’s independent registered public accounting firm, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. The Audit Committee and the Board believe that the continued retention of PwC as our independent registered public accounting firm is in the best interests of the Company and our shareholders.

Because the members of the Audit Committee value the views of our shareholders on our independent auditors, even though ratification is not required by law, shareholders will have an opportunity to ratify this selection at the 2018 Annual Meeting. Representatives of PwC will be present at the 2018 Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If this proposal is not approved at the 2018 Annual Meeting, the Audit Committee may reconsider its selection of PwC. Even if the appointment is ratified, the Audit Committee, in its discretion, can direct the appointment of a different firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and our shareholders’ best interests.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors recommends that you vote “FOR” the ratification of PwC as our independent registered public accounting firm for 2018.

2018 Proxy Statement	49

Audit Committee Report

The Audit Committee is responsible for overseeing the accounting, internal control and financial reporting processes and the audit processes of the Company. As set forth in the Audit Committee’s charter, which is available at the Company’s website at www.idexx.com/corporate/corporate-governance.html, the Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company has a full-time internal audit department that reports to the Audit Committee and management and is responsible for, among other things, objectively reviewing and assessing the adequacy and effectiveness of the Company’s internal controls and procedures.

Each member of the Audit Committee is an independent Director as determined by the Board of Directors, based on NASDAQ listing standards and the Corporate Governance Guidelines. Each member of the Audit Committee also satisfies the SEC’s additional independence requirement for members of audit committees. The Board of Directors has determined that Mr. Junius, Mr. Claflin and Ms. Szostak each meet the criteria for “Audit Committee Financial Expert” as defined by SEC rules.

At each of its nine regularly scheduled meetings in 2017, the Audit Committee met as a group with the Company’s management, the Company’s independent registered public accounting firm PwC and internal audit. In addition, in performing its oversight function, the Audit Committee held separate private sessions with senior management, the independent auditors and internal audit to assure that all were carrying out their respective responsibilities. Both PwC and the Director of Internal Audit had full access to the Audit Committee, including regular meetings during which members of management were not present.

In addition, the Audit Committee:

●	Reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2017 and discussed them with management and PwC;
●

Discussed with PwC various communications that PwC is required to provide to the Audit Committee, including matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees; and

●

Received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and discussed with PwC their independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Audit Committee

Daniel M. Junius, Chair
Bruce L. Claflin
M. Anne Szostak

Independent Auditors’ Fees

The following table summarizes the fees that PwC billed to us for each of the last two fiscal years for audit and other services.

For fiscal year 2017, audit fees also include an estimate of amounts not yet billed.

	Fiscal Years Ended December 31,
	2017	2016
Audit fees	$2,045,100	$1,861,133
Audit-related fees	80,000	–
Tax fees	206,000	369,691
All other fees	3,000	–
	$2,334,100	$2,230,824

50	2018 Proxy Statement

Audit Fees. Consists of fees billed for professional services rendered for the audit of our annual financial statements and review of the interim financial statements included in quarterly reports; the audit of the effectiveness of our internal controls over financial reporting; statutory audits or financial audits for our subsidiaries or affiliates; services associated with periodic reports and other documents filed with the SEC; consultation concerning accounting or disclosure treatment of transactions or events and actual or potential impact of final or proposed rules, standards or interpretations by the SEC, the Financial Accounting Standards Board or other regulatory or standard-setting bodies; and assistance with and review of documents provided to the SEC in responding to SEC comments.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include due diligence services pertaining to potential acquisitions and services pertaining to the Company’s transition to new accounting standards.

Tax Fees. Consists of tax compliance fees ($55,000 and $232,038 in 2017 and 2016, respectively), and tax advice and tax planning fees ($151,000 and $137,653 in 2017 and 2016, respectively). These services included U.S. federal, state and local tax planning and compliance advice; international tax planning, structure and compliance advice; and review of federal, state, local and international income, franchise and other tax returns.

Out-of-Pocket Expenses and Value-Added Taxes. Included in the fee schedule above as components of each of Audit Fees, Tax Fees and All Other Fees are amounts billed by the independent auditors for out-of-pocket expenses ($108,000 and $110,146 in 2017 and 2016, respectively) and value-added taxes ($75,139 and $54,994 in 2017 and 2016, respectively).

Independent Auditor Fee Approval Policy

The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services performed by our independent auditor, and the fees paid by us for such services, in order to assure that the provision of such services does not impair the auditor’s independence. Under the policy, at the beginning of the fiscal year, the Audit Committee pre-approves the engagement terms and fees for the annual audit. Certain types of other audit services, audit-related services and tax services have been pre-approved by the Audit Committee under the policy. The Audit Committee is ultimately responsible for the audit fee negotiations associated with the retention of our independent auditor, and any services that have not been pre-approved by the Audit Committee as previously described must be separately approved by the Audit Committee prior to the performance of such services.

Pre-approved fee levels for all pre-approved services are established periodically by the Audit Committee. The Audit Committee then periodically reviews actual and anticipated fees for the pre-approved services against the pre-approved fee levels. Any anticipated fees exceeding the pre-approved fee levels require further pre-approval by the Audit Committee. With respect to each service for which separate pre-approval is proposed, the independent auditor will provide a detailed description of the services to permit the Audit Committee to assess the impact of the services on the independence of the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members and has delegated such authority to its chair. The Audit Committee member to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at the next scheduled meeting. The Audit Committee does not delegate its pre-approval responsibilities to management.

During the last two fiscal years, no services were provided by PwC that were approved by the Audit Committee pursuant to the de minimis exception to pre-approval contained in the SEC’s rules.

2018 Proxy Statement	51

Executive Compensation

Proposal Three – Adoption of IDEXX Laboratories, Inc. 2018 Stock Incentive Plan

On February 14, 2018, the Board approved and adopted the 2018 Plan, subject to the approval of our shareholders. If approved, the 2018 Plan will enable the Company to grant future equity-based awards to our employees and Directors and replace the 2009 Plan, which will expire under its terms in 2019.

We are asking our shareholders to approve the 2018 Plan at the 2018 Annual Meeting. We believe that adoption of the 2018 Plan is critical to the Company’s ability to create long-term shareholder value because the 2018 Plan will enable us to continue to:

●	Attract, motivate and retain top talent who are essential to our success;
●	Pay compensation that is tied to performance consistent with our executive compensation philosophy and pay-for-performance framework; and
●	Align the interests of our employees and Directors with those of our shareholders.

Below is an executive summary of this proposal and the 2018 Plan, as well as a brief description of the 2018 Plan. The description of the 2018 Plan in this Proxy Statement is qualified in its entirety by reference to the 2018 Plan, which is attached to this Proxy Statement as Appendix B. You may also obtain a copy of the 2018 Plan by accessing this Proxy Statement as filed with the SEC on the Internet at www.sec.gov, by accessing the Investor Relations section of our website, www.idexx.com, or by contacting our Corporate Secretary.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors recommends that you vote “FOR” the approval of the 2018 Plan.

Executive Summary of Proposal and Selected Plan Information

Introduction

On February 14, 2018, the Board approved and adopted, subject to shareholder approval, the 2018 Plan to replace the 2009 Plan, which will expire under its terms in 2019. If approved by our shareholders, going forward all grants of equity-based awards to our employees and Directors will be made under the 2018 Plan. All outstanding awards under the 2009 Plan will remain outstanding, but no further grants will be made under the 2009 Plan. If the shareholders do not approve the 2018 Plan, we will continue to grant awards under the 2009 Plan until the expiration of the 2009 Plan or the date that shares authorized for issuance under the 2009 Plan are completely depleted, whichever occurs first. As of March 16, 2018, 11,040,062 shares remain available for grant under the 2009 Plan.

Proposed Share Reserve

A total of 7,500,000 shares of common stock will be available for issuance pursuant to awards granted under the 2018 Plan, subject to reduction based on the “fungible ratio” described below under “Shares Subject to the 2018 Plan” on page 55. The purpose of the 2018 Plan is to allow the Company to design and grant equity-based awards that will provide long-term incentives to our employees and Directors, while aligning their interests with those of our shareholders. The Board believes that the 7,500,000 shares available for issuance under the 2018 Plan are necessary to permit us to continue to provide the type of long-term, performance-based compensation necessary to allow us to attract, retain and motivate our employees and Directors.

52	2018 Proxy Statement

Impact on Dilution and Fully-Diluted Overhang

Our Board recognizes the impact of dilution on our shareholders and has evaluated this share request carefully in the context of the need to motivate, retain and ensure that our leadership team is focused on our strategic and long-term growth priorities.

The total fully-diluted overhang as of March 16, 2018, assuming that the entire share reserve is granted in stock options, would be 10.70% and the total fully-diluted overhang, assuming the share reserve is granted in full-value awards only, would be 6.74%. The Company’s historical practice, which is not currently expected to change, has been to grant a combination of stock options and full-value awards, resulting in overhang between these two levels. In this context, fully-diluted overhang is calculated as the sum of grants outstanding and shares available for future awards (numerator) divided by the sum of the numerator and basic common shares outstanding, with all data effective as of March 16, 2018.

Our Board believes that the number of shares of common stock that would be available for issuance under the 2018 Plan represents a reasonable amount of potential equity dilution given our strategic and long-term growth priorities. In fact, the number of shares being recommended pursuant to this proposal for reserve under the 2018 Plan does not add to the potential dilution under our current 2009 Plan, but rather, it reduces the level of potential dilution because the proposed share reserve is less than the number of shares that were previously approved by our shareholders and currently remain available for grant under the 2009 Plan.

Expected Duration of the Share Reserve

We expect that the share reserve under the 2018 Plan, if this proposal is approved by our shareholders, will be sufficient for awards for at least five to seven years. Expectations regarding future share usage could be impacted by a number of factors, such as award type mix; hiring and promotion activity at the executive level; the rate at which shares are returned to the 2018 Plan’s reserve upon the awards’ expiration, forfeiture or cash settlement; the future performance of our stock price; the consequences of acquiring other companies; and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.

Governance Highlights

The 2018 Plan incorporates certain governance best practices, including:

Aggregate share reserve of 7,500,000 shares, which is less than the approximately 11,040,062 shares currently available for grant under the 2009 Plan.
Minimum vesting period of one year from the date of grant for all equity-based awards granted under the 2018 Plan, except under certain limited circumstances and with permitted exceptions up to 5% of the share reserve.
No “liberal share recycling” of options or stock appreciation rights.
No dividends or dividend equivalents on options or stock appreciation rights.
Dividends and dividend equivalent rights, if any, on all other awards will be subject to the same vesting requirements as the underlying award and will only be paid at the time those vesting requirements are satisfied.
Minimum 100% fair market value exercise price as of the date of grant for options and stock appreciation rights, except for substitute awards granted through the assumption or substitution of awards from an acquired or merged company.
No “liberal” change of control definition.
No repricing of options or stock appreciation rights and no cash buyout of underwater options or stock appreciation rights without shareholder approval, except for adjustments with respect to a change of control or an equitable adjustment in connection with certain corporate transactions.
No excise tax gross-ups.

2018 Proxy Statement	53

Burn Rate

The following table sets forth information regarding our equity awards granted and performance-based equity awards earned over each of the last three fiscal years:

	2017	2016	2015
Stock options granted	383,838	745,016	610,651
RSUs and unvested DSUs granted(1)	85,831	159,429	158,083
Performance-based RSUs earned(1)	17,595	–	–
Weighted-average basic common shares outstanding	87,768,590	89,732,315	92,601,241
(1)

The burn rate figures in the table above are different from disclosure in the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2016 and 2017 because this table includes performance-based equity awards in the year in which they are earned rather than the year in which they are granted and unvested DSUs. Per 10-K filings, the performance-based RSUs granted at target in 2017 and 2016 were 13,230 and 17,595, respectively.

Overhang as of December 31, 2017

The following table sets forth certain information as of December 31, 2017, unless otherwise noted, with respect to the Company’s existing equity compensation plans:

Stock options outstanding	2,727,112
Weighted-average exercise price of outstanding stock options	$72.72
Weighted-average remaining term of outstanding stock options	6 Years
Total full-value awards outstanding(1)	614,659
Basic common shares outstanding as of the record date (March 16, 2018)	87,061,939
(1)	Includes time-vested RSUs (358,670), RSUs outstanding at target (24,356), and vested and unvested DSUs (231,633).

Summary of 2018 Plan

The following is a brief description of the 2018 Plan.

Administration

The 2018 Plan is administered by the Board and the Compensation Committee and the granting of awards is discretionary. The Board has the authority to grant awards, to adopt, amend and repeal any administrative rules, guidelines and practices relating to the 2018 Plan and to interpret the provisions of the 2018 Plan. The Board may delegate any or all of its authority to administer the 2018 Plan as it deems appropriate to one or more committees of the Board, at least one of which shall be the Compensation Committee. The Board may also, to the extent permitted by law, delegate to one or more executive officers the power to grant awards to employees or officers other than “executive officers” of the Company (as defined by Rule 3b-7 of the Exchange Act) or “officers” of the Company (as defined by Rule 16a-1 of the Exchange Act), provided that the Board will fix the terms of such awards and the maximum number of shares subject to such awards.

Eligibility

All employees and Directors of IDEXX and its corporate subsidiaries may be selected to receive awards pursuant to the 2018 Plan. Under present law, however, incentive stock options may be granted only to employees. As of March 16, 2018, approximately 1,700 persons would have been selected as eligible by IDEXX to receive awards under the 2018 Plan, including all of our executive officers and eight current non-employee Directors.

Awards

The 2018 Plan provides for the grant of incentive stock options that qualify under Section 422 of the Code, nonstatutory options, stock appreciation rights, restricted stock awards, and other stock unit awards, as such terms are defined in the 2018 Plan.

54	2018 Proxy Statement

Shares Subject to the 2018 Plan

If the 2018 Plan is approved by our shareholders, subject to adjustment authorized under the 2018 Plan, as described more fully below under the heading “Adjustments,” the 2018 Plan will authorize the issuance of a number of shares of common stock equal to 7,500,000 shares, less (i) one share for every one share subject to awards of options or stock appreciation rights granted under the 2009 Plan after December 31, 2017, and (ii) 2.4 shares for every one share subject to awards other than stock options and stock appreciation rights granted under the 2009 Plan after December 31, 2017.

Going forward, the shares available for awards under the 2018 Plan shall be reduced by (i) one share for every one share subject to awards of stock options or stock appreciation rights granted under the 2018 Plan on or after January 1, 2018, and (ii) 2.4 shares for every one share subject to awards other than stock options and stock appreciation rights granted under the 2018 Plan on or after January 1, 2018.

In the event that, on or after January 1, 2018, any awards under the 2018 Plan, or any awards outstanding under the 2009 Plan, our 2003 Stock Incentive Plan, our 2000 Director Option Plan, our 1998 Stock Incentive Plan and our 1991 Stock Option Plan (collectively referred to as the “Prior Plans”), are forfeited or settled for cash or expire, the shares subject to such awards will, to the extent of such forfeiture, cash settlement or expiration, be added to the shares available for grants of awards under the 2018 Plan and will return to the 2018 Plan as (i) one share for every one share subject to awards of stock options or stock appreciation rights, and (ii) 2.4 shares for every one share subject to awards other than stock options and stock appreciation rights. In the event that, on or after January 1, 2018, tax withholding obligations with respect to awards other than stock options or stock appreciation rights granted under the 2018 Plan or the Prior Plans are satisfied by the tendering of shares by a participant or by the withholding of shares by the Company, such shares shall be added to the shares available for grants of awards under the 2018 Plan. If shares are tendered by a participant or withheld by the Company in payment of the purchase price of a stock option under the 2018 Plan or the Prior Plans or to satisfy any tax withholding obligation with respect to a stock option or stock appreciation right under the 2018 Plan or the Prior Plans, or if shares subject to a stock appreciation right under the 2018 Plan or the Prior Plans are not issued in connection with the stock settlement of the stock appreciation right on its exercise, or if shares are reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options under the 2018 Plan or the Prior Plans, such shares shall not again be available for grants of awards under the 2018 Plan.

The 2018 Plan also permits awards to be granted and shares to be issued through the assumption or substitution of outstanding grants from an acquired or merged company. These assumed or substituted awards do not count toward the total share limit. In addition, any shares available for grant under any pre-existing plans of a company acquired by IDEXX or with which IDEXX combines may be used for awards under the 2018 Plan (as adjusted using the exchange ratio or other adjustment formula used in such acquisition or combination to determine the consideration payable to each parties’ shareholders) without counting toward the total share limit under the 2018 Plan. Awards issued using such available shares from pre-existing plans shall be made only to individuals who were not employees or Directors of IDEXX prior to the acquisition or combination, and may not be made after the date awards could have been made under the terms of the pre-existing plan.

No employee may be granted awards during any fiscal year with respect to more than 700,000 shares, subject to adjustments provided for in the 2018 Plan (as described below under “Adjustments”). The maximum number of shares subject to awards granted during a single fiscal year to any non-employee Director, taken together with any cash fees paid during the fiscal year to the non-employee Director in respect of the Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $650,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes), provided that the non-employee Directors who are considered independent (under NASDAQ rules) may make exceptions to this limit for a non-executive chair of the Board, if any, in which case the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation.

The shares issued under the 2018 Plan may consist, in whole or in part, of authorized but unissued shares, treasury shares, shares purchased on the open market or otherwise.

2018 Proxy Statement	55

Adjustments

In the event of a merger, reorganization, consolidation, recapitalization, stock dividend, extraordinary cash dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting our common stock, the Board shall make appropriate and equitable adjustments and other substitutions to the 2018 Plan and to awards under the 2018 Plan. Such adjustments may include adjustments in the maximum number of shares subject to the 2018 Plan, the maximum number of shares upon which awards may be granted to a participant and in the number and price of securities subject to awards granted under the 2018 Plan.

Options

Options to purchase shares of common stock may be granted under the 2018 Plan, either alone or in addition to other awards. A stock option may be granted in the form of an incentive stock option or a non-qualified stock option.

The price at which a share may be purchased under an option may not be less than the fair market value of a share on the date the option is granted, except for options granted through the assumption or substitution of options from an acquired or merged company. Unless the board establishes another method, fair market value means the last reported sale price for common stock reported on the NASDAQ Global Market on the relevant date, provided that, notwithstanding the foregoing, if the Board determines in its discretion that an alternative definition of fair market value should be used in connection with the grant, exercise, vesting, settlement or payout of any award, it may specify such alternative definition in the award agreement applicable to the award.

The 2018 Plan permits the Board to establish the term of each option as long as the term does not exceed ten years from the grant of the option, provided that the term of each option that is not an incentive stock option shall be automatically extended if exercise of the option on its original expiration date would be prohibited because the issuance of shares would violate (i) the registration requirements under applicable state or federal securities law; (ii) NASDAQ rules, or (iii) our insider trading policies, in which case the option terminates on the thirtieth day after the end of the period during which the exercise of the option would be in violation of such requirements, rules, or applicable policy. Options granted under the 2018 Plan are exercisable at such time or times as determined by the Board at or subsequent to grant.

The exercise price is generally payable in cash or by delivery of other consideration having a fair market value on the exercise date equal to the total option price; to the extent permitted by the Board, by delivery of certain unconditional undertakings by or instructions to a creditworthy broker to deliver the exercise price and any required tax withholding; or by any combination of cash and other consideration as the Board may specify.

In order to maintain status as an incentive stock option, the fair market value of shares subject to incentive stock options vesting in a particular year cannot exceed $100,000 for any participant (or if greater, the maximum amount permitted under Section 422 of the Code), determined using the aggregate fair market value of the shares of common stock subject to such options on the date of grant. Subject to adjustments provided for in the 2018 Plan (as described above under “Adjustments”), no more than 7,500,000 shares will be available for the grant of incentive stock options under the 2018 Plan.

Stock Appreciation Rights

Stock appreciation rights entitle a participant to receive upon exercise an amount equal to the number of shares subject to the award multiplied by the excess of the fair market value of a share at the time of exercise over the grant price of such stock appreciation right. Stock appreciation rights may be granted to participants either alone or in addition to other awards and may, but need not, relate to a specific option. Any stock appreciation right shall not have an exercise price less than the fair market value on the date of grant and may have a term of up to ten years from the grant date, except for substitute awards granted through the assumption or substitution of awards from an acquired or merged company. Any stock appreciation right related to an option other than an incentive stock option may be granted at the same time the option is granted. Any stock appreciation right related to an incentive stock option must be granted at the same time the option is granted.

56	2018 Proxy Statement

A stock appreciation right related to an option, or the applicable portion thereof, will terminate and no longer be exercisable upon the termination or exercise of the related option, except that any stock appreciation right granted with respect to less than the full number of shares covered by a related option will not be reduced until the exercise or termination of the related option exceeds the number of shares not covered by the stock appreciation right. Any option related to a stock appreciation right that is exercised will cease to be exercisable to the extent the related stock appreciation right has been exercised. Notwithstanding the foregoing, the term of stock appreciation right that is to be settled in whole or in part in shares and that is not related to an incentive stock option shall be automatically extended if exercise of such stock appreciation right on its original expiration date would be prohibited because the issuance of shares would violate (i) the registration requirements under applicable state or federal securities law; (ii) NASDAQ rules, or (iii) our insider trading policies, in which case the stock appreciation right shall terminate on the thirtieth day after the end of the period during which the exercise of such stock appreciation right would be in violation of such requirements, rules, or applicable policy.

Restricted Stock

Restricted stock awards are stock awards that are generally subject to repurchase and/or forfeiture in favor of the Company, as may be determined by the Board, during a period specified by the Board. Restricted stock awards may be issued to participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other awards granted under the 2018 Plan. Except as otherwise determined by the Board, upon termination of employment for any reason during the restriction period, any portion of a restricted stock award still subject to restriction will be forfeited by the participant and reacquired or repurchased by the Company.

Other Stock Unit Awards

Other awards of common stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, common stock or other property may be granted to participants, either alone or in addition to other awards. Other stock unit awards may be paid in shares of common stock or cash as the Board may determine. Other stock unit awards are also available as a form of payment in the settlement of other awards granted under the 2018 Plan or as payment in lieu of compensation to which a recipient is otherwise entitled.

Shares (including securities convertible into shares) granted as other stock unit awards may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Shares (including securities convertible into shares) purchased pursuant to a purchase right granted as another stock unit award will be purchased for such consideration as the Board may determine, which will not be less than the fair market value of such shares or other securities as of the date such purchase right is awarded.

Other stock unit awards include deferred stock units issued to the Company’s Directors under the Director Plan (as described above under “Director Plan” on page 43) and to its executive officers under the Executive Plan (as described below under “2017 Nonqualified Deferred Compensation” on page 86).

Change in Control

The 2018 Plan provides that unless the Board determines otherwise at the time of grant of an award, upon a change in control (as defined below), options and awards granted to all participants are subject to the following vesting provisions: 25% of the unvested options and stock appreciation rights vest and become exercisable, and the restrictions and deferral limitations and other conditions applicable to any restricted stock or other stock unit award shall lapse as to 25% of the remaining number of shares subject to the award, unless the successor company in a corporate transaction does not assume or substitute awards, in which case all awards granted under the 2018 Plan become fully vested and exercisable. In addition, if a participant is terminated by the successor company without cause, as defined in the 2018 Plan (unless otherwise provided in the applicable award agreement or employment agreement between the participant and the Company), within two years following a change in control, then all awards held by such participant become fully vested and exercisable.

2018 Proxy Statement	57

A “change in control” occurs upon any of the following events:

●	An acquisition by any individual, entity or group of beneficial ownership of 30% or more of either the Company’s then outstanding shares of common stock or the combined voting power of the then outstanding voting stock of the company. Certain acquisitions by the Company or any employee benefit plan sponsored or maintained by the Company would be excluded from this change in control determination.
●	A change in the composition of the Board after the 2018 Plan’s effective date such that the individuals who constitute the Board, as of such effective date (the “incumbent board”), cease for any reason to constitute at least a majority of the Board. Any individual who becomes a member of the Board subsequent to the effective date, and whose election or nomination was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the incumbent board, are considered as a member of the incumbent board. Any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened solicitation with respect to the election of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of an entity other than the Board shall not be so considered as a member of the incumbent board.
●	A merger, reorganization or consolidation, or sale or other disposition of all or substantially all of the assets of the Company (a “corporate transaction”), excluding any corporate transaction pursuant to which:
●	All or substantially all of the individuals and entities who are the beneficial owners, respectively, of our outstanding common stock and voting stock immediately prior to such corporate transaction will beneficially own, directly or indirectly, more than 60% of, respectively, our outstanding common stock and the combined voting power of the then outstanding voting stock of the corporation resulting from such corporate transaction, in substantially the same proportions as their ownership immediately prior to such corporate transaction;
●	No entity (other than the Company, any employee benefit plan of the Company, or the corporation resulting from such corporate transaction) will beneficially own, directly or indirectly, 30% or more of our outstanding shares of common stock resulting from such corporate transaction or the combined voting power of the outstanding voting securities of such corporation, unless such ownership resulted solely from ownership of securities of the Company prior to the corporate transaction; and
●	Individuals who were members of the incumbent board will immediately after the consummation of the corporate transaction constitute at least half of the members of the Board resulting from such corporate transaction; or
●	The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

In the event of a change in control, the Board may, in its discretion, provide in the definitive documentation in connection with the change in control or other documentation in its sole discretion, that each option, stock appreciation right, or other award shall be cancelled in exchange for a payment in an amount equal to, as applicable, (i) the amount by which the fair market value per share of common stock of the Company immediately prior to the change in control exceeds the purchase price per share under the option or stock appreciation right (the “spread”), multiplied by the number of shares granted under the option or stock appreciation right, or (ii) the fair market value per share multiplied by the number of shares in respect of the award (other than an option or stock appreciation right). In the case of an option or stock appreciation right, if the fair market value per share immediately prior to the change in control equals or is less than the purchase price per share under the option or stock appreciation right, the affected option or stock appreciation right may be terminated without any payment therefor.

Notwithstanding the foregoing, the Board may, in its sole discretion, provide in the definitive documentation in connection with the change in control or other documentation in its sole discretion for different treatment for different awards or awards held by different participants.

Performance Awards

The Board or Compensation Committee may, at the time of grant of a restricted stock award or other stock unit award, make the lapsing of restrictions and the payment of the award subject to the achievement of one or more specified performance goals established by the Board or Compensation Committee. Such performance goals will be based on the attainment of specified levels of one or more of the following: earnings before interest, taxes, depreciation and amortization (EBITDA), net cash provided by operating activities, free cash flow, earnings per share, earnings per share from continuing operations,

58	2018 Proxy Statement

operating income, revenues, operating margins, return on operating assets, return on equity, economic value added, stock price appreciation, total shareholder return, cost control, strategic initiatives, market share, before- or after-tax income, return on invested capital or any other objective or subjective measures, as determined in the Board or Compensation Committee’s discretion, in each case, of the Company or a subsidiary or division of the Company for or within which the participant is primarily employed. The performance goals also may be based on the achievement of performance levels achieved by IDEXX relative to the performance of other companies. The performance goals may be applied by excluding the impact of restructurings, acquisitions, discontinued operations, debt refinancing costs, changes in foreign currency exchange rates, extraordinary items, litigation, asset dispositions, non-cash write-downs and other unusual or non-recurring items, and the cumulative effects of accounting or tax law changes and otherwise adjusted in such manner as determined by the Board or Compensation Committee.

Effective Date, Term, Amendment and Termination

The 2018 Plan will become effective upon approval by our shareholders and will terminate on May 9, 2028, except that the Board may at any time amend, alter, suspend, discontinue or terminate the 2018 Plan. However, no such amendment may be made without shareholder approval if such approval is required to qualify for or comply with tax or regulatory requirements that the Board deems desirable or necessary, or if such amendment is material, including material increases in the benefits to participants, material increases in the number of shares available under the 2018 Plan (except increases permitted upon the occurrence of an event described in “Shares Subject to the 2018 Plan” or “Adjustments” above), material modifications to the requirements for eligibility to participate in the 2018 Plan, and expansion of the types of awards issuable under the 2018 Plan. In addition, no amendment may be made without the consent of an affected participant if such action would impair in any material respect his or her rights under an outstanding award. Except in certain circumstances, the Board may amend the terms of any award, prospectively or retroactively, including to provide that any award shall become immediately exercisable or free of restrictions, in full or in part. However, the 2018 Plan prohibits the Board from amending any award if such amendment would impair in any material respect the rights of any participant without his or her consent.

Minimum Vesting Requirements

Except in the case of substitute awards granted to replace an award granted by an acquired organization, annual director awards that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting and shares delivered in lieu of fully vested cash awards, equity-based awards granted under the 2018 Plan will have a vesting period of not less than one year from the date of grant; provided, however, that this minimum vesting restriction will not be applicable to equity-based awards not in excess of 5% of the number of shares available for grant under the 2018 Plan.

For the avoidance of doubt, the foregoing restriction does not apply to the Compensation Committee’s discretion to provide for accelerated exercisability or vesting of any award in case of (i) retirement, (ii) death, (iii) disability or (iv) a change in control.

Dividends, Dividend Equivalents

In no event will dividends or dividend equivalents be paid with respect to options or stock appreciation rights under the 2018 Plan. Further, with respect to awards other than options or stock appreciation rights, if such award provides for a right to dividends or dividend equivalents, any dividends or dividend rights will be subject to the same vesting requirements as the underlying award and will only be paid at the time those vesting requirements are satisfied.

Other General Provisions

The Board is authorized to make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or nonrecurring events affecting us or our financial statements or changes in applicable laws, regulations or accounting principles or on any other matter as the Board shall deem appropriate. The Board may also establish procedures for participants to direct the Company to retain shares of our common stock in satisfaction of withholding tax obligations.

2018 Proxy Statement	59

Awards under the 2018 Plan may not be transferred, sold, assigned, pledged or otherwise encumbered by the participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and during the life of the participant, awards shall be exercisable only by the participant. However, if so determined by the Board, a participant may designate a beneficiary to exercise the rights of the participant with respect to any award upon the death of the participant. Any award so assigned or transferred shall be subject to all the terms and conditions of the 2018 Plan and the instrument evidencing the award.

The 2018 Plan provides that any award providing for deferral of compensation shall comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the award is not intended to comply with Section 409A of the Code. The 2018 Plan also provides that an award agreement may state that the award is subject to reduction, cancellation, or clawback in addition to any other applicable forfeiture provisions.

Federal Income Tax Consequences

The following summarizes the United States federal income tax consequences that generally will arise with respect to awards granted under the 2018 Plan. This summary is based on the tax laws in effect as of the date of this Proxy Statement. This summary is not intended to be exhaustive and does not constitute legal or tax advice. This summary assumes that all awards are exempt from, or comply with, Section 409A of the Code relating to nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below. This summary does not address city, state, or foreign income tax consequences of awards, or federal employment taxes.

Incentive Stock Options

A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by the Company or its corporate parent or its corporate subsidiary of which the Company is the majority owner at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the shares acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the shares. If a participant sells the shares more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the shares prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the shares for more than one year and otherwise will be short-term. If a participant sells the shares at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the shares for more than one year and otherwise will be short-term.

Nonstatutory Stock Options

A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the shares on the day the participant exercised the option less the exercise price. Upon sale of the shares, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the shares on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the shares for more than one year and otherwise will be short-term.

60	2018 Proxy Statement

Stock Appreciation Rights

A participant will not have taxable income upon the grant of a stock appreciation right. A participant will have compensation income upon the exercise of a stock appreciation right equal to the amount of the cash and the fair market value of any stock received. If the participant receives shares upon exercise of a stock appreciation right, upon sale of the shares, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the stock appreciation right was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock

A participant will not have income upon the grant of restricted shares unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the shares less the purchase price, if any. When the shares are sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the shares on the date of grant. If the participant does not make an 83(b) election, then when the shares vest, the participant will have compensation income equal to the value of the shares on the vesting date less the purchase price, if any. When the shares are sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the shares on the vesting date. Any capital gain or loss will be long-term if the participant held the shares for more than one year and otherwise will be short-term.

Other Equity-Based Awards

The tax consequences associated with any other equity-based award granted under the 2018 Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, whether the award includes a deferral feature and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to Us

There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction for certain senior executives will be subject to the limitations of Section 162(m) of the Code. Beginning January 1, 2018, with the passage and signing of the Tax Cuts and Jobs Act of 2017 (the “Act”), the limitations under Section 162(m) will apply to the Company’s CEO, Chief Financial Officer, the Company’s other NEOs, and anyone who was a covered person after December 31, 2016. Prior to January 1, 2018, certain performance-based compensation was excluded from the deduction limitations. In light of the Act, beginning January 1, 2018 (with an exception for certain grandfathered arrangements, that would have been granted under a Prior Plan), the Company will be denied a deduction for any compensation exceeding $1,000,000 for such covered persons, regardless of whether the compensation is performance-based compensation.

New Plan Benefits

Awards under the 2018 Plan are made at the discretion of the Board or the Compensation Committee; therefore, it is not possible to determine the amount or form of any award that will be granted to any individual in the future. For information regarding grants made to the NEOs under the 2009 Plan for fiscal year 2017, please refer to the discussion beginning on page 76. On March 16, 2018, the closing price of the common stock on the NASDAQ Global Market was $204.73.

For more information regarding our equity compensation plans, see below under “Equity Compensation Plan Information” beginning on page 88.

2018 Proxy Statement	61

Proposal Four – Advisory Vote to Approve Executive Compensation

We are asking our shareholders to approve, on an advisory, non-binding basis, the compensation of our NEOs as described in this Proxy Statement at the 2018 Annual Meeting. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. This proposal is commonly referred to as “say-on-pay.”

At the 2011 Annual Meeting, more than 93% of the votes cast by our shareholders were in favor of an annual advisory “say-on-pay” vote, and at the 2017 Annual Meeting, more than 91% of the votes cast by our shareholders were in favor of continuing to submit an advisory “say-on-pay” vote to our shareholders on an annual basis. Accordingly, since the 2011 Annual Meeting, we have annually submitted a “say-on-pay” proposal to our shareholders and received overwhelming shareholder support each year. At the 2017 Annual Meeting, our “say-on-pay” proposal was approved by our shareholders with 91.3% of the votes cast in favor of approving the compensation of our NEOs. The Board believes that this vote affirmed our shareholders’ support of our executive compensation program.

In deciding how to vote on this proposal, our shareholders are encouraged to read the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis section, which discusses in detail our executive compensation program and how it implements our executive compensation philosophy, how our executive compensation program helps drive our business and other corporate strategies, the compensation decisions the Compensation Committee has made under our executive compensation program and some recent changes made to our compensation program.

Our Board recommends that our shareholders approve the following resolution:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement for the 2018 Annual Meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved on an advisory basis.

As an advisory vote, it will not be binding. However, our Compensation Committee and Board of Directors value the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of this vote when making future compensation decisions for our NEOs.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors recommends that you vote “FOR” the approval of the advisory resolution on executive compensation.

62	2018 Proxy Statement

Executive Officers

Set forth below are the names, ages, and current positions of our executive officers as of March 29, 2018 other than Mr. Ayers, our Chairman of the Board, President and CEO, whose biographical information is located on page 29:

Name	Age	Title
Brian P. McKeon	55	Executive Vice President, Chief Financial Officer and Treasurer
Jay Mazelsky	57	Executive Vice President
Jacqueline L. Studer	59	Corporate Vice President, General Counsel and Corporate Secretary
Giovani Twigge	54	Corporate Vice President and Chief Human Resources Officer

Brian P. McKeon. Mr. McKeon has been Executive Vice President, Chief Financial Officer and Treasurer since January 2014. He leads our finance, corporate development and worldwide operations functions. Mr. McKeon served as a Director of IDEXX from July 2003 through December 2013, including serving as Chair of the Audit Committee and as a member of the Compensation Committee. He has served as a Director of athenahealth, Inc. since September 2017. Mr. McKeon was Executive Vice President of Iron Mountain Incorporated from April 2007 to December 2013 and Chief Financial Officer of Iron Mountain from April 2007 to October 2013. Mr. McKeon was also Executive Vice President and Chief Financial Officer of The Timberland Company from March 2000 to April 2007. From 1991 to 2000, Mr. McKeon held several finance and strategic planning positions with PepsiCo Inc., serving most recently as Vice President, Finance, at Pepsi-Cola, North America. Mr. McKeon, holds a bachelor’s degree in accounting from the University of Connecticut and an M.B.A. with high distinction from Harvard University.

Jay Mazelsky. Mr. Mazelsky has been an Executive Vice President since joining us in August 2012. He oversees our North American Companion Animal Group Commercial Organization, and our IDEXX VetLab® in-house diagnostics, Diagnostic Imaging, Veterinary Systems and Service, Rapid Assay and Telemedicine lines of business. Previously, Mr. Mazelsky was a Senior Vice President and General Manager from 2010 to 2012 of Computed Tomography, Nuclear Medicine and Radiation Therapy Planning at Philips Healthcare, a subsidiary of Royal Philips Electronics. Previously he held a series of other leadership roles with increasing responsibilities during his tenure at Philips beginning in 2001. Prior to joining Philips, Mr. Mazelsky was at Agilent Technologies, where he was an Executive in Charge from 2000 to 2002, leading the integration of Agilent’s Healthcare Group into Philips. He also served as a General Manager of the Medical Consumables Business Unit from 1997 to 2000 at Agilent Technologies. From 1988 to 1996, he was in a number of roles at Hewlett Packard in finance, marketing and business planning. Mr. Mazelsky holds a bachelor’s degree in mathematics from the University of Rochester and an M.B.A. from the University of Chicago.

Jacqueline L. Studer. Ms. Studer has been Corporate Vice President, General Counsel and Corporate Secretary since September 2014. She leads the Company’s legal, compliance and Corporate Secretary groups. Before joining the Company, Ms. Studer was Vice President, General Counsel and Secretary of Blue Health Intelligence, a healthcare data and analytics company. Prior to that, from June 2011 to October 2012, Ms. Studer served as Executive Vice President and General Counsel of Allscripts Healthcare Solutions. From December 2002 to June 2011, Ms. Studer held various leadership positions at GE Healthcare, a medical technology company, including General Counsel of the GE Healthcare IT & Performance Solutions division. Ms. Studer has also held leadership roles in entrepreneurial organizations and with The Dow Chemical Company earlier in her career. Ms. Studer holds a bachelor’s degree in management from Purdue University and a J.D. from Columbia University School of Law.

Giovani Twigge. Mr. Twigge has been our Chief Human Resources Officer since August 2010, and leads worldwide human resources. Prior to joining us, from 1999 to 2010, Mr. Twigge held various human resources leadership positions at Abbott Laboratories, Inc., a broad-based healthcare company that manufactures and markets pharmaceuticals, medical products, and diagnostics, and was Divisional Vice President, HR, for Abbott Diagnostics. Prior to that, he served as Divisional Vice President, HR, for Abbott Nutrition International and as Regional HR Director for a number of international operations, including those in Europe, Latin America/Canada and the Middle East. Mr. Twigge earned his B. Commerce (Honors) degree in personnel management from the University of Pretoria, South Africa.

2018 Proxy Statement	63

Compensation Discussion and Analysis

This section describes our executive compensation program, the oversight provided by the Compensation Committee and the 2017 compensation for our NEOs:

Name	Position
Jonathan W. Ayers	Chairman, President and CEO
Brian P. McKeon	Executive Vice President, Chief Financial Officer and Treasurer
Jay Mazelsky	Executive Vice President
Jacqueline L. Studer	Corporate Vice President, General Counsel and Corporate Secretary
Giovani Twigge	Corporate Vice President and Chief Human Resources Officer

To assist your review, please note that the information provided in our Compensation Discussion and Analysis is organized in the following five subsections:

Executive Summary	Page 64
How We Determine Compensation	Page 68
Compensation Benchmarking and Peer Group	Page 72
How We Paid Our NEOs in 2017	Page 73
How We Manage Risk and Governance	Page 79

Executive Summary

2017 Performance Highlights

We delivered strong results in 2017. We exceeded all the financial goals we set for 2017, including the following financial measures used to determine the 2017 annual performance-based cash bonus paid to our NEOs:2

In addition, our delivery of consistent and strong results over time is reflected in our compound annual total shareholder return over the last one-, three- and five-year periods, which substantially outperformed the S&P 500 Index over the same periods. For more information, see “Equity-Based Long-Term Incentive Compensation” on page 76.

2	Please refer to Appendix A for a description and reconciliation of organic revenue growth to its most directly comparable GAAP financial measures.

64	2018 Proxy Statement

Impact of 2017 Performance on NEO Pay

CEO Compensation Decisions

The Compensation Committee evaluated Mr. Ayers’s performance and made decisions regarding his compensation based on its assessment of his achievement of financial goals and non-financial goals intended to sustain our long-term growth and deliver shareholder value. Before making its final decisions regarding Mr. Ayers’s compensation, the Compensation Committee consulted with the Board and considered the Board members’ feedback and assessment of Mr. Ayers’s overall performance in 2017.

In light of Mr. Ayers’s outstanding delivery against these goals in 2017 and the strategic vision and leadership he has provided to the Company, the Compensation Committee awarded to Mr. Ayers an annual performance-based cash bonus of $1.35 million, which represented 135% of his target bonus. In addition, in February 2017, the Compensation Committee maintained Mr. Ayers’s base salary at $800,000 (which has remained at this level since 2013) and granted stock options to Mr. Ayers having an aggregate grant value of $4,500,000 that vest ratably over five years. The actual payout that Mr. Ayers will realize on these stock options will depend on future performance of our common stock, which is subject to our continued ability to deliver consistent and strong returns to our shareholders.

For greater detail regarding the compensation determinations made by the Compensation Committee with respect to Mr. Ayers, please see below under “How We Paid Our NEOs in 2017” beginning on page 73.

CEO Pay-for-Performance Alignment

The table below illustrates, using our year-to-year total shareholder return for fiscal years 2015, 2016 and 2017, the alignment of our overall financial performance with the total direct compensation paid to our CEO for those years.

CEO Pay-for-Performance Alignment

2018 Proxy Statement	65

Impact of 2017 Performance on Compensation Decisions for Our Other NEOs

The annual performance-based cash bonus paid to our other NEOs for 2017 was also 135% of the applicable target bonus. These payout amounts were calculated based on our strong organic revenue growth, operating profit and EPS performance in 2017, as well as our achievement of non-financial goals set for 2017 that support our long-term business objectives, including support of continued future growth.

In addition, we achieved the performance goal for the performance-based RSUs granted to our NEOs (other than the CEO) in February 2017 when the Company’s adjusted operating income for 2017 exceeded the target set by the Compensation Committee. As a result, these performance-based RSUs were not forfeited and will vest ratably over the next five years.

For greater detail regarding the compensation determinations made by the Compensation Committee with respect to our NEOs, please see below under “How We Paid Our NEOs in 2017” beginning on page 73.

Total Direct Compensation Summary

The following table provides an overview of total direct compensation paid to our NEOs for fiscal year 2017, including a breakdown of each of the three key elements of total direct compensation and the 2017 target annual performance-based cash bonus compared to the actual amount of the 2017 annual performance-based cash bonus.

		Annual Performance-Based Cash Bonus			Equity-Based Long-Term Incentives	Total Direct Compensation
	Base Pay	Target Bonus (% of Base Pay)	Target Bonus ($)	Actual Bonus	Actual(1)	Actual
Jonathan W. Ayers	$800,000	125%	$1,000,000	$1,350,000	$4,493,126	$6,643,126
Brian P. McKeon	$552,000	75%	$414,000	$559,000	$1,298,482	$2,409,482
Jay Mazelsky	$473,000	75%	$354,750	$479,000	$1,298,482	$2,250,482
Jacqueline L. Studer	$387,000	60%	$232,200	$313,000	$599,279	$1,299,279
Giovani Twigge	$381,000	60%	$228,600	$309,000	$599,279	$1,289,279
(1)	Represents actual grant date fair value computed in accordance with FASB ASC Topic 718.

Key Compensation Practices and Policies

We seek to promote the long-term interests of our shareholders through our prudent compensation practices and policies:

Executive Compensation Program Design

What We Do	What We Don’t Do
Align pay with our performance by having 80% of 2017 target total direct compensation for our NEOs consist of performance-based compensation
Target total direct compensation for our NEOs at the median of our peer group

No uncapped payouts under our Executive Incentive Plan
No purely formulaic calculations of annual performance-based cash bonus amounts–Compensation Committee able to exercise negative discretion regarding payouts

66	2018 Proxy Statement

Equity Award Related Practices

What We Do	What We Don’t Do
Apply a one-year minimum vesting requirement to equity awards granted to employees Minimum fair market value exercise price for options	No dividends or dividend equivalents on unearned equity awards No backdating of options and no repricing or buyout of underwater stock options without shareholder approval

Compensation Governance and Risk Mitigation

What We Do	What We Don’t Do
Review our peer group annually and engage in rigorous, annual benchmarking to align our executive compensation program with the market
Review and verify annually the independence of the Compensation Committee’s independent compensation consultant
Conduct an annual compensation program risk assessment
Provide limited benefits and perquisites to our senior executives that are not otherwise made available to our other salaried employees
Require our senior executives to satisfy strict and meaningful stock ownership guidelines to strengthen the alignment with our shareholders’ interests
Maintain a clawback policy that allows us to recover annual and long-term performance-based compensation if we are required to restate our financial results, other than a restatement due to changes in accounting principles or applicable law.
Hold an advisory vote on executive compensation on an annual basis to provide our stockholders with an opportunity to give feedback on our executive compensation program

No employment contracts other than with our CEO
No tax gross-ups of perquisites or 280G excise taxes
No supplemental executive retirement plan
No single-trigger change-in-control bonus payments or vesting of equity awards (subject to 25% vesting of equity awards upon a change-in-control)
No stock options granted below fair market value
No pledging of our common stock by executive officers and Directors
No allowance for employees to hedge or sell short our common stock

2018 Proxy Statement	67

How We Determine Compensation

Philosophy
Attract, motivate and retain talented executives who are aligned and passionate about our Purpose: to be a great company that creates exceptional long-term value for our customers, employees and shareholders by enhancing the health and well-being of pets, people and livestock

Pay-for-Performance Framework
In furtherance of this philosophy, our executive compensation program is largely based on a pay-for-performance framework designed to achieve three key objectives

Objectives

Attract, motivate and retain highly skilled executives.	Create alignment between management and shareholder interests by establishing a strong connection between compensation, stock ownership and creation of shareholder value.	Reward executives for building a highly engaged, high-performance culture that corresponds with our guiding principles:
●Sustaining market leadership;
●Exceeding the expectations of our customers;
●Empowering and rewarding our employees;
●Innovating with intelligence;
●Cultivating entrepreneurial spirit; and
●Contributing to our communities.

Compensation Elements and Objectives

In support of our executive compensation philosophy and objectives, our executive compensation program consists of the following three key elements, which in total are targeted at the median of our competitive market:

Compensation Key Elements

68	2018 Proxy Statement

Compensation Mix

We believe that variable compensation, such as performance-based cash bonuses and equity-based compensation with five-year vesting, should be a higher percentage of total compensation for our senior executives, including our NEOs, than for our other employees. We also believe that variable compensation relates most directly to the creation of long-term shareholder value by providing strong incentives to achieve strategic and financial objectives over time, as well as serving as a form of compensation that will motivate and retain executives. In general, the total direct compensation mix for our CEO and our other NEOs for 2017 is as follows:

Components of CEO 2017 Pay

Components of Other NEOs’ 2017 Pay (Average)

When the Compensation Committee makes decisions with respect to each element of an executive’s compensation, it also considers the total compensation that may be awarded to the executive. Overall, the Compensation Committee’s goal is to award compensation that corresponds with the Company’s compensation philosophy and objectives when all the elements of the compensation program are considered individually and in total.

2018 Proxy Statement	69

Roles and Responsibilities

The Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant. The Compensation Committee, FW Cook and our senior management participated in a collaborative process to determine the compensation that our NEOs earned in 2017:

Responsible Party	Primary Role and Responsibilities Relating to Compensation Decisions
Compensation Committee (Composed solely of independent, non-employee Directors and reports to the Board)
●Oversees our executive compensation program, policies and practices, taking into account business goals and strategies, legal and regulatory developments and evolving best practices;
●Approves performance goals for purposes of compensation decisions for our NEOs;
●Conducts an annual evaluation of the CEO’s performance in consultation with the full Board and determines his compensation;
●Reviews and approves the CEO’s recommendations for compensation for the other NEOs and senior executives, making changes when deemed appropriate; and
●Approves all changes to the composition of the peer group.

Independent Consultant to the Compensation Committee* (FW Cook)
●Provides the Compensation Committee with analysis and advice pertaining to CEO, executive and Director compensation program design, including industry survey analysis, explanation of current and developing best practices and regulatory changes;
●Recommends a relevant group of peer companies against which to benchmark the competitiveness and appropriateness of our CEO, executive and Director compensation;
●Analyzes peer companies’ annual CEO, executive and Director compensation to assist the Compensation Committee in determining the appropriateness and competitiveness of our CEO, executive and Director compensation;
●Reviews any proposed changes to CEO, executive and Director compensation program design;
●Reviews compensation disclosure materials;
●Analyzes our compensation practices to assist the Compensation Committee in determining whether risks arising from such practices are reasonably likely to have a material adverse effect on IDEXX; and
●Provides specific analysis and advice periodically as requested by the Compensation Committee.

Senior Management
●The CEO recommends to the Compensation Committee annual compensation for the other NEOs and senior executives based on his assessment of their performance;
●Our CEO; Corporate Vice President, General Counsel and Corporate Secretary; and our Corporate Vice President and Chief Human Resources Officer work with the Compensation Committee Chairperson to set agendas, prepare materials for Compensation Committee meetings, and generally attend meetings, as appropriate, and prepare meeting minutes;
●Our Chief Financial Officer also works with the Corporate Vice President and Chief Human Resources Officer in the preparation of some materials for Compensation Committee meetings.

No member of management is present in Compensation Committee meetings when matters related to his or her individual compensation is under discussion, when the Compensation Committee is approving or deliberating on CEO compensation or when the Compensation Committee otherwise meets in executive session.

*

During 2017, the Compensation Committee was assisted by its independent compensation consultant FW Cook. Other than the support that it provided to the Compensation Committee, FW Cook provided no other services to the Company or management and received no other compensation from the Company, other than for the services provided to the Compensation Committee. During the year, the Compensation Committee conducted an evaluation of the independence of FW Cook considering the relevant regulations of the SEC and the NASDAQ listing standards. The Compensation Committee concluded that the services performed by FW Cook and the individual compensation advisors employed by FW Cook raised no conflicts of interest.

70	2018 Proxy Statement

Results of the 2017 “Say-on-Pay” Advisory Vote and Shareholder Engagement

At our 2017 Annual Meeting, our shareholders voted 91.3% (represented by 64,921,042 votes) in favor of approving the compensation of our NEOs and 8.7% (represented by 6,160,819 votes) against. Although the results of this vote are non-binding, the Compensation Committee considered these results in determining compensation policies and decisions and concluded that the compensation paid to our NEOs and our overall pay practices are strongly supported by our shareholders.

In 2017, our senior management met with representatives of many of our top institutional shareholders at industry and investment community conferences, analyst meetings and our 2017 Investor Day held at our corporate headquarters in Westbrook, Maine, in August 2017. During some of these engagements, we received feedback regarding certain aspects of our executive compensation program and shared this feedback with the Compensation Committee. This feedback informed, in part, the Compensation Committee’s development of our executive compensation program for 2018, including the addition of ROIC as a fourth financial performance metric under our Executive Incentive Plan for 2018, as described in “Recent Noteworthy Compensation Actions” on page 20.

Deductibility of Performance-Based Compensation Under Section 162(m)

Section 162(m) of the Code historically disallowed a tax deduction for certain compensation in excess of $1 million paid to our executive officers (other than our Chief Financial Officer) unless the compensation qualified as “performance-based” in accordance with the requirements of Section 162(m). As a result, prior to 2018, we designed our compensation programs, in part, to enable us to provide “performance-based” compensation to executives intended to be deductible by the Company for federal income tax purposes. For detail regarding the performance components of the cash bonus awards and RSU grants made to our NEOs for fiscal year 2017, see the discussion below under “How We Paid Our NEOs in 2017” beginning on page 73.

In December 2017, the “performance-based” compensation exception to the deduction limitations of Section 162(m) was repealed as part of the Tax Cuts and Jobs Act of 2017. In addition to other amendments to Section 162(m) under the new law, effective for taxable years beginning after December 31, 2017, the Company may no longer take a deduction for any compensation paid to its NEOs in excess of $1 million, unless the compensation qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Despite the Compensation Committee’s efforts to structure the 2017 annual cash bonus and performance-based RSUs to be “performance-based” compensation that is not subject to the Section 162(m) deduction limits, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will, due to the ambiguities and uncertainties in the application and interpretation of the amended Section 162(m), including the uncertain scope of the new tax law’s transition relief. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our business needs.

In addition, even though the “performance-based” compensation exception is no longer available, the Compensation Committee reaffirms its commitment to aligning pay with performance and implemented a compensation plan design for fiscal year 2018 that continues to tie certain compensation elements to the achievement of specific performance conditions, but the Compensation Committee is not required to take the steps needed to have otherwise qualified the compensation as “performance-based” compensation under the prior rules of Section 162(m). The Compensation Committee will continue to take into account all applicable facts and circumstances in exercising its business judgment with respect to compensation plan design in 2018 and beyond, including any applicable tax implications.

2018 Proxy Statement	71

Compensation Benchmarking and Peer Group

The Compensation Committee believes that market data is essential to determining compensation targets and the actual awards for executives in an effort to attract and retain highly talented senior executives. Market data is used to assess the competitiveness of our compensation packages relative to similar companies and to ensure that our compensation program is consistent with our compensation philosophy. Annually, the Compensation Committee engages FW Cook to conduct a market benchmarking study for our senior executives, including our CEO and our other NEOs. The Compensation Committee’s objective is to provide executives with target total direct compensation that generally corresponds with the market median.

Our executive compensation program is benchmarked against a peer group of medical device, technology and healthcare services companies selected by our Compensation Committee based on recommendations by FW Cook. The composition of this peer group is reassessed by FW Cook annually in order to identify appropriate changes to the group and ensure that it continues to provide an appropriate benchmark for competitive pay analysis, and all changes to the group recommended by FW Cook are subject to the review and approval of our Compensation Committee.

We view the peer group selection process as a critical aspect of our executive compensation program because benchmarking our pay practices against our market peers provides us with key information relevant to the attraction and retention of talent and the development of a sustainable cost structure. The composition of our peer group is based upon a number of criteria, including the following:

Industry and Business Characteristics	Our peer companies operate in similar industries and, to the extent possible, have similar cost structures, business models, and global reach.
Size	Based on the strong correlation between compensation opportunity levels and company size, we look for comparably sized companies as measured by metrics such as revenue, net income, market capitalization, price to earnings multiple and number of employees. Generally speaking, our peer group companies fall within the range of approximately one-third to three times our size based on these key metrics.
Competition for Executive Talent	In selecting our peer group, we seek to identify companies with whom we compete with respect to attracting or retaining executive talent.
Statistical Reliability	We believe that, in order to provide a statistically significant number of data points that will yield meaningful benchmarking opportunities, our peer group should be comprised of at least 12 companies, with a target group of between 15 and 20.
Overall Reasonableness	Although, taken in isolation, any one peer company may be identified as a poor comparison based on one or more specific metrics, we view the group as a whole and determine whether, in totality, the group is reasonable and defensible for benchmarking purposes and whether the resulting comparison data is statistically valid.

In February 2017, when the Compensation Committee set 2017 base salaries and made 2017 equity awards, our peer group included the following firms:

IDEXX Proxy Peer Group
Align Technology Inc.	Illumina, Inc.
Bio-Rad Laboratories, Inc.	Integra LifeSciences Holdings Corporation
Charles River Labs International, Inc.	NuVasive, Inc.
The Cooper Companies Inc.	ResMed Inc.
C.R. Bard Inc.	Stericycle, Inc.
DENTSPLY SIRONA Inc.	STERIS plc
Edwards Lifesciences Corporation	Teleflex Incorporated
Haemonetics Corporation	Varian Medical Systems, Inc.
Hill-Rom Holdings, Inc.	VCA Inc.
Hologic Inc.	Waters Corporation

This peer group included the same companies that constituted the peer group referenced by the Compensation Committee when it determined 2016 compensation, except:

●	Sirona Dental Systems and DENTSPLY International Inc. were removed and replaced by DENTSPLY SIRONA Inc., which is the combined company resulting from the 2016 merger of these two companies;
●	Alere, Inc. and West Pharmaceutical Services, Inc. were removed due to low market capitalization to revenue ratio and different business model, respectively; and
●	C.R. Bard Inc., Illumina, Inc., Integra LifeSciences Holdings Corporation, and NuVasive, Inc. were added to ensure a robust peer sample that appropriately reflects IDEXX’s performance and growth trajectory.

72	2018 Proxy Statement

As a result of these changes, we are positioned at slightly below the 50th percentile in the peer group based on revenue, net income, and market capitalization, while taking into account our above-market growth trajectory. The following table sets forth certain information regarding the size and value of the above-referenced peer group companies relative to the Company as of October 2016, which is when this peer group was selected by the Compensation Committee.

Peer Group Comparisons*
($ in millions)
	Revenue		Market Capitalization		Net Income		P/E Ratio		Employees
Peer Group 75th Percentile	$2,754	(1)	$11,147	(2)	$360	(1)(3)	47.5	(4)	12,325	(5)
Peer Group Median	$2,201	(1)	$7,806	(2)	$258	(1)(3)	38.1	(4)	8,185	(5)
Peer Group 25th Percentile	$1,735	(1)	$4,300	(2)	$126	(1)(3)	26.7	(4)	5,088	(5)
IDEXX Laboratories, Inc.	$1,690	(1)	$10,132	(2)	$202	(1)(3)	50.2	(4)	6,800	(5)
IDEXX Laboratories, Inc. – 2017(6)	$1,969		$13,621		$263		51.7		7,979
*	All data in this table, except for the IDEXX Laboratories, Inc. – 2017 data, was compiled by FW Cook from Standard & Poor’s Capital IQ database.
(1)	Most recently reported four quarters publicly available as of September 1, 2016.
(2)	As of September 1, 2016. Calculated using the most recently reported shares outstanding and stock price publicly available as of September 1, 2016.
(3)	Excludes extraordinary items and discontinued operations.
(4)

Calculated by dividing the market capitalization as of September 1, 2016 by net income for the most recently reported four quarters publicly available as of September 1, 2016, excluding extraordinary items and discontinued operations.

(5)	Fiscal year employee number based upon the most recently filed Annual Report on Form 10-K as of September 1, 2016.
(6)

For comparative purposes only. 2017 data is as of or for the year ended December 31, 2017, except that the market capitalization calculated using the closing stock price at December 29, 2017. P/E Ratio calculated using a methodology described in footnote (4) above, except as of December 31, 2017.

As part of our compensation benchmarking process, we supplement our peer group data with national survey life sciences and general industry data. The survey data is blended to recognize the manufacturing aspects of our business and the different business models of some companies reflected therein.

How We Paid Our NEOs in 2017

In making compensation determinations with respect to our NEOs, the Compensation Committee gives primary consideration to their impact on the Company’s results and scope of responsibility, in addition to past accomplishments, prior experience and other factors, including data on prevailing market compensation levels. Considerable weight is also given to the CEO’s evaluation of the other NEOs because of his unique knowledge of their responsibilities, performance and contributions. For each of our NEOs, the Compensation Committee determines each component of compensation based on overall achievement of our financial and non-financial performance goals.

Base Salary

Base salary levels are reviewed and approved by the Compensation Committee annually, typically in the first fiscal quarter, as part of our compensation planning process. The Compensation Committee targets base salary toward the median for the peer group proxy data and market survey compensation data. Individual executive base salary levels may vary on either side of the median when factoring in our overall financial performance and an individual’s strengths, level and scope of responsibilities, skills, experience, past performance and potential.

The 2017 base salaries of our NEOs are included in the table under “Summary Compensation Table” on page 81. Mr. Ayers’s 2017 base salary is the same base salary paid to Mr. Ayers since 2013, reflecting our philosophy that the portion of the CEO’s total compensation that is performance-based should grow as a percentage of the total over time. The Compensation Committee approved base salary increases in 2017 for each of the other NEOs to more closely align these base salaries to the median of the proxy peer group and market survey data for these positions.

2018 Proxy Statement	73

Annual Performance-Based Cash Bonus

Annual performance-based cash bonuses for 2017 were paid to our CEO and our other NEOs, as well as certain other senior executives, pursuant to our 2017 Executive Incentive Plan (the “Executive Incentive Plan”) adopted by the Compensation Committee in February 2017. Under the Executive Incentive Plan, the amount of each participating senior executive’s annual performance-based cash bonus for 2017 was determined based on the overall performance factor described below.

In connection with adopting the Executive Incentive Plan, the Compensation Committee determined for each NEO his or her target annual performance-based cash bonus amount for 2017 based on a percentage of his or her annual base salary:

Base Salary	Target Incentive %	Target Annual Performance-Based Cash Bonus Amount

The Compensation Committee also limited the maximum amount of the 2017 annual performance-based cash bonus payable to any NEO to 200% of his or her target. These target percentages are intended to provide a suitable mix of fixed and variable compensation and to maintain an appropriate weighting of annual versus longer-term incentives, consistent with our compensation philosophy, and capping the amount of each NEO’s annual performance-based cash bonus mitigates the risk associated with this type of incentive compensation design.

In addition, intending to qualify these 2017 annual performance-based cash bonuses as “performance-based” compensation under Section 162(m), the Compensation Committee selected each of our NEOs, as well as certain other senior executives, as participants in our 2014 Incentive Compensation Plan (the “2014 Plan”) for 2017. The Compensation Committee determined that the maximum 2017 annual performance-based cash bonus opportunity for each participating senior executive, including our NEOs, under the 2014 Plan would be based upon the Company’s 2017 consolidated operating income, as adjusted to eliminate the effects of differences between actual and budgeted foreign currency exchange rates and to eliminate the effects of discrete items such as acquisition- and litigation-related expenses and restructuring charges, as follows:

●	For Mr. Ayers, 1.5% of operating income (as adjusted); and
●	For each other participating senior executive, including each of the other NEOs, 0.75% of operating income (as adjusted).

Each maximum 2017 annual performance-based cash bonus opportunity was also subject to the $5 million per participant limitation under the 2014 Plan.

In February 2018, the Compensation Committee certified that the Company achieved positive operating income (adjusted as described above) for 2017. The Compensation Committee then exercised its “negative discretion,” as permitted under Section 162(m), to determine the actual amounts of the annual performance-based cash bonuses awarded to each NEO (and other participating senior executive) for 2017, using the guidelines, caps and performance criteria set forth in the Executive Incentive Plan.

The amount of the 2017 annual performance-based cash bonus payable to each NEO and other participating senior executive under the Executive Incentive Plan was determined based upon an overall performance factor that is calculated using two equally-weighted factors:

●	A financial performance factor (determined by measuring against specific financial metrics selected by the Compensation Committee) and

74	2018 Proxy Statement

●

A non-financial performance factor (determined by measuring the Company’s achievement of non-financial performance goals approved by the Board that are focused on strengthening and positioning the Company for sustained future growth and profitability):

Overall Performance Factor

Target Annual Performance- Based Cash Bonus Amount	X	Financial Performance Factor	+	Non- Financial Performance Factor	=	Actual Annual Performance- Based Cash Bonus Amount
		50% Weighting		50% Weighting

Financial Performance Factor

The financial metrics used to calculate the financial performance factor are established annually by the Compensation Committee. For 2017, the Executive Incentive Plan included three equally-weighted financial performance metrics: organic revenue growth, operating profit, and earnings per share (diluted):

Organic Revenue Growth Rating	+	Operating Profit Rating	+	Earnings per Share (Diluted) Rating	=	Financial Performance Factor
33.3% Weighting		33.3% Weighting		33.3% Weighting

Each of these financial performance metrics is subject to a rating calculated on a sliding scale, ranging from 50% to 180% (with no payout below threshold performance), using the approved budget goal for the applicable factor as 100% of target payout.

The Company’s performance versus the approved budget goal with respect to each financial metric selected by the Compensation Committee for the Executive Incentive Plan for 2017, and the resulting calculation of the financial performance factor, is illustrated in the table below:

	2017 Actual	2017 Approved Budget Goal(1)	Variance to Approved Budget Goal	Payout Rating(2)	Weighting	Weighted Average Percentage
Organic Revenue Growth(3)	10.4%	9.6%	0.8%	113.8%	33.3%	38%
Operating Profit ($ in millions)	$413.0	$391.3	$21.7	154.2%	33.3%	51%
Earnings per Share (Diluted)	$2.94	$2.80	$0.14	158.6%	33.3%	53%
2017 Financial Performance Factor (%)						142%
(1)

In evaluating financial performance, the Compensation Committee reviewed the 2017 budget as adjusted to eliminate the effects of changes in foreign currency exchange rates during 2017, as compared to the rates assumed in the budget, as well as the impact of the tax benefit from the stock compensation GAAP change.

(2)

Achievement of the Company’s approved budget goal for each of the financial metrics equates to 100% payout, with separate pre-defined performance scales for each financial metric resulting in an increase or decrease in the percentage payout, as described above.

(3)

Organic revenue growth is not a measure defined by generally accepted accounting principles in the United States of America (“GAAP”), otherwise referred to herein as a non-GAAP financial measure. In calculating organic revenue growth, we exclude the effect of changes in foreign currency exchange rates because changes in foreign currency exchange rates are not under management’s control, are subject to volatility and can obscure underlying business trends. We also exclude the effect of acquisitions because the nature, size and number of acquisitions can vary dramatically from period to period and therefore can also obscure underlying business trend. Information regarding organic revenue growth and its calculation is provided in Appendix A.

2018 Proxy Statement	75

Non-Financial Performance Factor

The non-financial performance factor is determined by the Compensation Committee by measuring achievement of annual goals approved by the Board and intended to strengthen the business to support long-term performance. The non-financial goals for 2017 for the Executive Incentive Plan in general covered the following objectives:

●	Expansion of the U.S. commercial organization, which is in its third year of fully-direct customer presence, resulting in a deeper customer presence;
●	Development, commercialization and launch of certain products, including our Catalyst® SDMA Test;
●	Achievement in upgrading and advancing the functionality of our key, strategic, global IT platforms that benefit customers, global laboratory operations and employees; and
●	Focus on employee engagement positively impacting employee turnover.

Based upon achievement against the non-financial goals described above, the Compensation Committee determined that the non-financial performance factor for the senior executives was 128% of target.

Overall and Individual Performance Factors

In accordance with the equal weighting applied to the financial and non-financial performance factors set forth in the Executive Incentive Plan, the incentive plan design results in a 135% overall performance factor for the participants in the Executive Incentive Plan. The Compensation Committee also considered the relative contributions made by each participating senior executive to the achievement of the Company’s financial and non-financial goals, as well as other factors such as the scope of and tenure in their roles at the Company, in determining the final amount of each award.

Based on the overall performance factor and after considering individual performance assessments and other factors, the Compensation Committee awarded each NEO a 2017 annual performance-based cash bonus that equaled 135% of his or her target. The Compensation Committee believes these performance factors over target are appropriate due to the exceptional performance of the Company in 2017 and each participating NEO’s contribution to the Company’s performance against the financial and non-financial performance goals described above.

Equity-Based Long-Term Incentive Compensation

We believe that the practice of granting equity-based awards is important in recruiting and retaining the key talent necessary to ensure our continued success. We also believe that granting equity-based awards, with a high percentage of those awards made in the form of stock options, provides our executives a strong financial incentive to maximize shareholder returns over the long term. In fact, our compound annual total shareholder return substantially outperformed the S&P 500 Index over the last one-, three-, and five-year periods and the average of our proxy peer group over the last three- and five-year periods.

1-, 3- and 5-Year Compound Annual Total Shareholder Return %*

*	Based on total return to shareholders, assuming dividend reinvestment for those companies issuing dividends. All three periods ended December 31, 2017.
**	Average of the proxy peer group identified on page 72 (excluding C.R. Bard Inc. and VCA Inc. due to acquisition) and excludes IDEXX.

76	2018 Proxy Statement

The following table summarizes the key aspects of the annual equity compensation awards made to our senior executives (including our NEOs):

Aspect of Equity Awards	Description
Types of Equity Awards

Annual equity awards may consist of stock options, RSUs or a combination of both. Because stock options have value only to the extent our stock price increases in comparison to the stock price on the date of the grant, and vest ratably over five years with seven- or ten-year terms, they directly reward creation of long-term shareholder value after the grant date. For these reasons, we view options as an effective means of implementing our compensation philosophy that emphasizes pay-for-performance and seeks to align the interests of our executives and shareholders. RSUs vary in value depending on the stock price of our common stock prior to vesting, but generally will have some value in the long term, which encourages retention and rewards the creation of shareholder value over time.

Vesting and Expiration

All equity awards have a five-year vesting schedule, which is longer than typical market practice, because we believe this further aligns the interests of our executives with the long-term interest of shareholders while also providing a retention benefit for the Company. In 2017, RSUs granted to our NEOs also contain a performance-based vesting component, with the intent to make these RSUs eligible to qualify as “performance-based compensation” under Section 162(m) of the Code, that must be met in respect of 2017 for the award to continue to vest over its remaining vesting cycle.

Annual stock option awards granted prior to the date of our 2013 Annual Meeting generally expire on the day immediately prior to the seventh anniversary of their grant date, and annual stock option awards granted on or after the date of our 2013 Annual Meeting generally expire on the day immediately prior to the tenth anniversary of their grant date.

Mix of Equity Incentive Compensation

Given the different risk/reward characteristics of options and RSUs and alignment with our executive compensation philosophy, the Compensation Committee believes that the equity awards granted to executives should have a greater proportion of stock options relative to RSUs:

●Executives have the most direct impact on our performance and should bear the highest risk, and realize the highest potential reward, associated with that performance. Accordingly, senior executives (other than the CEO) generally receive 75% of their equity award value in the form of stock options and 25% of their equity award value in the form of RSUs.
●Based on our CEO’s substantial impact on our performance and ability to create shareholder value over the long term, since 2015 our CEO has received 100% of his annual equity award in the form of stock options that vest over five years.

We believe that these higher percentages of options, combined with the five-year vesting period, serve as effective incentives to create long-term shareholder value for our CEO and the other NEOs, which is evidenced by our strong stock price performance over the last several years.

In determining the size of annual equity awards to each NEO, the Compensation Committee begins with a competitive assessment based upon our proxy peer group and market survey data. The determination of the equity award is based on the responsibilities of each NEO’s position and, relative to cash compensation, is intended to support our philosophy that variable pay should constitute a significant portion of total compensation. The size of annual award value is determined based on the executive’s job scope, long-term leadership potential, the size of prior awards, total compensation relative to median total compensation for market comparable positions, and the impact of the equity award values in total on shareholder dilution and shareholder value transfer in relation to the average of such totals for the proxy peer group.

In February 2017, the Compensation Committee granted Mr. Ayers stock options with an aggregate grant value of approximately $4,500,000 that vest ratably over five years. Although the Compensation Committee considered the peer group proxy and market data in making this equity award, it did not target any particular percentage of the median total direct compensation and determined the amount of the award in its discretion. However, the Compensation Committee believes this award results in total direct compensation for the CEO that is slightly below median in relation to the benchmark group, consistent with good compensation practices and our philosophy of creating long-term value for the benefit of our shareholders.

In February 2017, the Compensation Committee granted stock options and performance-based RSUs with an aggregate grant value of approximately $1,300,000 to each of Mr. McKeon and Mr. Mazelsky, and $600,000 to each of Ms. Studer and Mr. Twigge, in each case that vest ratably over five years. Each of these NEOs received 75% of their equity award value in the

2018 Proxy Statement	77

form of stock options and 25% of their equity award value in the form of performance-based RSUs. In determining the size of equity awards granted to these NEOs in 2017, the Compensation Committee reviewed compensation summaries for each that summarized the value of outstanding vested and unvested stock options and vesting of RSUs and the cumulative value realized by the executives upon exercise of stock options and vesting of RSUs since commencement of employment. As with the determination of Mr. Ayers’s equity award, the Compensation Committee considered the peer group proxy and market data in making these equity awards, but did not target any particular percentage of the median total direct compensation and determined the amounts of the awards in its discretion.

The Compensation Committee also reviewed an analysis of the Company’s aggregate share usage and aggregate fair value of equity compensation awarded, relative to the Company’s prior levels and in relation to the peer group. The aggregate fair value of equity compensation awarded in 2017 was below the median of the latest year of peer group data and below the median for the average of the past three years. The Compensation Committee considered this information as well as Mr. Ayers’s advice and recommendation regarding the prospects for long-term contribution by each of the NEOs, other than Mr. Ayers, in making these 2017 equity awards.

The performance-based RSUs granted to each of Mr. McKeon, Mr. Mazelsky, Ms. Studer and Mr. Twigge for fiscal year 2017 included a performance component. Specifically, these RSUs were eligible to vest and become payable only if the Company achieved consolidated operating income, as adjusted to eliminate the effects of discrete items including acquisition integration expenses and restructuring charges, acquisition purchase accounting adjustments, acquisition-related transaction costs and adjustments to finalized preacquisition contingences, for fiscal year 2017 that is at least 55% of this metric in our approved 2017 budget. Failure to meet this performance goal for fiscal year 2017 would result in the forfeiture of these RSUs. In February 2018, the Compensation Committee certified that this performance goal was achieved for fiscal year 2017, meaning that these RSUs granted in February 2017 will vest ratably over five years, with one-fifth of the shares underlying the RSU award vesting in February of each year beginning in 2018.

Benefits and Perquisites

We provide health and welfare benefits to our salaried employees, including our NEOs. This includes health insurance, affordable access to physical fitness facilities, life insurance and disability insurance. In addition, all full-time employees of the Company and its domestic subsidiaries that have been employed for at least one month have an opportunity to purchase shares of our common stock through payroll deductions pursuant to our 1997 Employee Stock Purchase Plan.

In 2017, the only benefits available exclusively to our senior executives were Company-funded, elective supplemental disability coverage, annual executive physical examinations and wellness coaching, and tax return preparation and planning services, which have a combined value of under $16,000 per executive. The supplemental disability coverage is provided for additional financial security in the case of disability. Annual physical examinations and wellness coaching are provided because the health of our executives is critical to their performance. The tax preparation and planning service is provided to maximize the amount of time that our senior executives are able to spend on Company business rather than personal financial matters. We do not gross up executives’ perquisites and benefits to compensate for any taxes due on the value of these perquisites and benefits, with the exception of executives on expatriate assignments.

78	2018 Proxy Statement

How We Manage Risk and Governance

Executive Stock Ownership and Retention

We maintain stock ownership guidelines intended to ensure that the interests of our senior executives are economically aligned with those of our shareholders. These guidelines, which set target levels of ownership of our common stock for our senior executives, were amended on February 14, 2018 to increase the target levels for our CEO and Executive Vice Presidents:

	Target Multiple of Annual Base Salary under Guidelines at December 31, 2017	Target Multiple of Annual Base Salary under Amended Guidelines
CEO	6X	10X
Executive Vice Presidents	3X	4X
Corporate Vice Presidents	1X	1X

We believe that the higher target multiples applicable to the CEO and our Executive Vice Presidents are appropriate given the greater relative scope of responsibilities relating to long-term shareholder value creation associated with those positions. These target levels determine whether the senior executive must retain additional stock acquired upon the vesting and release of RSUs, deferred stock units (“DSUs”) or the exercise of options. Specifically, unless and until the value of our common stock held by a senior executive equals or exceeds his or her target level at the end of a calendar year, this executive must retain:

●

At least 75% of our common stock received upon the exercise of options or the vesting and release of RSUs or DSUs during the following year, after payment or withholding of any applicable exercise price and taxes; and

●	All other shares of our common stock held by the senior executive.

We do not apply the value of stock options or unvested RSUs towards satisfying these guidelines, as we believe that these guidelines are meant to encourage outright ownership of our common stock. Each senior executive’s compliance with the guidelines is measured annually as of December 31 and reviewed by the Compensation Committee. All NEOs were in compliance with the guidelines as of December 31, 2017, and the value of each of our NEO’s holdings in our common stock as of December 31, 2017 exceeded his or her target ownership under the guidelines in effect at that time, as well as our current amended guidelines.

Recovery of Incentive Compensation (Clawback Policy)

Under our Policy of Recovery of Incentive Compensation, or “clawback” policy, we may seek to recover certain performance-based incentive compensation (including performance-based equity compensation) granted to our executives in the event we are required to restate our financial results for any of the three most recent fiscal years completed after March 3, 2010, other than a restatement due to changes in accounting principles or applicable law.

Policy on Short-Sales, Derivatives and Hedging

Pursuant to our Policy on Short Sales, Derivative Transactions and Hedging, no employee of the Company may engage in short sales of our securities, purchases or sales of puts, calls or other derivative securities based on our securities, or purchases of financial instruments that are designed to hedge or offset any decrease in the market value of our securities.

Anti-Pledging Policy

We maintain a Policy on Pledging of Company Stock that prohibits our Directors and senior executives from pledging or otherwise encumbering our equity securities as collateral for indebtedness, including holding shares in a margin or similar account that would subject our equity securities to margin calls.

CEO Employment Agreement

Our CEO has an employment agreement that stipulates severance terms if he were to be terminated by the Company other than for cause. Cause is defined in the employment agreement as willful, material misconduct, gross negligence in the performance of his duties on behalf of the Company, or a breach of his invention and non-disclosure agreement or non-compete agreement with the Company.

2018 Proxy Statement	79

Change in Control Agreements

Each of the NEOs and certain other senior executives has a change in control agreement with the Company. The purpose of these agreements is to provide strong incentives for these senior executives to act in the best interest of our shareholders before, during and after any change in control transaction by providing them with security in the event their employment is terminated or materially changed following a change in control. The agreements generally provide for a lump sum payment of a prorated portion of the senior executive’s target bonus for the year of termination, an amount equal to two times (or three times in the case of the CEO) the sum of the senior executive’s annual base salary, and the average bonus received by the senior executive for the three full fiscal years preceding the change in control, as well as the continuation of benefits for two years (or three years in the case of the CEO) following a qualifying termination. The agreements also provide for immediate vesting of equity awards in the event of a change in control followed by a qualifying termination but do not provide for any 280G excise tax gross-ups. The change in control agreements renew annually unless we provide notice of our intent not to renew. The Compensation Committee believes these terms are reasonable and consistent with market practice. The Compensation Committee periodically reviews the change in control agreements and obtains updated industry benchmarking advice from FW Cook to assist in determining whether any modifications to the agreements are necessary or whether we should permit renewal.

Equity Award Grant Policy

We have adopted an equity award granting policy that determines when and how equity awards are granted by the Company. This policy provides for fixed award dates that occur outside the quarterly quiet periods during which our executives and Directors are precluded from trading in our securities. Most equity awards, including all annual awards to the NEOs, are made on or about February 14 of each year, which shortly follows both our earnings announcement for the fourth quarter of the prior year and the Compensation Committee meeting at which annual compensation determinations are made. All annual equity awards to our NEOs require the approval of the Compensation Committee. All other equity grants are typically authorized by the Compensation Committee. Pursuant to the equity award granting policy, the Compensation Committee has delegated to the Compensation Committee Chairperson the power and authority to grant certain new hire equity awards for executive officers, subject to certain limitations set forth in the equity award granting policy.

Risk Analysis

The Compensation Committee engaged FW Cook to conduct an analysis of our compensation practices in order to assist the Compensation Committee in determining whether those practices created risks that were reasonably likely to have a material adverse effect on the Company. The results of this analysis were presented by FW Cook to the Compensation Committee in December 2017. Based on this analysis, the Compensation Committee determined that our compensation practices were not reasonably likely to have a material adverse effect on the Company. This conclusion was based on the use of a reasonably balanced pay mix, multiple performance metrics used for the cash bonus plan, including non-financial goals, capped cash bonus payouts, multi-year equity compensation vesting periods, stock ownership guidelines, a clawback policy, and a prohibition against pledging and hedging activity.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement for the year ended December 31, 2017. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

Compensation Committee

M. Anne Szostak, Chair
William T. End
Stuart M. Essig, PhD
Lawrence D. Kingsley

80	2018 Proxy Statement

Executive Compensation Tables

Summary Compensation Table

The following table sets forth the compensation earned during 2017, 2016 and 2015 by our CEO, Chief Financial Officer, and the three other highest-paid executives for the Company’s 2017 fiscal year.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total Compensation
Jonathan W. Ayers(3)	2017	$800,000	–	$–	$4,493,126	$1,350,000	$22,225	(4)	$6,665,351
President and Chief	2016	800,000	–	–	3,497,863	1,545,000	20,818		5,863,681
Executive Officer	2015	800,000	–	–	2,996,921	950,000	20,784		4,767,705
Brian P. McKeon	2017	$549,538	–	$324,972	$973,510	$559,000	$15,951	(5)	$2,422,971
Executive Vice President,	2016	533,538	–	274,996	824,505	621,000	17,227		2,271,266
Chief Financial Officer	2015	516,923	–	250,074	749,230	370,500	17,468		1,904,195
and Treasurer
Jay Mazelsky	2017	$469,462	–	$324,972	$973,510	$479,000	$22,889	(6)	$2,269,833
Executive Vice President	2016	447,969	–	250,027	749,542	600,000	22,625		2,070,163
	2015	434,215	–	187,555	561,923	290,500	23,179		1,497,372
Jacqueline L. Studer	2017	$385,154	–	$149,954	$449,325	$313,000	$22,554	(7)	$1,319,987
Corporate Vice President,	2016	373,308	–	137,532	412,244	324,000	36,118		1,283,202
General Counsel and	2015	361,846	–	137,445	412,085	207,500	142,661		1,261,537
Corporate Secretary
Giovani Twigge	2017	$379,308	–	$149,954	$449,325	$309,000	$20,041	(8)	$1,307,628
Corporate Vice President	2016	367,231	–	137,532	412,244	343,000	15,251		1,275,258
and Chief Human Resources	2015	–	–	–	–	–	–		–
Officer
(1)

Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 4 to our consolidated financial statements included in our 2017 Annual Report on Form 10-K for the relevant assumptions used to determine the valuation of our stock awards and stock options.

(2)

Amounts shown reflect the NEOs’ annual, performance-based cash bonus amounts under our Executive Incentive Plan. See the discussion under “Compensation Discussion and Analysis – How We Paid Our NEOs in 2017 - Annual Performance-Based Cash Bonus” on page 74 above.

(3)	Reflects compensation Mr. Ayers received as an employee. Mr. Ayers received no additional compensation for his service as a Director.
(4)

Amount shown includes $10,800 in Company matching contributions under the Company’s 401(k) plan, and the remainder includes tax preparation fees, reimbursements for executive physical examinations and premiums paid on behalf of Mr. Ayers under the Company’s disability and life insurance plans.

(5)

Amount shown includes $10,800 in Company matching contributions under the Company’s 401(k) plan, and the remainder includes tax preparation fees, reimbursements for executive physical examinations and premiums paid on behalf of Mr. McKeon under the Company’s disability and life insurance plans.

(6)

Amount shown includes $10,800 in Company matching contributions under the Company’s 401(k) plan, and the remainder includes tax preparation fees, reimbursements for executive physical examinations and premiums paid on behalf of Mr. Mazelsky under the Company’s disability and life insurance plans.

(7)

Amount shown includes $10,800 in Company matching contributions under the Company’s 401(k) plan, and the remainder includes tax preparation fees, reimbursements for executive physical examinations and premiums paid on behalf of Ms. Studer under the Company’s disability and life insurance plans.

(8)

Amount shown includes $10,800 in Company matching contributions under the Company’s 401(k) plan, and the remainder includes tax preparation fees, reimbursements for executive physical examinations and premiums paid on behalf of Mr. Twigge under the Company’s disability and life insurance plans.

2018 Proxy Statement	81

2017 Grants of Plan-Based Awards

The following table sets forth each grant of an award made to the NEOs during the Company’s 2017 fiscal year. All equity awards were made under the 2009 Plan described below.

Name	Grant Date	Action Date(1)	Estimated Possible Pay-outs Under Non-Equity Incentive Plan Awards(2)		Estimated Possible Pay-outs Under Equity Incentive Plan Awards		All Other Option Awards: # of Securities Underlying Options (6)(7)	Exercise/ Base Price of Option Awards(1)	Grant Date Fair Value of Stock Option Awards(8)
			Target ($)(3)	Maximum ($)(4)	Target (#)(5)	Maximum (#)(5)
Jonathan W. Ayers(9)	2/14/2017	2/14/2017	–	–	–	–	–	–	$–
	2/14/2017	2/14/2017	–	–	–	–	110,917	$141.60	4,493,126
	–	–	$1,000,000	(4)	–	–	–	–	–
Brian P. McKeon	2/14/2017	2/14/2017	–	–	2,295	(5)	–	–	$324,972
	2/14/2017	2/14/2017	–	–	–	–	24,032	$141.60	973,510
	–	–	$414,000	(4)	–	–	–	–	–
Jay Mazelsky	2/14/2017	2/14/2017	–	–	2,295	(5)	–	–	$324,972
	2/14/2017	2/14/2017	–	–	–	–	24,032	$141.60	973,510
	–	–	$354,750	(4)	–	–	–	–	–
Jacqueline L. Studer	2/14/2017	2/14/2017	–	–	1,059	(5)	–	–	$149,954
	2/14/2017	2/14/2017	–	–	–	–	11,092	$141.60	449,325
	–	–	$232,200	(4)	–	–	–	–	–
Giovani Twigge	2/14/2017	2/14/2017	–	–	1,059	(5)	–	–	$149,954
	2/14/2017	2/14/2017	–	–	–	–	11,092	$141.60	449,325
	–	–	$228,600	(4)	–	–	–	–	–
(1)

On February 14, 2017, the Compensation Committee approved the grant of the above stock options and RSUs to the NEOs at the closing sale price of the common stock on the NASDAQ Global Select Market on February 14, 2017.

(2)

The non-equity incentive plan awards reported under this caption represent the possible annual, performance-based cash bonus amounts under our Executive Incentive Plan, the material terms of which are discussed under “Compensation Discussion and Analysis – How We Paid Our NEOs in 2017 - Annual Performance-Based Cash Bonus” above. The actual award payments under the Executive Incentive Plan, as determined by the Compensation Committee on February 14, 2018, are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. The Executive Incentive Plan does not provide for a threshold payout, and if minimum performance goals are not met, no annual performance-based cash bonus is earned under the plan.

(3)

Annual performance-based cash bonus amounts awarded under the Executive Incentive Plan are determined by multiplying a target bonus, represented as a percentage of annual base salary, by a factor calculated by combining two equally weighted measures: (1) Company financial performance against budget with respect to pre-determined financial metrics, and (2) achievement of non-financial performance goals. For a discussion of the 2017 financial metrics and performance goals under the Executive Incentive Plan, see “Compensation Discussion and Analysis— How We Paid Our NEOs in 2017 –Annual Performance-Based Cash Bonus” above. For 2017, Mr. Ayers had a target bonus of 125% of base salary, each of Mr. McKeon and Mr. Mazelsky had a target bonus of 75% of base salary and each of Ms. Studer and Mr. Twigge had a target bonus of 60% of base salary. The “Target” amount set forth above represents an assumption that the financial and non-financial performance goal ratings for each of the NEOs participating in the SET Incentive Plan is 100%.

(4)

The maximum annual performance-based cash bonus for fiscal year 2017 was determined under the 2014 Plan (as defined below) as a percentage of the Company’s consolidated operating income, determined in accordance with generally accepted accounting principles in the U.S. and as reported in the Company’s audited financial statements, adjusted to eliminate the effects of foreign currency exchange rates and other discrete items. The maximum annual, performance-based cash bonus payable to Mr. Ayers under the 2014 Plan for fiscal year 2017 was 1.5% of the Company’s operating income (as adjusted) for such period, subject to a maximum bonus of 250% of Mr. Ayers’s annual base salary for 2017. The maximum annual, performance-based cash bonus payable to each of the other NEOs under the 2014 Plan for fiscal year 2017 was 0.75% of the Company’s operating income (as adjusted) for such period, subject, in the case of Mr. McKeon and Mr. Mazelsky, to an overall maximum bonus of 150% of their annual base salary for 2017 and in the case of Ms. Studer and Mr. Twigge, to an overall maximum bonus of 120% of their annual base salary for 2017.

82	2018 Proxy Statement

(5)

Granted under our 2009 Plan as performance-based RSUs that are eligible to vest only if the Company achieved consolidated operating income, as adjusted to eliminate the effects of discrete items such as acquisition-related expenses and restructuring charges, for fiscal year 2017 that is at least 55% of this metric in our approved 2017 budget. There is no threshold or maximum payout associated with these performance-based RSUs. If the stated target performance goal was not met, these awards would be forfeited, and if performance is achieved above target, no additional RSUs are awarded. The number of performance-based RSUs reflected as the “Target” amount set forth above represents the total number of these RSUs that will be held by the executive in the event that the stated performance goal has been achieved. If the performance goal is achieved, the reported number of RSUs will be subject to additional time-based vesting requirements, with one-fifth of the shares underlying the RSU award vesting in February of each year beginning in 2018 (subject to the executive’s continued employment). For more information regarding these performance-based RSUs, please see the information under “Compensation Discussion and Analysis – How We Paid Our NEOs in 2017 – Equity-Based Long-Term Incentive Compensation” beginning on page 76.

(6)	Options become exercisable in equal annual installments over a five-year period commencing on the first anniversary of the date of grant.
(7)

Pursuant to the 2009 Plan, upon a change in control of IDEXX, each outstanding stock option or RSU award held by all employees of IDEXX, including executives, is subject to the vesting provisions described below under “Stock Incentive Plans.” Under the change in control agreements between the Company and each of its executives, vesting of options and RSUs held by each executive may accelerate in full in the event of a change in control of the Company followed by a qualifying termination of the executive’s employment, as described below under “Change in Control Agreements.”

(8)

Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 4 to our consolidated financial statements included in our 2017 Annual Report on Form 10-K for the relevant assumptions used to determine the valuation of our stock awards and stock options.

(9)

In the event of termination of Mr. Ayers’s employment by the Company other than for cause (except following a change in control), his stock options and RSUs will continue to vest in accordance with their terms for two years. See “Employment Agreements” below.

In addition to the footnotes to the Summary Compensation Table and 2017 Grants of Plan-Based Awards table above, the following sections of this Proxy Statement further describe other material factors of the compensation and awards described in those tables. For a description of the material terms of Mr. Ayers’s employment agreement and the change in control agreements for each of our NEOs, see “Employment Agreements” and “Change in Control Agreements” below; for a description of the material terms of the 2014 Plan, see below under “2014 Incentive Compensation Plan”; for a description of the material terms of the 2009 Plan, see below under “Stock Incentive Plans.” For an explanation of the amount of salary and bonus in proportion to total compensation, and a description of the criteria applied in determining grants of plan-based awards, see the “Compensation Discussion and Analysis” above.

2018 Proxy Statement	83

2017 Outstanding Equity Awards at Fiscal Year End

The table below sets forth information with respect to unexercised options and stock that has not vested for each of the NEOs as of the end of the Company’s 2017 fiscal year.

		Option Awards(1)				Stock Awards(1)
Name	Grant Date(2)	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price($)	Option Expiration Date(3)	# of Shares/ Units of Stock Not Vested	Market Value of Shares or Units of Stock that Have Not Vested($)(4)
Jonathan W. Ayers(5)	2/14/2011	124,500	–	38.795	2/13/2018	–	–
	2/14/2011	–	–	–	–	–	–
	2/14/2012	117,714	–	43.710	2/13/2019	–	–
	2/14/2012	–	–	–	–	–	–
	2/14/2013	91,200	22,800	45.840	2/13/2020	–	–
	2/14/2013	–	–	–	–	2,160	337,781
	2/14/2014	54,410	36,272	62.000	2/13/2024	–	–
	2/14/2014	–	–	–	–	3,548	554,836
	2/14/2015	59,956	89,932	79.540	2/13/2025	–	–
	2/14/2015	–	–	–	–	–	–
	2/14/2016	39,886	159,544	67.850	2/13/2026	–	–
	2/14/2016	–	–	–	–	–	–
	2/14/2017	–	110,917	141.600	2/13/2027	–	–
	2/14/2017	–	–	–	–	–	–
Brian P. McKeon(6)	2/14/2011	6,602	–	38.795	2/13/2018	–	–
	5/09/2012	7,504	–	44.045	5/08/2019	–	–
	5/08/2013	8,790	–	43.680	5/07/2023	–	–
	1/01/2014	22,702	18,894	53.185	12/31/2023	–	–
	1/01/2014	–	–	–	–	5,640	881,983
	2/14/2014	22,260	14,838	62.000	2/13/2024	–	–
	2/14/2014	–	–	–	–	1,452	227,064
	2/14/2015	14,990	22,482	79.540	2/13/2025	–	–
	2/14/2015	–	–	–	–	1,886	294,933
	2/14/2016	9,402	37,607	67.850	2/13/2026	–	–
	2/14/2016	–	–	–	–	3,242	506,984
	2/14/2017	–	24,032	141.600	2/13/2027	–	–
	2/14/2017	–	–	–	–	2,295	358,892
Jay Mazelsky(7)	9/01/2012	9,154	–	47.530	8/31/2019	–	–
	9/01/2012	–	–	–	–	–	–
	2/14/2013	22,574	5,642	45.840	2/13/2020	–	–
	2/14/2013	–	–	–	–	544	85,071
	12/05/2013	39,202	9,800	52.000	12/04/2023	–	–
	12/05/2013	–	–	–	–	961	150,281
	2/14/2014	12,366	8,244	62.000	2/13/2024	–	–
	2/14/2014	–	–	–	–	806	126,042
	2/14/2015	11,244	16,860	79.540	2/13/2025	–	–
	2/14/2015	–	–	–	–	1,414	221,121
	2/14/2016	8,547	34,188	67.850	2/13/2026	–	–
	2/14/2016	–	–	–	–	2,948	461,008
	2/14/2017	–	24,032	141.600	2/13/2027	–	–
	2/14/2017	–	–	–	–	2,295	358,892

84	2018 Proxy Statement

		Option Awards(1)				Stock Awards(1)
Name	Grant Date(2)	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price($)	Option Expiration Date(3)	# of Shares/ Units of Stock Not Vested	Market Value of Shares or Units of Stock that Have Not Vested($)(4)
Jacqueline L. Studer(8)	9/01/2014	–	–	–	–	2,258	353,106
	2/14/2015	7,444	12,366	79.540	2/13/2025	–	–
	2/14/2015	–	–	–	–	1,036	162,010
	2/14/2016	4,701	18,803	67.850	2/13/2026	–	–
	2/14/2016	–	–	–	–	1,621	253,492
	2/14/2017	–	11,092	141.600	2/13/2027	–	–
	2/14/2017	–	–	–	–	1,059	165,606
Giovani Twigge	2/14/2012	13,658	–	43.710	2/13/2019	–	–
	2/14/2012	–	–	–	–	–	–
	2/14/2013	13,544	3,386	45.840	2/13/2020	–	–
	2/14/2013	–	–	–	–	326	50,980
	2/14/2014	8,658	5,768	62.000	2/13/2024	–	–
	2/14/2014	–	–	–	–	564	88,198
	2/14/2015	8,244	12,366	79.540	2/13/2025	–	–
	2/14/2015	–	–	–	–	1,036	162,010
	2/14/2016	4,701	18,803	67.850	2/13/2026	–	–
	2/14/2016	–	–	–	–	1,621	253,492
	2/14/2017	–	11,092	141.600	2/13/2027	–	–
	2/14/2017	–	–	–	–	1,059	165,606
(1)

Pursuant to the 2009 Plan and our 2003 Stock Incentive Plan (“2003 Plan”), upon a change in control of IDEXX, each outstanding stock option or RSU award held by all employees of IDEXX, including executives, is subject to the vesting provisions described below under “Stock Incentive Plans.” Under the change in control agreements between the Company and each of its executives, vesting of options and RSUs held by each executive may accelerate in full in the event of a change in control of the Company followed by a qualifying termination of the executive’s employment. See “Change in Control Agreements” below.

(2)

Options become exercisable in equal annual installments over a five-year period commencing on the first anniversary of the date of grant. RSUs vest in equal installments over a five-year period commencing on the first anniversary of the date of grant.

(3)

Options granted prior to 2006 expire on the day immediately prior to the tenth anniversary of the date of grant, options granted between 2006 and the day before the date of our 2013 Annual Meeting expire on the day immediately prior to the seventh anniversary of the date of grant, and options granted on or after the date of our 2013 Annual Meeting expire on the day immediately prior to the tenth anniversary of the date of grant.

(4)	Market value is determined by multiplying the number of shares by $156.38, the closing sale price of the Company’s common stock at December 29, 2017.
(5)

In the event of termination of Mr. Ayers’s employment by the Company other than for cause except following a change in control, his stock options and RSUs will continue to vest in accordance with their terms for two years (see “Employment Agreements” below).

(6)

Mr. McKeon was granted awards prior to January 1, 2014 as a Director. All grants after January 1, 2014 were in connection with his hiring or employment as Executive Vice President, Chief Financial Officer and Treasurer.

(7)	Mr. Mazelsky was granted awards on September 1, 2012 in connection with his hiring as Executive Vice President in July 2012.
(8)	Ms. Studer was granted an award on September 1, 2014 in connection with her hiring in June 2014 to serve as Corporate Vice President, General Counsel and Corporate Secretary in September 2014.

2018 Proxy Statement	85

2017 Option Exercises and Stock Vested

The table below sets forth information with respect to exercises of stock options and vesting of RSUs for the NEOs during the 2017 fiscal year.

	Option Awards(1)		Stock Awards(2)
Name	# Shares Acquired on Exercise	Value Realized on Exercise($)	# Shares Acquired on Vesting	Value Realized on Vesting($)
Jonathan W. Ayers	404,036	46,286,806	6,334	896,894
Brian P. McKeon	11,804	1,307,945	4,986	637,407
Jay Mazelsky	–	–	5,484	825,662
Jacqueline L. Studer	–	–	1,881	281,456
Giovani Twigge	–	–	1,703	241,145
(1)	Reflects the gross number of shares acquired and value realized upon exercise by each NEO, without reduction for shares that were used to pay the exercise price or to satisfy tax obligations.
(2)

Reflects the number of shares acquired and value of such shares upon vesting prior to the withholding of the following number of shares for each NEO to satisfy such officer’s tax obligations: Ayers (3,159), McKeon (1,914), Mazelsky (2,370), Studer (638) and Twigge (575).

2017 Nonqualified Deferred Compensation

The table below sets forth information with respect to voluntary contributions, earnings and distributions for the NEOs under our Executive Deferred Compensation Plan (the “Executive Plan”). Cash compensation voluntarily deferred by the executive under the Executive Plan is invested in a hypothetical investment account denominated as a number of DSUs equal to the compensation deferred into such account divided by the closing sale price of a share of our common stock on the date of the applicable deferral. Investment accounts are not subject to any interest or other investment returns or earnings, other than returns or earnings produced by fluctuations in the price of a share of IDEXX common stock affecting the value of the DSUs in the account. The DSUs are fully vested and non-forfeitable, since they represent compensation already earned and voluntarily deferred. Upon distribution, an executive receives a number of shares of our common stock equal to the number of DSUs in his or her account. An executive can elect to receive his or her distribution in either a lump sum amount or in a fixed schedule. However, except upon a change in control or in the event of the executive’s death or an “unforeseeable emergency” (as defined in the Executive Plan), an executive cannot receive shares of IDEXX common stock equal to the number of DSUs in his or her account sooner than one year following termination of his or her employment with the Company for any reason. In the case of an executive who has been identified by the plan administrator as a “specified employee” with the meaning of Section 409A(a)(2)(B) of the Code, his or her distribution may not occur sooner than six months following his or her termination of employment. Upon a “change in control” of the Company (as defined in the Executive Plan), all benefits under the Executive Plan shall be distributed.

The Board approved the suspension of the Executive Plan in February 2013, and following the suspension, no executives could elect to participate in the Executive Plan. Suspension of the Executive Plan does not affect the investment accounts for executives who elected to participate in the Executive Plan prior to December 31, 2012, and distributions from such accounts will be made pursuant to the executive’s stated distribution election and the terms of the Executive Plan.

Name	Executive Contribution in 2017	Registrant Contributions in 2017	Aggregate Earnings Accrued in 2017(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 29, 2017
Jonathan W. Ayers	$–	$–	$2,313,904	$–	$9,252,066	(2)
Brian P. McKeon	–	–	–	–	–
Jay Mazelsky	–	–	–	–	–
Jacqueline L. Studer	–	–	–	–	–
Giovani Twigge	–	–	–	–	–
(1)

Represents the increase in the value of DSUs during 2017. No portion of the amounts reported in this column represent above-market or preferential interest or earnings accrued on the applicable plan and, accordingly, have not been included in a “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2017 Summary Compensation Table.

(2)

This amount represents the portions of bonuses earned by Mr. Ayers in 2003, 2004 and 2005 that he elected to defer under the Executive Plan, plus all earnings accrued thereon in subsequent years. The bonuses were payable (absent the deferral) in February 2004, 2005 and 2006, respectively, and represented compensation for 2003, 2004 and 2005 in the amounts of $273,000, $288,750 and $325,000, respectively, and as such those amounts were reported in the Summary Compensation Tables for those years.

86	2018 Proxy Statement

CEO Pay Ratio

Starting with this Proxy Statement, pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide annual disclosure of the ratio of (i) the median of annual total compensation of all of our employees other than our CEO, who is Mr. Ayers, to (ii) the total annual compensation of Mr. Ayers.

For fiscal year 2017, the annual total compensation for Mr. Ayers was $6,665,351 (as reported in the “Total Compensation” column of the Summary Compensation Table above) and, based on the methodology, adjustments, and estimates described below, the estimated annual total compensation for the employee identified at the median of our Company (other than Mr. Ayers) was calculated as $55,202. Based on this information, the ratio of Mr. Ayers’s annual total compensation to that of our median employee for fiscal year 2017 was estimated to be 121 to 1.*

The foregoing pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules, which permit the use of estimates, assumptions and adjustments in connection with the identification of our median employee. Because the applicable SEC rules permit companies to adopt a variety of methodologies and exclusions and to make reasonable estimates and assumptions based on the particular compensation practices of such companies, the pay ratio reported by other companies may not be comparable to the one we report above.

__________
*

In calculating this ratio, we identified our median employee, who is an hourly employee located in the United States, by examining the total gross earnings (i.e., base salary plus bonus or commission, income from vesting equity, if applicable, overtime paid, and other income and allowances) for all individuals, excluding Mr. Ayers, who were employed by us on December 31, 2017 (whether employed on a full-time, part-time, seasonal or temporary basis). As of this date, we estimate that we had a total of 7,979 such employees, of whom 5,148 are U.S. employees and 2,831 are non-U.S. employees. For purposes of identifying the median employee, we excluded, as the SEC rules allow, certain non-U.S. employees, as depicted in the following table:

Total U.S. Employees	5,148
Total Non-U.S. Employees (no exclusions)	2,831
Total Employees (as of December 31, 2017)	7,979
Exclusions (by jurisdiction):
Brazil	117
Czech Republic	5
Denmark	6
India	6
Korea	12
Mexico	9
New Zealand	62
Norway	4
Poland	16
Russia	15
Singapore	12
South Africa	57
Sweden	11
Taiwan	33
United Arab Emirates	4
Total Exclusions:	369
Total U.S. Employees	5,148
Total Non-U.S. Employee (minus exclusions)	2,462
Total Employees for Median Determination	7,610
For these employees, we calculated total gross earnings for fiscal year 2017 using available payroll data for such period. We converted amounts paid in foreign currencies to U.S. dollars using the applicable average exchange rate, for fiscal year 2017. Except for this currency conversion, we did not make any assumptions, adjustments, or estimates with respect to total gross earnings, and we did not annualize the compensation for any full-time employees that were not employed by us for all of 2017. After identifying our median employee using the methodology described above, we calculated annual total compensation for this employee using the same methodology we use for our NEOs in the Summary Compensation Table set forth in this Proxy Statement under the heading “Executive Compensation Tables.” For purposes of the pay ratio calculation, a significant portion of Mr. Ayers’s annual total compensation includes annual equity awards that are not widely distributed to our employees, including our median employee.

2018 Proxy Statement	87

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2017:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by
security holders	3,341,771(2)	$72.7165	12,655,314(3)
Equity compensation plans not
approved by security holders	–	–	–
(1)	Only stock option awards were used in computing the weighted-average exercise price.
(2)

Consists of shares of common stock subject to outstanding options, restricted stock units and deferred stock units under the 2009 Plan (3,341,771 shares). As of December 31, 2017, the Company had 2,727,112 options outstanding with a weighted average exercise price of $72.7165 and a weighted average term of 5.95 years, and 614,659 full value shares outstanding and granted under equity compensation plans. Excludes 1,247,471 shares issuable under the Company’s 1997 Employee Stock Purchase Plan (the “1997 Plan”) in connection with the current and future offering periods. See Note 4 to our consolidated financial statements included in our 2017 Annual Report on Form 10-K for a description of our equity compensation plans.

(3)

Includes 11,407,843 shares available for issuance under the 2009 Plan. The 2009 Plan provides for the issuance of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock unit awards and other stock unit awards. Also includes 1,247,471 shares issuable under the 1997 Plan in connection with the current and future offering periods. See Note 4 to our consolidated financial statements for the year ended December 31, 2017 included in our 2017 Annual Report on Form 10-K for a description of our equity compensation plans.

2014 Incentive Compensation Plan

In 2014, the Board adopted the 2014 Incentive Compensation Plan (the “2014 Plan”), which was approved by the shareholders at our 2014 Annual Meeting. The purpose of the 2014 Plan is to assist the Company in retaining and motivating officers and other employees of the Company designated to participate in the 2014 Plan by providing incentive compensation that provides appropriate financial rewards for individual performance. The 2014 Plan is intended to provide flexibility to the Company to make annual incentive compensation payments to its CEO and the other NEOs that are not subject to the deduction limitations under Section 162(m) of the Code. The Compensation Committee, which consists solely of “outside directors” for purposes of Section 162(m), administers the 2014 Plan. Individuals eligible to participate in the 2014 Plan are the officers or other employees of the Company or any of its subsidiaries who are designated by the Compensation Committee to participate in the 2014 Plan (“Participants”). The Compensation Committee may delegate some or all of its power and authority under the 2014 Plan to the CEO or other executive of the Company as the committee deems appropriate, provided that, with respect to any person who is a “covered employee” within the meaning of Section 162(m) or who, in the committee’s judgment, is likely to be a covered employee at any time during the applicable performance period or during any period in which an award may be paid under the 2014 Plan following a performance period, only the Compensation Committee is permitted to (i) designate such person to participate in the 2014 Plan for such performance period, (ii) establish performance goals and awards under the 2014 Plan for such person, and (iii) certify the achievement of such performance goals.

Under the terms of the 2014 Plan, not later than the earlier of 90 days after the beginning of each performance period under the 2014 Plan and the expiration of 25% of the applicable performance period, the Compensation Committee will (i) designate one or more performance periods, which shall be one or more of the Company’s fiscal years or a portion of any fiscal year of the Company, as the committee may establish; (ii) determine the Participants for each performance period; (iii) establish one or more objective performance goals for each Participant or any group of Participants (or both) and specify any adjustments to such performance goals necessary to exclude the impact of unusual or non-recurring items and the cumulative effect of accounting changes for the performance period; and (iv) establish an award opportunity for each Participant or group of Participants, based upon the achievement of such performance goals. To the extent necessary for an award under the

88	2018 Proxy Statement

2014 Plan to be “performance-based” under Section 162(m) of the Code and the regulations thereunder, performance goals established by the Compensation Committee must be based exclusively on one or more of the objective corporate-wide or subsidiary, division, operating unit or individual measures set forth in the 2014 Plan.

The 2014 Plan establishes a maximum award payment for each Participant under the plan of $5 million per performance period, and in the event that there are two or more performance periods during any calendar year, the maximum award payment under the plan is $10 million for such calendar year. The Compensation Committee retains the discretion under the 2014 Plan to reduce the amount of any payment with respect to any award that would otherwise be made to any Participant pursuant to the performance goals established in accordance with the plan, and may exercise such “negative discretion” based on the extent to which any other performance goals are achieved, regardless of whether such performance goals are set forth in the 2014 Plan or are assessed on an objective or subjective basis.

Following the conclusion of each performance period and prior to the payment of any award under the 2014 Plan, the Compensation Committee will certify in writing that the performance goals for the applicable performance period and other material terms applicable to the award have been satisfied. The award amount shall be paid in (i) cash, (ii) common stock or stock units under the 2009 Plan or any successor equity plan of the Company, or (iii) a combination of (i) and (ii), in each case subject to such restrictions as the Compensation Committee shall determine. Payment to each Participant shall be made not later than the 15th day of the third month of the calendar year following the calendar year in which the Participant’s right to payment ceased being subject to a substantial risk of forfeiture, unless payment is deferred in accordance with the requirements of Section 409A of the Code. All awards under the 2014 Plan are subject the Company’s Policy on Recovery of Incentive Compensation in Event of Certain Financial Restatements (as may be amended from time to time), and any successor or replacement policy, also known as a “clawback” policy, under which the Company can recover annual performance-based cash incentive compensation granted to executives on or after March 3, 2010.

In February 2017, the Compensation Committee designated the Company’s 2017 fiscal year as the relevant performance period under the 2014 Plan and certain senior executives (including all of the NEOs) as Participants for that period. In February 2017, the Compensation Committee also specified that the Company’s consolidated operating income, as adjusted to eliminate the effects of differences between actual and budgeted foreign currency exchange rates and to eliminate the effects of discrete items such as acquisition- and litigation-related expenses and restructuring charges, would be the relevant performance goal for purposes of determining maximum amounts payable to the Participants for fiscal year 2017 under the 2014 Plan. As stated above, the amount of the incentive award actually paid to the Participants is determined by the Compensation Committee in its sole discretion based on such factors as it deems appropriate, provided that the actual award shall not exceed the maximum incentive award with respect to each such Participant. For information regarding the annual bonus paid to the NEOs for fiscal year 2017, see the discussion under “How We Paid Our NEOs in 2017” beginning on page 73.

As described in greater detail under “Recent Noteworthy Compensation Actions” on page 20, the 2014 Plan was terminated, effective as of May 9, 2018, in light of the recent repeal of the “performance-based” compensation exception to the deduction limitations of Section 162(m) of the Code.

Stock Incentive Plans

In February 2009, the Board adopted the 2009 Plan, which was originally approved by the shareholders at our 2009 Annual Meeting. At our 2013 Annual Meeting, the shareholders approved amendments to the 2009 Plan that, among other things, increased the number of authorized shares under the plan and extended the maximum term of stock options and stock appreciation rights under the plan from seven to ten years. Prior to the 2009 Plan, options and other equity awards were granted under the 2003 Stock Incentive Plan (the “2003 Plan”) and prior stock incentive plans, each of which were approved by our shareholders. The vesting, change in control, transferability and other relevant provisions for grants under the 2009 Plan are the same as for grants under the 2003 Plan. On February 14, 2018, the Board adopted the 2018 Plan, subject to the approval by our shareholders at the 2018 Annual Meeting, in order to replace the 2009 Plan that is due to expire under its terms in 2019. If approved by our shareholders at the 2018 Annual Meeting, it is anticipated that going forward all grants of stock awards to our employees and Directors will be made pursuant to the 2018 Plan. For more information regarding the 2018 Plan, see the discussion above under “Proposal Three – Adoption of IDEXX Laboratories, Inc. 2018 Stock Incentive Plan” beginning on page 52.

2018 Proxy Statement	89

Upon a “change in control” (as defined in the 2009 Plan), options and awards granted to all participants, including our executives and Directors, are subject to the following vesting provisions: 25% of the unvested options and awards vest and become exercisable, unless the successor company in a corporate transaction does not assume or substitute option awards, in which case all options granted under the 2009 Plan and the 2003 Plan become fully vested and exercisable. In addition, if an optionee is terminated by the successor company without cause within two years following a change in control, then all options held by such optionee become fully vested and exercisable.

In general, options granted under the 2009 Plan and 2003 Plan are not transferable, except by will or the laws of descent and distribution, and are exercisable during the lifetime of the grantee only while he or she is serving as an employee or Director of the Company or, except as described below, within three months after he or she ceases to serve as an employee or Director of the Company; provided, however, that the Board has the discretion to allow a grantee to designate a beneficiary to exercise the options upon the grantee’s death.

If a grantee dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) while serving as an employee or Director, or dies within three months after ceasing to serve as an employee or Director, options are exercisable within one year following the date of death or disability. In addition, options granted to Directors and employees since February 2016 will vest immediately upon the grantee’s death or disability. Options granted to Directors since February 2010 are exercisable for two years following the date of retirement, provided the Director has served on the Board for at least five years. Options granted to employees since February 2010 are exercisable for two years following the date of retirement, provided the employee retires from the Company at or after age 60, and that the employee has been an employee of the Company for at least ten years. Options granted in 2018 and later will continue to vest for an additional two vesting periods after retirement for employees meeting certain eligibility criteria, including having been employed by the Company or any of its subsidiaries for at least ten years, retiring from the Company at the age of 60 years or older and providing written notice to the Company at least six months prior to retirement. Options granted prior to 2006 expire on the day immediately prior to the tenth anniversary of the date of grant, options granted between 2006 and the day before the date of our 2013 Annual Meeting expire on the day immediately prior to the seventh anniversary of the date of grant, and options granted on or after the date of our 2013 Annual Meeting expire on the day immediately prior to the tenth anniversary of the date of grant.

When RSUs granted under the 2009 Plan vest, an equivalent number of shares of our common stock is then issued and delivered to the grantee. Generally, if a grantee ceases to be an employee or Director, then the balance of each RSU award that has not yet vested will be forfeited, except that unvested RSUs from awards granted since February 2016 will vest immediately upon the grantee’s death or disability. RSUs granted in 2018 and later will continue to vest for an additional two vesting periods after retirement for employees meeting certain eligibility criteria, including having been employed by the Company or any of its subsidiaries for at least ten years, retiring from the Company at the age of 60 years or older and providing written notice to the Company at least six months prior to retirement.

Deferred stock units are granted to our Directors pursuant to the Director Plan, and for information regarding deferred stock units, please see the discussion under “Director Plan” beginning on page 43.

Executive Bonus Recovery Policy

Effective March 3, 2010, the Board adopted a Policy on Recovery of Incentive Compensation in Event of Certain Financial Restatements, also known as a “clawback policy,” that applies to annual performance-based cash incentive compensation granted to all officers of the Company subject to reporting under Section 16 of the Exchange Act on or after March 3, 2010. For purposes of the policy as originally adopted, “incentive compensation” meant bonuses and other cash incentive payouts, whether paid or unpaid, vested or unvested. In March 2014, the policy was amended to include stock options, restricted stock units, and other similar equity awards within the definition of “incentive compensation” subject to the policy.

Under the clawback policy, if the Company is required to restate its financial results for any of the three most recent fiscal years completed after March 3, 2010, other than a restatement due to changes in accounting principles or applicable law, and the Board or the Compensation Committee determines that an executive subject to the policy has received more incentive compensation for the relevant fiscal year than would have been paid had the incentive compensation been based on the restated financial results, the Board or Compensation Committee will take such action in its discretion that it determines appropriate to recover the incentive compensation that would not have been paid or awarded to the executive.

The clawback policy applies to an executive only if the Board or Compensation Committee determines that the executive has engaged in fraud or willful misconduct that caused or partially caused the restatement. The Board or Compensation Committee has the sole discretion to determine whether an executive has engaged in such conduct.

90	2018 Proxy Statement

Potential Payments Upon Termination or Change in Control

Employment Agreements

In connection with the hiring of Mr. Ayers as our President, CEO and Chairman of the Board in January 2002, the Company entered into an employment agreement with Mr. Ayers. This employment agreement provides, among other things, that if the employment of Mr. Ayers is terminated at any time by the Company other than for cause (except within two years following a change in control), the Company will pay Mr. Ayers his base salary and continue to provide him with benefits (medical, dental and life insurance) for two years following such termination, and that his stock options will continue to vest in accordance with their terms during such two-year period. RSUs granted to Mr. Ayers will also continue to vest in accordance with their terms during such two-year period. Under the employment agreement with Mr. Ayers, “cause” is defined as willful, material misconduct, gross negligence in the performance of his duties or breach of either his invention and non-disclosure agreement or non-compete agreement with the Company. Mr. Ayers is also party to a change in control agreement (described below) pursuant to which, if the employment of Mr. Ayers is terminated either by the Company other than for cause or by Mr. Ayers for good reason (each as defined in his change in control agreement) within two years following a change in control, he will receive the payments and benefits described below under “Change in Control Agreements.” In connection with his hiring, Mr. Ayers also executed the Company’s standard non-compete agreement and invention and non-disclosure agreement, the terms of which are described below.

The following table describes potential payments to Mr. Ayers under the employment agreement described above, assuming he was terminated without cause on December 29, 2017 and not in connection with or after a change in control. The actual amounts to be paid out can only be determined in the event of and at the time of his actual termination.

Potential Termination Payments
Name	Salary(1)	Benefits(1)(2)	Continued Vesting of Equity Awards(3)	Total
Jonathan W. Ayers	$1,600,000	$35,782	$19,161,247	$20,797,029
(1)	Mr. Ayers’s salary and benefits will be paid by the Company. Salary and benefits are calculated by multiplying by two the annual salary and benefits in effect on December 29, 2017.
(2)

Amount shown represents the aggregate incremental cost to the Company to continue to provide benefits to Mr. Ayers for a period of two years following termination, consisting of the following: (a) medical and dental coverage ($26,693), and (b) premiums paid on behalf of Mr. Ayers under the Company’s accidental death and dismemberment, disability and life insurance plans ($9,089).

(3)

Mr. Ayers’s stock options and RSUs would continue to vest in accordance with their terms for two years following termination. This amount represents the intrinsic value of unvested stock options and RSUs as of December 29, 2017 that would continue to vest for two years following termination on December 29, 2017 using the closing sale price of the Company’s common stock as of December 29, 2017 to illustrate the potential value at termination.

Except as described above with respect to Mr. Ayers and the change in control agreements described below, the Company does not have any contracts, agreements, plans or arrangements with any other executives providing for the payment of severance or other benefits to such officers upon a termination of employment with the Company for any reason, other than arrangements that are generally available to all salaried employees.

Change in Control Agreements

The Company has entered into executive employment agreements (the “change in control agreements”) with its executives, including each of the NEOs. Each change in control agreement has an initial term that automatically renews for successive periods of one year, unless the Company provides notice of nonrenewal to the executive within 120 days prior to the renewal date.

The change in control agreements for all of the NEOs are identical except as described below. The change in control agreements provide for the Company to make certain payments and provide certain benefits to the NEOs upon a qualifying termination of employment that follows a change in control of the Company, as described further below. For a further discussion of the Company’s reasons for having change in control agreements, refer to the discussion of change in control agreements under “How We Manage Risk and Governance” beginning on page 79.

2018 Proxy Statement	91

The change in control agreements define a change in control of the Company as any of the following events (provided, in each case, that with respect to any payments or benefits subject to Section 409A of the Code, the following events must constitute a “change in control event” within the meaning of the applicable Treasury regulation):

●	The acquisition by any person of 35% or more of the shares of common stock or combined voting power of the Company’s outstanding securities;
●	A change in the composition of the Company’s Board such that a majority of the Board no longer consists of incumbent directors, or directors nominated or elected by incumbent directors, who had been directors of the Company during the 24 months prior to the change in composition;
●	A reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company (a “business combination”), unless immediately following such business combination:
●	The shareholders of the Company immediately prior to such business combination own more than a majority of the outstanding shares of common stock and the combined voting power of the Company’s outstanding voting securities of the corporation resulting in the business combination in substantially the same proportion as their ownership immediately prior to the transaction,
●	No person owns 20% or more of the stock of the corporation resulting from the business combination, and
●	At least half of the members of the board of the corporation resulting from the business combination were members of the Board at the time of the agreement providing for such business combination; and
●	Approval by the shareholders of a complete liquidation or dissolution of the Company or sale of substantially all of the assets of the Company.

For a period of two years following a change in control, the Company may not generally reduce an executive’s annual base salary or target bonus, or the aggregate benefits to which the executive is entitled under incentive plans and welfare benefit plans, below the level to which the executive was entitled prior to the change in control.

If the employment of an executive is terminated either by the Company without “cause,” as defined below, or by the executive for “good reason,” as defined below, within the period of two years following a change in control, then the Company shall provide the following payments and benefits to the executive:

●	A prorated payment of the executive’s target bonus for the portion of the year of termination prior to the date of termination;
●	An amount equal to two times (or three times in the case of Mr. Ayers) the sum of the executive’s annual base salary plus the average bonus received by the executive for the three full fiscal years preceding the change in control;
●	The continuation of all benefits under welfare benefit, savings and retirement plans (including, without limitation, medical, dental and life insurance plans) for a period of two years (or three years in the case of Mr. Ayers) following the date of termination; and
●	Any other amounts or benefits required to be paid to the executive under any plan, program, policy or practice or contract or agreement of the Company.

The Company will also reimburse the executive up to $12,500 per year (an aggregate of $25,000) for expenses incurred in connection with outplacement services and relocation costs in connection with obtaining new employment outside the State of Maine until the earlier of two years from termination of the executive’s employment or the date he or she secures full-time employment.

Upon a change in control, each outstanding stock option, RSU or other equity award, each of which is referred to as an equity award, held by an executive shall become immediately exercisable or vested as to 25% of the number of shares as to which such equity award otherwise would not then be exercisable or vested. If the executive’s employment is terminated without cause, or by the executive for good reason, within two years following a change in control by the Company, all equity awards held by the executive shall become fully vested and exercisable. In addition, the 2009 Plan provides that all equity awards become fully vested and exercisable in the event a successor company in a corporate transaction does not assume or substitute the outstanding awards.

92	2018 Proxy Statement

Under the change in control agreements, “cause” is defined as the willful failure of the executive to substantially perform the executive’s duties with the Company, or the willful engaging by the executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. Under the change in control agreements, “good reason” is defined as one or more of the following conditions arising without the consent of the executive:

●	Any material reduction of the executive’s annual base salary;
●	Any material reduction of the executive’s authority, duties or responsibilities;
●	Any material reduction of the budget over which the executive has authority;
●	A material change in the geographic location at which the executive is employed; or
●	Certain breaches by the Company of the agreement.

Under the change in control agreements with Mr. Ayers, Mr. McKeon and Ms. Studer, if the executive does not hold the same position with the entity surviving any change in control as he or she holds with the Company, then good reason will be deemed to exist. In addition, good reason will be deemed to exist under the change in control agreement with Mr. Ayers if there is a material diminution in the authority, duties or responsibilities of the supervisor to whom Mr. Ayers reports, including a requirement that Mr. Ayers report to a corporate officer or employee instead of directly to the Board.

Any notice of termination for good reason must be given to the Company (or its successor) within 60 days of the initial existence of one or more of the conditions described above. The Company (or its successor) will then be entitled to a period of 30 days during which it may remedy the condition(s) and not be required to pay benefits under the change in control agreement.

Under the change in control agreements, there is no tax “gross-up” provision and the Company is not required to reimburse the executives for any tax liabilities resulting from payments received by them under their change in control agreements.

As a condition of receipt of any payments or benefits under the change in control agreements, the executives will be required to sign a customary release prepared by and provided by the Company (or its successor) and to abide by the provisions thereof. The release will contain a release and waiver of any claims the executive or his or her representatives may have against the Company (or its successor) and its officers, Directors, affiliates and/or representatives, and will release those entities and persons from any liability for such claims including, but not limited to, all employment discrimination claims.

The change in control agreements do not supersede the standard non-compete agreements and invention and non-disclosure agreements between each executive and the Company. These non-compete agreements provide that for a period of two years after voluntary termination by the executive or termination by the Company with cause, the executive may not engage in any business enterprise that competes with the Company or recruit, solicit or induce any employee of the Company to terminate their employment with the Company. The invention and non-disclosure agreements include standard provisions that all developments made or conceived by the executive during his or her employment by the Company shall be the sole property of the Company and that the executive will not disclose or use for his or her own benefit or the benefit of others the Company’s proprietary information.

The following table describes potential payments to each of our NEOs under the change in control agreements that were in effect as of December 29, 2017. The table assumes a change in control occurred and the officer’s employment was terminated either by the Company without cause or by the officer for good reason on December 29, 2017. The actual amounts to be paid out can only be determined in the event of and at the time of a change in control and a qualifying termination of each NEO.

2018 Proxy Statement	93

Potential Change in Control Payments
Name	Salary($)(1)	Multiple of Average Bonus($)(1)	Pro-Rated Bonus($)(1)	Benefits($)(2)		Outplacement($)	Accelerated Vesting of Equity Awards($)(3)	Total($)
Jonathan W. Ayers	2,400,000	3,805,000	1,000,000	53,673	(4)	25,000	29,510,439	36,794,112
Brian P. McKeon	1,104,000	989,000	414,000	31,196	(5)	25,000	11,032,090	13,595,286
Jay Mazelsky	946,000	851,000	354,750	37,121	(6)	25,000	8,504,454	10,718,325
Jacqueline L. Studer	774,000	531,500	232,200	37,632	(7)	25,000	3,712,987	5,313,319
Giovani Twigge	762,000	539,733	228,600	29,449	(8)	25,000	4,417,731	6,002,513
(1)

Amounts for Mr. Ayers are three times his salary and three times his average annual bonus for the prior three years. The amounts for all other NEOs represent two years of such payments. Salary and bonus payments shall generally be paid in a lump sum on the 90th day following the date of termination, provided that the executive has signed the required release and the statutory period during which the executive is entitled to revoke the release has expired on or before that 90th day. Benefits shall be paid by the Company over the period stated in note (2).

(2)	Benefits shall be paid by the Company over three years for Mr. Ayers and two years for all other NEOs.
(3)

Represents the intrinsic value of accelerated equity awards (stock options and RSUs), calculated based on the exercise price of the underlying awards and the closing sale price of the Company’s common stock as of December 29, 2017.

(4)

Amount shown represents the aggregate incremental cost to the Company to continue to provide benefits to Mr. Ayers for a period of three years following termination, consisting of the following: (a) medical and dental coverage ($40,039) and (b) premiums paid on behalf of Mr. Ayers under the Company’s accidental death and dismemberment, disability and life insurance plans ($13,634).

(5)

Amount shown represents the aggregate incremental cost to the Company to continue to provide benefits to Mr. McKeon for a period of two years following termination, consisting of the following: (a) medical and dental coverage ($28,069) and (b) premiums paid on behalf of Mr. McKeon under the Company’s accidental death and dismemberment, disability and life insurance plans ($3,127).

(6)

Amount shown represents the aggregate incremental cost to the Company to continue to provide benefits to Mr. Mazelsky for a period of two years following termination, consisting of the following: (a) medical and dental coverage ($27,708) and (b) premiums paid on behalf of Mr. Mazelsky under the Company’s accidental death and dismemberment, disability and life insurance plans ($9,413).

(7)

Amount shown represents the aggregate incremental cost to the Company to continue to provide benefits to Ms. Studer for a period of two years following termination, consisting of the following: (a) medical and dental coverage ($27,708) and (b) premiums paid on behalf of Ms. Studer under the Company’s accidental death and dismemberment, disability and life insurance plans ($9,924).

(8)

Amount shown represents the aggregate incremental cost to the Company to continue to provide benefits to Mr. Twigge for a period of two years following termination, consisting of the following: (a) medical and dental coverage ($21,067) and (b) premiums paid on behalf of Mr. Twigge under the Company’s accidental death and dismemberment, disability and life insurance plans ($8,382).

94	2018 Proxy Statement

General Information About the 2018 Annual Meeting and Voting

The Proxy Statement and How Proxies Work

Our Board is asking for your proxy to vote at the 2018 Annual Meeting because you were a shareholder as of the close of business on March 16, 2018 (the “Record Date”), and are entitled to vote at the 2018 Annual Meeting. This Proxy Statement and the accompanying materials are being provided to you in connection with the solicitation by the Board of proxies to be voted at our 2018 Annual Meeting and at any adjournment or postponement thereof.

Giving us your proxy means that you authorize us to vote your shares at the 2018 Annual Meeting in the manner that you direct, or if you do not direct us, in the manner as recommended by the Board in this Proxy Statement. You can vote for or against one or all of the Director nominees or abstain from voting for one or all nominees. You also can vote for or against the other proposals or abstain from voting. If you request a proxy card, and return your signed proxy card, but do not give voting instructions, the shares represented by that proxy will be voted “FOR” each proposal as recommended by the Board of Directors.

Who Can Vote

As of the Record Date, there were 87,061,939 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the 2018 Annual Meeting.

Most of our shareholders hold their shares through a stockbroker, bank, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those beneficially owned in street name:

●

Shareholder of Record: If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record of those shares and these proxy materials are being made available directly to you by us. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the 2018 Annual Meeting.

●

Beneficial Owner of Shares Held in Street Name: If your shares are held in a brokerage account through a bank, broker, trustee or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being made available to you through your bank, broker, trustee or nominee. As the beneficial owner of shares held in street name, you have the right to direct your bank, broker, trustee, or nominee on how to vote and are also invited to attend the 2018 Annual Meeting. Your bank, broker, trustee or nominee is obligated to provide you with voting instructions for use in instructing the bank, broker, trustee or nominee how to vote these shares. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you have obtained a legal proxy from your bank, broker, trustee or nominee entitling you to vote your shares at the 2018 Annual Meeting.

Notice of Internet Availability (Notice and Access)

Instead of mailing a printed copy of our proxy materials to each shareholder, we are furnishing proxy materials via the Internet. This reduces both the costs and the environmental impact of sending our proxy materials to our shareholders. If you received a “Notice of Internet Availability,” you will not receive a printed copy of the proxy materials unless you specifically request a printed copy. The Notice of Internet Availability will instruct you how to access and review all of the important information contained in the proxy materials. The Notice of Internet Availability also instructs you how to submit your proxy on the Internet and how to vote by telephone.

If you would like to receive a printed or emailed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability. In addition, if you received paper copies of our proxy materials and wish to receive all future proxy materials, proxy cards, and annual reports electronically, please follow the electronic delivery instructions on www.proxyvote.com. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the cost and environmental impact of our annual shareholder meetings.

2018 Proxy Statement	95

The Notice of Internet Availability is first being sent to shareholders on or about March 29, 2018. Also on or about March 29, 2018, we will first make available to our shareholders this Proxy Statement and the form of proxy relating to the 2018 Annual Meeting, as well as our 2017 Annual Report on Form 10-K filed with the SEC on February 16, 2018.

How to Vote

You can vote online at the virtual 2018 Annual Meeting or by proxy. We recommend that you submit a proxy even if you plan to attend the virtual 2018 Annual Meeting. This will ensure that your vote will be counted if you are unable to, or later decide not to, participate in the virtual meeting. You can revoke your proxy and change your vote at the 2018 Annual Meeting in one of the ways described below. All shares represented by proxies that have been properly voted and not revoked will be voted at the 2018 Annual Meeting.

We are offering shareholders four methods of voting:

●	You may vote over the Internet;
●	You may vote by telephone;
●	If you are a registered holder of our shares, you may request a paper proxy card from us, and indicate your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the prepaid envelope accompanying the paper proxy card; or
●	You may vote online at the virtual 2018 Annual Meeting. If you attend the 2018 Annual Meeting over the Internet, you will be able to vote your shares online, even if you already voted by Internet, telephone or mail. You will need to enter your control number (included in your Notice of Internet Availability, your proxy card or the voting instructions that accompanied your proxy materials) to vote your shares at the 2018 Annual Meeting.

Please see “How to Vote” on page 11 to determine how to vote your shares by mail, telephone or Internet.

Revoking a Proxy

You can revoke your proxy, whether it was given by Internet, telephone or mail, before it is voted by:

●	Submitting a new proxy with a later date, including a proxy given via the Internet or by telephone;
●	Providing written notice to our Corporate Vice President, General Counsel and Corporate Secretary before or at the 2018 Annual Meeting prior to the voting on any proposal, if you are a registered holder of our shares; or
●	Voting online at the virtual 2018 Annual Meeting.

The last vote you submit chronologically (by any means) will supersede your prior vote(s). Your attendance at the virtual 2018 Annual Meeting over the Internet will not, by itself, revoke your proxy.

Quorum

In order to transact business at the 2018 Annual Meeting, we must have a quorum. This means that at least a majority of the issued and outstanding shares entitled to vote as of the Record Date must be represented at the 2018 Annual Meeting, either by proxy or in person. Abstentions and broker non-votes (which are described below) are counted as present and entitled to vote for purposes of determining a quorum. Treasury shares, which are shares owned by us, are not voted and do not count towards establishing a quorum. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Votes Needed

Approval of each of the proposals requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count as votes cast. Abstentions and broker non-votes (which are described below) are not counted as votes cast and, therefore, will have no effect on the outcome of the matters to be voted on at the 2018 Annual Meeting.

Votes will be tabulated by an independent inspector of elections appointed for the 2018 Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. The preliminary voting results will be announced at the 2018 Annual Meeting. The final voting results will be tallied by the inspector of elections and reported in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the 2018 Annual Meeting.

96	2018 Proxy Statement

Broker Non-Votes

If you are a beneficial owner of shares held in “street name” and do not give voting instructions to your bank or brokerage firm, your bank or brokerage firm will be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The following are non-discretionary items on which your bank or brokerage firm may not vote without voting instructions from you:

●	Election of Directors (Proposal One)
●	The Advisory Vote to Approve Executive Compensation (Proposal Three)
●	The Adoption of the IDEXX Laboratories, Inc. 2018 Stock Incentive Plan (Proposal Four)

In the case of these non-discretionary items for which your bank or brokerage firm does not have voting instructions, the bank or brokerage firm is required to indicate on its proxy that it does not have discretionary authority to vote on these matters, and your shares will be treated as “broker non-votes” with respect to these proposals. Ratification of the appointment of our independent registered public accounting firm (Proposal Two) is considered to be a discretionary item on which banks and brokerage firms may vote.

Conduct of the 2018 Annual Meeting

Pursuant to our Amended and Restated By-Laws, the Chairman of the Board adopted rules and procedures that he believes are appropriate to ensure that the 2018 Annual Meeting is conducted properly. These Rules of Conduct and Procedures are currently available at our online pre-meeting forum that beneficial owners can enter at www.proxyvote.com and registered shareholders can enter at www.proxyvote.com/idxx. In addition, these Rules of Conduct and Procedures will also be available at the 2018 Annual Meeting at www.virtualshareholdermeeting.com/IDXX2018.

Pre-Meeting Forum and Submitting Questions

The virtual format for our 2018 Annual Meeting will allow us to implement a pre-meeting forum to communicate more effectively with you. You can access the pre-meeting forum and submit written questions in advance of our 2018 Annual Meeting, vote, and also access copies of the 2018 Annual Meeting’s Rules of Conduct and Procedures, as well as our proxy statement and annual report, by visiting www.proxyvote.com for beneficial owners and www.proxyvote.com/idxx for registered shareholders.

Virtual 2018 Annual Meeting

We are excited to embrace the latest technology to provide ease of access, real-time communication and cost savings for our shareholders and the Company. Hosting our 2018 Annual Meeting as a completely virtual meeting will provide easy access for shareholders, facilitate shareholder participation and reduce the environmental impact of our 2018 Annual Meeting. For more information regarding the virtual format, please see the discussion under “Virtual Shareholder Meeting” beginning on page 41.

The 2018 Annual Meeting will be conducted over the Internet via live audio webcast at 12:00 Noon, Eastern Time, on Wednesday, May 9, 2018. Shareholders of record as of March 16, 2018, will be able to attend, vote and submit questions during the virtual 2018 Annual Meeting by visiting www.virtualshareholdermeeting.com/IDXX2018. To participate in the virtual annual meeting, you will need the control number included on your Notice of Internet Availability, on your proxy card or on the instructions that accompanied your proxy materials. The audio webcast will begin promptly at 12:00 Noon, Eastern Time. Online check-in will begin at 11:30 a.m., Eastern Time, and you should allow ample time for the online check-in procedures.

Technical Difficulties Accessing the Virtual Meeting

If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call:

1-855-449-0991 (Toll-free)
1-720-378-5962 (Toll line)

The audio webcast will include consideration of the proposals and a live question-and-answer session. During the live question-and-answer session, we will answer questions as they come in and address those submitted in advance at the pre-meeting forum, as time permits. Shareholders accessing the audio webcast will be able to submit questions in writing or, by following instructions on our online pre-meeting forum or at www.virtualshareholdermeeting.com/IDXX2018, dial in to a toll-free number and verbally ask live questions during the meeting.

2018 Proxy Statement	97

Voting on Other Matters

If other matters are properly presented for consideration at the 2018 Annual Meeting, the persons named in the proxy will have the discretion to vote on those matters for you. As of the date of this Proxy Statement, we do not know of any other matters to be raised at the 2018 Annual Meeting and the dates by which other matters to be voted on at the 2018 Annual Meeting must have been submitted by our shareholders pursuant to Rule 14a-8 of the Exchange Act or our Amended and Restated By-Laws have passed.

Solicitation of Proxies

We will pay the expenses of the solicitation of proxies by our Board. Proxies can be solicited on our behalf by Directors, officers or employees, without additional remuneration, in person or by telephone, by mail, electronic transmission and facsimile transmission. We have hired MacKenzie Partners, Inc., to distribute and solicit proxies and will pay MacKenzie Partners, Inc. a fee of approximately $15,000, plus reasonable out-of-pocket expenses, for its services.

Brokers, banks, trustees and other nominees will be requested to make available proxy-soliciting material to the owners of our common stock held in their names and, as required by law, we will reimburse them for their reasonable out-of-pocket expenses for this service.

Householding of Annual Meeting Materials

Some of our shareholders may be participating in the practice of “householding” proxy statements, annual reports, and the Notice of Internet Availability. This means that only one copy of such documents may have been sent to multiple shareholders in your household. This reduces printing costs, postage fees, and the environmental impact. We will promptly deliver a separate copy of the Notice of Internet Availability, proxy statement or annual report if you call or write us at the following address or telephone number:

Investor Relations
IDEXX Laboratories, Inc.
One IDEXX Drive
Westbrook, Maine, 04092
Telephone: 207-556-8155

If you want to receive separate copies of the Notice of Internet Availability, proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

98	2018 Proxy Statement

Requirements for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders

Proposals submitted under Rule 14a-8

In order to be considered for inclusion in next year’s proxy statement, shareholder proposals submitted pursuant to Rule 14a-8 must be submitted in writing and addressed to and be received by our Corporate Vice President, General Counsel and Corporate Secretary at IDEXX Laboratories, Inc., One IDEXX Drive, Westbrook, Maine 04092 by November 29, 2018. The deadline to submit a proposal for inclusion in our proxy materials for the 2018 Annual Meeting has passed.

Proposals submitted outside of Rule 14a-8

Our Amended and Restated By-Laws also establish advance notice procedures that a shareholder must follow to nominate persons for election as Directors or to introduce an item of business at an Annual Meeting outside of the process under Rule 14a-8. These procedures provide that nominations for Director and/or an item of business to be introduced at an Annual Meeting must be submitted in writing to our Corporate Vice President, General Counsel and Corporate Secretary and received by the deadline indicated below at IDEXX Laboratories, Inc., One IDEXX Drive, Westbrook, Maine 04092.

Our Amended and Restated By-Laws provide that shareholder nominations or other proposals must include certain information regarding:

●	The shareholder submitting the nomination or proposal;
●	Any nominee for Director; and/or
●	The item of business.

Proxy Access Nominations. In order to properly bring before the 2019 Annual Meeting a shareholder’s nomination of one or more director candidates to be included in our proxy statement and ballot pursuant to Section 2.8 of our Amended and Restated By-Laws (a “proxy access nomination”), we must receive written notice in writing of your intention to introduce a proxy access nomination at our 2019 Annual Meeting, and all supporting information required by our Amended and Restated By-Laws, no earlier than October 30, 2018 and no later than November 29, 2018 (i.e., not less than 120 days or more than 150 days before the first anniversary of the date this Proxy Statement was first released to shareholders in connection with the 2018 Annual Meeting). The adjournment or postponement of the 2018 Annual Meeting (or the public notice thereof) shall not affect the time period required to give notice of a proxy access nomination with respect to the 2019 Annual Meeting.

Other Nominations or Items of Business. In order to properly bring before the 2019 Annual Meeting any director nomination or any other item of business other than a matter brought pursuant to Rule 14a-8 or a proxy access nomination, we must receive notice in writing of your intention to introduce such nomination or proposed item of business at our 2019 Annual Meeting, and all supporting information required by our Amended and Restated By-Laws, not less than 90 days or more than 120 days before the first anniversary of the 2018 Annual Meeting. However, if the date of our 2019 Annual Meeting is advanced by more than 20 days, or delayed by more than 60 days, from the date of the 2018 Annual Meeting, then we must receive such notice at the address noted above not earlier than the 120th day before such Annual Meeting; and not later than the close of business on the later of the 90th day before such Annual Meeting or the 10th day after the day on which notice of the meeting date was mailed or public disclosure was made, whichever occurs first. Assuming that our 2019 Annual Meeting is held between April 19, 2019 and July 8, 2019, as is currently expected, we must receive the written notice of your intention to introduce a nomination or proposed item of business at our 2019 Annual Meeting, and all supporting information, no earlier than January 9, 2019 and no later than February 8, 2019.

2018 Proxy Statement	99

Forward Looking Statements

This Proxy Statement and the accompanying materials contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors and cautionary statements in Part I, Item 1A of our 2017 Annual Report on Form 10-K, and in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, if any, which we incorporate herein by reference.

100	2018 Proxy Statement

Other Matters

The Board knows of no other matters to be presented for shareholder action at the 2018 Annual Meeting. If, however, other matters do properly come before the 2018 Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

The Board hopes that you will attend the 2018 Annual Meeting. Whether or not you plan to attend the 2018 Annual Meeting, you are urged to vote at your earliest convenience in the manner and method set forth under the section entitled “How to Vote” on page 11.

By order of the Board of Directors,

Jacqueline L. Studer
Corporate Vice President,
General Counsel and Corporate Secretary

March 29, 2018

2018 Proxy Statement	101

Appendix A – Reconciliation of Non-GAAP Financial Measures

We report our results in conformity with U.S. generally accepted accounting principles (“GAAP”). We use certain non-GAAP financial measures in this Proxy Statement to supplement our consolidated results presented in accordance with GAAP or as part of our executive compensation program. Our reconciliation of these non-GAAP financial measures is included in this Appendix.

While we believe that these non-GAAP financial measures are useful, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.

After-Tax Return on Invested Capital, Excluding Cash and Investments

After-tax return on invested capital, excluding cash and investments, represents our after-tax income from operations for the year ended December 31, 2017, divided by our average invested capital, excluding cash and investments, using the beginning and ending balance sheet values. After-tax return on invested capital, excluding cash and investments, after-tax income from operations and average invested capital, excluding cash and investments, are not measures of financial performance under GAAP and should be considered in addition to, and not as replacements of or superior measures to, return on assets, net income, total assets or other financial measures reported in accordance with GAAP. We believe that reporting after-tax return on invested capital, excluding cash and investments, provides useful information to investors for evaluating the efficiency and effectiveness of our use of capital.

In this Proxy Statement, we report our after-tax return on invested capital, excluding cash and investments, for 2017. The reconciliation of this non-GAAP financial measure is as follows:

Numerator (amounts in thousands)	For the Year Ended December 31, 2017
Income from operations (as reported)	$413,028
After-tax income from operations(1)	$314,837

Denominator (dollar amounts in thousands)	As of December 31, 2017	As of December 31, 2016
Total shareholders’ equity (deficit)	$(54,106)	$(108,352)
Noncontrolling interest	264	139
Line of credit	655,000	611,000
Long-term debt	606,075	593,110
Deferred income tax liabilities - long term	25,353	39,287
Total invested capital	$1,232,586	$1,135,184
Less cash and cash equivalents	187,675	154,901
Less marketable securities	284,255	236,949
Total invested capital, excluding cash and investments	$760,656	$743,334
Average invested capital, excluding cash and investments(2)	$751,995
After-tax return on invested capital, excluding cash and investments	42%
(1)

After-tax income from operations represents income from operations reduced by our reported effective tax rate of 30.9% for the year ended December 31, 2017 excluding the impact of non-recurring tax items. See Note 12 to our consolidated financial statements included in our 2017 Annual Report on Form 10-K for information on the impact of these items on our effective tax rate.

(2)	Average invested capital, excluding cash and investments, represents the average of the amount of total invested capital, excluding cash and investments, as of December 31, 2016 and December 31, 2017.

102	2018 Proxy Statement

Comparable Constant Currency EPS Growth

Comparable constant currency EPS growth represents the percentage change in earnings per share (diluted), as compared to the same period for the prior year, net of the impact of changes in foreign currency exchange rates and excluding non-recurring items. Comparable constant currency EPS growth should be considered in addition to, and not as a replacement of or a superior measure to, earnings per share (diluted) growth reported in accordance with GAAP. We believe that reporting comparable constant currency EPS growth provides useful information to investors by facilitating easier comparisons of our earnings per share performance with prior and future periods.

In this Proxy Statement, we report the comparable constant currency EPS growth for 2017, which excludes the impact of the Company’s adoption of share-based compensation accounting change (“ASU 2016-09”) for the periods after its adoption on January 1, 2017, a one-time negative impact related to the enactment of the 2017 Tax Cuts and Jobs Act (“U.S. Tax Reform”), and a discrete tax benefit related to the expected utilization of foreign tax credits. We estimate the net impact of changes in foreign currency exchange rates on adjusted EPS results by restating results to the average exchange rates or exchange rate assumptions for the comparative period, which includes adjusting for the estimated impacts of foreign currency hedging transactions and certain impacts on our effective tax rates.

The reconciliation of this non-GAAP financial measure is as follows:

	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016	Year-over-Year Growth
Earnings per share (diluted)	$2.94	$2.44	20%
Impact of adoption of ASU 2016-09	(0.30)	–
Impact of U.S. Tax Reform	0.34	–
Impact of foreign tax credit utilization	(0.04)	–
Comparable EPS	$2.94	2.44	20%
Change from currency	0.02	–
Comparable constant currency EPS	$2.96	$2.44	21%

Constant Currency Operating Margin Improvement

Constant currency operating margin improvement represents the percentage change in operating margin, as compared to the same period for the prior year, net of the impact of changes in foreign currency exchange rates and excluding non-recurring items. Constant currency operating margin improvement should be considered in addition to, and not as a replacement of or a superior measure to, operating margin improvement reported in accordance with GAAP. We believe that reporting constant currency operating margin improvement provides useful information to investors by facilitating easier comparisons of our operating margin performance with prior and future periods.

In this Proxy Statement, we report the constant currency operating margin improvement for 2017, which excludes the impact of changes in foreign currency exchange rates. We estimate the net impact of changes in foreign currency exchange rates on operating margin results by restating results to the average exchange rates or exchange rate assumptions for the comparative period, which includes adjusting for the estimated impacts of foreign currency hedging transactions and certain impacts on our effective tax rates.

The reconciliation of this non-GAAP financial measure is as follows:

Dollar amounts in thousands	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016	Year-over-Year Change (basis points)
Income from operations	$413,028	$350,239
Operating margin	21.0%	19.7%	130 bps
Change from currency	1,051
Constant currency income from operations	$414,079	$350,239
Constant currency operating margin(1)	21.1%	19.7%	140 bps
(1)	Amounts presented may not recalculate to constant currency operating margin or constant currency margin improvement due to rounding.

2018 Proxy Statement	103

Free Cash Flow and the Ratio of Free Cash Flow to Net Income

Free cash flow means, with respect to a measurement period, the cash generated from operations during that period, including tax benefits attributable to share-based compensation, reduced by the Company’s investments in property and equipment. Free cash flow should be considered in addition to, and not as a replacement of or a superior measure to, net cash provided by operating activities. We believe that reporting free cash flow and the ratio of free cash flow to net income provide useful information to investors because free cash flow indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in property and equipment that are required to operate the business and the ratio measures how effectively the Company is managing its cash flow relating to working capital and capital expenditures.

In this Proxy Statement, we report our free cash flow for 2017, as well as the ratio of our 2017 free cash flow to our net income for 2017. The reconciliation of these non-GAAP financial measures are as follows:

Dollar amounts in thousands	For the Year Ended December 31, 2017
Net cash provided by operating activities	$373,276
Financing cash flows attributable to tax benefits from share-based compensation arrangements	–
Investing cash flows attributable to purchases of property and equipment	(74,384)
Free cash flow	$298,892
Net income	$263,269
Ratio of free cash flow to net income (expressed as a percentage)	114%

Organic Revenue Growth

Organic revenue growth represents the percentage change in revenue, as compared to the same period for the prior year, net of the impact of changes in foreign currency exchange rates, acquisitions and divestitures. Organic revenue growth should be considered in addition to, and not as a replacement of or a superior measure to, revenue growth reported in accordance with GAAP. We believe that reporting organic revenue growth provides useful information to investors by facilitating easier comparisons of our revenue performance with prior and future periods and to the performance of our peers.

In this Proxy Statement, we report the Company’s organic revenue growth, CAG Diagnostics recurring revenue organic growth and our global reference laboratory business’s organic revenue growth in 2017. The reconciliation of these non-GAAP financial measures are as follows:

Dollar amounts in thousands	Net Revenue For the Year Ended December 31, 2017	Net Revenue For the Year Ended December 31, 2016	Dollar Change	Percentage Change	Change from Currency	Change from Acquisitions	Organic Revenue Growth
Total Company	$1,969,058	$1,775,423	$193,635	10.9%	0.3%	0.2%	10.4%
CAG Diagnostics recurring revenue	$1,451,701	$1,281,262	$170,439	13.3%	0.2%	0.3%	12.8%
Reference laboratory diagnostic and
consulting services	$660,142	$581,067	$79,075	13.6%	0.2%	0.6%	12.8%

104	2018 Proxy Statement

Appendix B – 2018 Stock Incentive Plan

IDEXX Laboratories, Inc.

2018 Stock Incentive Plan

SECTION 1. PURPOSE. The purposes of the 2018 Stock Incentive Plan (as amended from time to time, the “Plan”) are to encourage selected Employees and Directors of IDEXX Laboratories, Inc., a Delaware corporation (the “Company”), and its Affiliates to acquire a vested interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of stockholders, and to enhance the ability of the Company and its Affiliates to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

SECTION 2. DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Board.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, dividend equivalent, Other Stock Unit Award or any other right, interest or option relating to Shares or other property granted pursuant to the provisions of the Plan.

(c) “Award Agreement” shall mean any agreement, contract or other instrument or document evidencing any Award granted by the Board hereunder, in such form (written, electronic or otherwise) as the Board shall determine, which may, but need not, be executed or acknowledged by both the Company and the Participant.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Change in Control” shall mean the occurrence of any of the following events:

(i) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (an “Entity”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding Shares (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of Section 2(e)(iii);

(ii) a change in the composition of the Board after the Plan’s effective date such that the individuals who, as of the effective date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the effective date, whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened solicitation with respect to the election of directors (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be so considered as a member of the Incumbent Board;

(iii) the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Corporate Transaction”), excluding, however, any Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively,

2018 Proxy Statement	105

of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation or other Person that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (a “Parent Company”)) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (B) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, such corporation resulting from such Corporate Transaction or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, such Parent Company) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Corporate Transaction; and (C) individuals who were members of the Incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least half of the members of the board of directors of the corporation resulting from such Corporate Transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, of the Parent Company); or

(iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(g) “Compensation Committee” shall mean the Compensation Committee of the Board, or any successor to such committee, composed of no fewer than two directors, each of whom is a non-employee Director within the meaning of Rule 16b-3(b)(3) of the Exchange Act, or any successor provision thereto, and independent under the rules of the NASDAQ Global Market.

(h) “Company” shall mean IDEXX Laboratories, Inc., a Delaware corporation.

(i) “Director” shall mean a member of the Board who is not an Employee.

(j) “Employee” shall mean any employee of the Company or any Affiliate.

(k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l) “Fair Market Value” shall mean, with respect to any property other than Shares, the market value of such property determined by such methods or procedures as shall be established from time to time by the Board. Unless otherwise determined by the Board, the Fair Market Value of Shares as of any date shall be the last reported sales price for the Shares as reported on the NASDAQ Global Market (or on any national securities exchange on the Shares are then listed) for that date or, if no such price is reported for that date, the last reported sales price on the next preceding date for which such price was reported. Notwithstanding the foregoing, if the Board determines in its discretion that an alternative definition of Fair Market Value should be used in connection with the grant, exercise, vesting, settlement or payout of any Award, it may specify such alternative definition in the Award Agreement applicable to the Award. Such alternative definition may include a price that is based on the opening, actual, high, low, or average selling prices of a Share on the NASDAQ or other securities exchange on the given date, the trading date preceding the given date, the trading date next succeeding the given date or an average of trading days.

(m) “Incentive Stock Option” shall mean an Option granted under Section 6 that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(n) “Nonstatutory Stock Option” shall mean an Option granted under Section 6 that is not intended to be an Incentive Stock Option.

(o) “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Board shall determine.

(p) “Other Stock Unit Award” shall mean any right granted to a Participant by the Board pursuant to Section 9.

106	2018 Proxy Statement

(q) “Participant” shall mean an Employee or Director who is selected by the Board to receive an Award under the Plan.

(r) “Person” shall mean any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

(s) “Prior Plans” shall mean the Company’s 1991 Stock Option Plan, 1998 Stock Incentive Plan, the 2000 Director Option Plan, the 2003 Stock Incentive Plan and the 2009 Stock Incentive Plan.

(t) “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Board, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Board may deem appropriate.

(u) “Restricted Stock Award” shall mean an award of Restricted Stock under Section 8.

(v) “Securities Act” shall mean the Securities Act of 1933, as amended.

(w) “Shares” shall mean the shares of common stock of the Company, par value $0.10 per share.

(x) “Stock Appreciation Right” shall mean any right granted to a Participant pursuant to Section 7 to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right on the date of grant, as specified by the Board in its sole discretion, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 4(c), shall not be less than the Fair Market Value of one Share on such date of grant of the right. Any payment by the Company in respect of such right may be made in cash, Shares, other property, or any combination thereof, as the Board, in its sole discretion, shall determine.

(y) “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(z) “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or with which the Company combines.

SECTION 3. ADMINISTRATION.

(a) The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b) To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”), at least one of which shall be the Compensation Committee. All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the executive officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or executive officers.

(c) To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to grant Awards to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such executive officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the executive officers may grant; and provided, further, that no executive officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Exchange Act) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

2018 Proxy Statement	107

(d) In addition to such other rights of indemnification as they may have as Directors or members of a Committee, and to the extent allowed by applicable laws, the Board and Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Board or Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that the Board or Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after the institution of any such action, suit or proceeding, such Board or Committee member shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

SECTION 4. SHARES SUBJECT TO THE PLAN.

(a) Subject to adjustment as provided in Section 4(c), a total of 7,500,000 Shares shall be authorized for Awards granted under this Plan, less one (1) Share for every one (1) Share that was subject to an option or stock appreciation right granted after December 31, 2017 under any Prior Plan and two point four (2.4) Shares for every one (1) Share that was subject to an award other than an option or stock appreciation right granted after December 31, 2017 under any Prior Plan. Any Shares that are subject to Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted, and any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two point four (2.4) Shares for every one (1) Share granted. Any Shares that again become available for grant pursuant to this Section (as provided below) shall be added to this limit as (i) one (1) Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plans, and (ii) as two point four (2.4) Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under the Prior Plans. If on or after January 1, 2018 any Shares subject to an Award or to an award under the Prior Plans are forfeited or if on or after January 1, 2018 any Award or award under the Prior Plans based on Shares is settled for cash or expires, the Shares subject to such Award shall, to the extent of such forfeiture, cash settlement or expiration, be added to this limit for Awards under the Plan. In the event that on or after January 1, 2018 tax withholding obligations with respect to Awards other than Options or Stock Appreciation Rights, or awards other than options or stock appreciation rights under the Prior Plans, are satisfied by the tendering of Shares or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to this limit for Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right, (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or options under the Prior Plans. Substitute Awards shall not reduce the Shares authorized for Awards under the Plan. In the event that a company acquired by the Company or with which the Company combines has shares available under a pre-existing plan not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards (other than Incentive Stock Options) under the Plan and shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors of the Company or an Affiliate prior to such acquisition or combination.

(b) Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

(c) In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, extraordinary cash dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares, the Board shall make appropriate and equitable adjustments and other substitutions to the Plan and to Awards, including,

108	2018 Proxy Statement

without limitation, such adjustments in the aggregate number, class and kind of securities that may be subject to Awards under the Plan, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Options, Stock Appreciation Rights or other Awards granted under the Plan, and in the number, class and kind of securities subject to Awards granted under the Plan (including, if the Board deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Board may determine in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number.

(d) Notwithstanding any provision of the Plan other than Section 4(c), no Participant who is an Employee may be granted Awards during any fiscal year with respect to more than 700,000 Shares. The maximum number of Shares subject to Awards granted during a single fiscal year to any non-employee Director, taken together with any cash fees paid during the fiscal year to the non-employee Director in respect of the Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $650,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes), provided that the non-employee Directors who are considered independent (under the rules of the NASDAQ Global Market or other securities exchange on which the Shares are traded) may make exceptions to this limit for a non-executive chair of the Board, if any, in which case the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation.

SECTION 5. ELIGIBILITY. Any Employee or Director shall be eligible to be selected as a Participant; provided, however, that Incentive Stock Options shall only be awarded to Employees of the Company or a Subsidiary of the Company.

SECTION 6. STOCK OPTIONS. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option granted under the Plan shall be evidenced by an Award Agreement in such form as the Board may from time to time approve. Any such Option shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Board shall deem desirable:

(a) OPTION PRICE. The purchase price per Share purchasable under an Option shall not be less than the Fair Market Value of the Share on the date of the grant, except in the case of Substitute Awards or in connection with an adjustment provided for in Section 4(c).

(b) OPTION PERIOD. The term of each Option shall be fixed by the Board in its sole discretion; provided that no Option shall be exercisable after the expiration of ten years from the date the Option is granted. Notwithstanding anything to the contrary, the term of each Option that is not an Incentive Stock Option shall be automatically extended if exercise of the Option on its original expiration date would be prohibited because the issuance of Shares would violate the (i) the registration requirements under the Securities Act or any other state or federal securities law; (ii) the rules of the NASDAQ or any other securities exchange on which the Shares are traded, or (iii) the insider trading policies of the Company, then the Option shall terminate on the thirtieth (30th) day after the end of the period during which the exercise of the Option would be in violation of such registration requirements, exchange rules or applicable Company policy.

(c) EXERCISABILITY. Options shall be exercisable at such time or times as determined by the Board at or subsequent to grant.

(d) METHOD OF EXERCISE. Subject to the other provisions of the Plan, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the option price in such form or forms, including, without limitation: (i) payment by delivery of cash; (ii) delivery of other consideration (including, where permitted by law and the Board, Awards) having a Fair Market Value on the exercise date equal to the total option price; (iii) to the extent permitted by the Board, in its sole discretion, by delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding, or delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding; or (iv) by any combination of cash and other consideration as the Board may specify in the applicable Award Agreement.

(e) INCENTIVE STOCK OPTIONS. In accordance with rules and procedures established by the Board, and except as otherwise provided in Section 10 or any other provision of the Plan permitting or providing for acceleration of options, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options held by any Participant which are exercisable for the first time by such Participant during any calendar year under the Plan

2018 Proxy Statement	109

(and under any other employee benefit plans of the Company or any Subsidiary) shall not exceed $100,000 or, if different, the maximum limitation in effect at the time of grant under Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. Incentive Stock Options shall be granted only to Participants who are Employees of the Company or a Subsidiary of the Company. The terms of any Incentive Stock Option granted hereunder shall comply in all respects with the provisions of Section 422 of the Code or any successor provision, and any regulations promulgated thereunder; provided, however, that the Company shall have no liability to a Participant or to any other person in the event that an option that is intended to be an Incentive Stock Option is not an Incentive Stock Option. Subject to adjustment as provided in Section 4(c), the aggregate number of Shares with respect to which Incentive Stock Options may be issued under the Plan shall not exceed 7,500,000.

SECTION 7. STOCK APPRECIATION RIGHTS. Stock Appreciation Rights may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each recipient. Any Stock Appreciation Right related to a Nonstatutory Stock Option may be granted at the same time such Option is granted. Any Stock Appreciation Right related to an Incentive Stock Option must be granted at the same time such Option is granted. In the case of any Stock Appreciation Right related to any Option, the Stock Appreciation Right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Stock Appreciation Right granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the Stock Appreciation Right. Any Option related to any Stock Appreciation Right shall no longer be exercisable to the extent the related Stock Appreciation Right has been exercised. The Board may impose such conditions or restrictions on the exercise of any Stock Appreciation Right, as it shall deem appropriate; provided that a Stock Appreciation Right shall not have an exercise price less than Fair Market Value on the date of grant, except in the case of Substitute Awards or in connection with an adjustment provided for in Section 4(c), or a term of greater than ten years. Notwithstanding anything to the contrary, the term of each Stock Appreciation Right that is to be settled in whole or in part in Shares and that is not related to an Incentive Stock Option shall be automatically extended if exercise of such Stock Appreciation Right on its original expiration date would be prohibited because the issuance of Shares would violate (i) the registration requirements under the Securities Act or any other state or federal securities law, (ii) the rules of the NASDAQ or any other securities exchange on which the Shares are traded, or (iii) the insider trading policies of the Company, then the Stock Appreciation Right shall terminate on the thirtieth (30th) day after the end of the period during which the exercise of the Stock Appreciation Right would be in violation of such registration requirements, exchange rules or applicable Company policy.

SECTION 8. RESTRICTED STOCK.

(a) ISSUANCE. A Restricted Stock Award shall be subject to restrictions imposed by the Board during a period of time specified by the Board (the “Restriction Period”). Restricted Stock Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The provisions of Restricted Stock Awards need not be the same with respect to each recipient.

(b) REGISTRATION. Any Restricted Stock issued hereunder may be evidenced in such manner, as the Board, in its sole discretion, shall deem appropriate, including, without limitation, book entry registration or issuance of a stock certificate or certificates. In the event any stock certificates are issued in respect of Shares of Restricted Stock awarded under the Plan, such certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award. Unless otherwise determined by the Board, such certificates shall be deposited by the Participant, together with a stock power endorsed in blank, with the Company or its designee.

(c) FORFEITURE. Except as otherwise determined by the Board at the time of grant or thereafter, upon termination of employment for any reason during the Restriction Period, all Shares of Restricted Stock still subject to restriction shall be forfeited by the Participant (or repurchased by the Company at their issue price) and reacquired by the Company. Unrestricted Shares, evidenced in such manner as the Board shall deem appropriate, shall be issued to the grantee promptly after expiration of the period of forfeiture, as determined or modified by the Board.

110	2018 Proxy Statement

SECTION 9. OTHER STOCK UNIT AWARDS.

(a) STOCK AND ADMINISTRATION. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Stock Unit Awards”) may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan. Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which such recipient otherwise is entitled. Other Stock Unit Awards may be paid in Shares or cash, as the Board shall determine, in its sole discretion. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the Employees of the Company and its Affiliates and Directors to whom and the time or times at which such Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other conditions of the Awards. The provisions of Other Stock Unit Awards need not be the same with respect to each recipient.

(b) TERMS AND CONDITIONS. Subject to the provisions of the Plan and any applicable Award Agreement, Awards and Shares subject to Awards made under this Section 9 may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the Shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses. Shares (including securities convertible into Shares) subject to Awards granted under this Section 9 may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Shares (including securities convertible into Shares) purchased pursuant to a purchase right awarded under this Section 9 shall be purchased for such consideration as the Board shall determine in its sole discretion, which, except in the case of Substitute Awards, shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is awarded.

SECTION 10. CHANGE IN CONTROL PROVISIONS.

(a) IMPACT OF EVENT. Subject to Section 10(a)(v) and notwithstanding any other provision of the Plan to the contrary, unless the Board shall determine otherwise at the time of grant with respect to a particular Award, in the event of a Change in Control:

(i) any Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall become immediately exercisable and vested as to 25% of the number of shares to which such Options and Stock Appreciation Rights would otherwise not then be exercisable, and the number of shares as to which such Options and Stock Appreciation Rights shall become exercisable and vested on each vesting date set forth in the applicable agreement shall be reduced by 25%;

(ii) the restrictions and deferral limitations applicable to any Restricted Stock Award shall immediately lapse as to 25% of the remaining number of shares subject to such Award as to which such restrictions and deferral limitations are then in effect, and the number of shares subject to such Restricted Stock Award as to which such restrictions and deferral limitations terminate on each subsequent vesting date shall be reduced by 25%;

(iii) the restrictions, deferral limitations and other conditions applicable to any Other Stock Unit Awards or any other Awards shall immediately lapse as to 25% of the remaining number of shares subject to Other Stock Unit Awards or other Awards as to which such restrictions, deferral limitations and other conditions are then in effect, and the number of shares subject to such Other Stock Unit Awards or other Awards as to which such restrictions, deferral limitations and other conditions terminate on each subsequent vesting date shall be reduced by 25%; and

(iv) in the event of an involuntary termination of a Participant’s employment or directorship by the successor company without Cause (as defined below) during the 24-month period following such Change in Control, then each Award held by such Participant at the time of the Change in Control shall immediately become fully exercisable and vested to the full extent of the original grant and all restrictions and deferral limitation shall lapse. Unless otherwise provided in the Award Agreement or an employment agreement between the Participant and the Company, “Cause” shall mean: (A) the failure of the Participant to perform substantially the Participant’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not cured within 30 days after a written demand for substantial performance is delivered to the Participant by the Participant’s manager or the Board which specifically identifies the manner in which such manager or the Board, as applicable, believes that the Participant has not substantially performed the Participant’s duties, (B) or the engaging by the Participant in illegal conduct or gross misconduct which is injurious to the Company.

2018 Proxy Statement	111

(v) Notwithstanding the foregoing, if in the event of a Corporate Transaction the successor company does not assume or substitute for an Option, Stock Appreciation Right, Share of Restricted Stock or Other Stock Unit Award, then each outstanding Option, Stock Appreciation Right, Share of Restricted Stock or Other Stock Unit Award shall not be accelerated as described in Sections 10(a)(i), (ii) and (iii), but rather shall be accelerated with respect to 100% of such Awards. For the purposes of this Section 10(a)(v), an Option, Stock Appreciation Right, Share of Restricted Stock or Other Stock Unit Award shall be considered assumed or substituted for if following the Corporate Transaction the award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award or Other Stock Unit Award immediately prior to the Corporate Transaction, the consideration (whether stock, cash or other securities or property) received in the Corporate Transaction by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Corporate Transaction is not solely common stock of the successor company, the Board may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award or Other Stock Unit Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of Shares in the Corporate Transaction. The determination of such substantial equality of value of consideration shall be made by the Board in its sole discretion and its determination shall be conclusive and binding.

(b) CHANGE IN CONTROL CASH-OUT. Notwithstanding any other provision of the Plan, in the event of a Change in Control the Board may, in its discretion, provide in the definitive documentation in connection with the Change in Control or other documentation in its sole discretion, that each Option, Stock Appreciation Right, or other Award shall, upon the occurrence of a Change in Control, be cancelled in exchange for a payment in an amount equal to, as applicable, (i) the amount by which the fair market value per Share immediately prior to the Change in Control exceeds the purchase price per Share under the Option or Stock Appreciation Right (the “spread”) multiplied by the number of Shares granted under the Option or Stock Appreciation Right or (ii) the fair market value per share multiplied by the number of Shares in respect of the Award (other than an Option or Stock Appreciation Right). In the case of an Option or Stock Appreciation Right, if the fair market value per Share immediately prior to the Change in Control equals or is less than the purchase price per Share under the Option or Stock Appreciation Right, the affected Option or Stock Appreciation Right may be terminated without any payment therefor.

(c) DIFFERING TREATMENT. Notwithstanding anything to the contrary, the Board may, in its sole discretion, provide in the definitive documentation in connection with the Change in Control or other documentation in its sole discretion for different treatment for different Awards or Awards held by different Participants.

SECTION 11. PERFORMANCE AWARDS.

(a) Notwithstanding any other provision of the Plan, if determined at the time an Award is granted to a Participant, the Board or Compensation Committee may provide that this Section 11 is applicable to such Award.

(b) If an Award is subject to this Section 11, then the lapsing of restrictions thereon and the distribution of cash or Shares pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Board or Compensation Committee, which shall be based on the attainment of specified levels of one or any combination of the following: earnings before interest, taxes, depreciation and amortization (EBITDA), net cash provided by operating activities, free cash flow, earnings per share, earnings per share from continuing operations, operating income, revenues, operating margins, return on operating assets, return on equity, economic value added, stock price appreciation, total stockholder return, cost control, strategic initiatives, market share, before- or after-tax income, return on invested capital or any other objective or subjective measures, as determined by the Board or Compensation Committee’s discretion, in each case, of the Company or the Affiliate or division of the Company for or within which the Participant is primarily employed. Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable Affiliate or division of the Company) under one or more of the measures described above relative to the performance of other corporations. Such performance goals may be applied by excluding the effect of restructurings, acquisitions, discontinued operations, debt refinancing costs, changes in foreign currency exchange rates, extraordinary items, litigation, asset dispositions, non-cash writedowns and other unusual or non-recurring items, and the cumulative effects of accounting or tax law changes and otherwise adjusted in such manner as determined by the Board or Compensation Committee.

112	2018 Proxy Statement

SECTION 12. AMENDMENTS AND TERMINATION. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no amendment or alteration, shall be made without (a) stockholder approval if such approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply, (b) the consent of the affected Participant, if such action would impair in any material respect the rights of such Participant under any outstanding Award, or (c) stockholder approval if such amendment or alteration is material, including, without limitation, any amendment or alteration that (i) except for adjustments made pursuant to Section 4(c) or in connection with a Change in Control, would reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel or amend outstanding Options or Stock Appreciation Rights for the purpose of repricing, replacing or regranting such Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, or cancel an Option or Stock Appreciation Right when the exercise price exceeds the Fair Market Value in exchange for cash or another Award, (ii) materially increases the benefits accruing to Participants, (iii) materially increases the number of Shares that may be issued under the Plan, except for any increase permitted under Section 4(a) or 4(c) of the Plan, (iv) materially modifies the requirements for eligibility to participate in the Plan, or (v) expands the types of Awards issuable under the Plan. Notwithstanding anything to the contrary herein, the Board may amend the Plan in such manner as may be necessary so as to have the Plan conform to local rules and regulations in any jurisdiction outside the United States.

The Board may amend the terms of any Award theretofore granted, prospectively or retroactively, including to provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be; provided, however, that no such amendment shall impair in any material respect the rights of any Participant without his or her consent, notwithstanding the foregoing, any adjustments made pursuant to Section 4(c) shall not be subject to these restrictions.

SECTION 13. GENERAL PROVISIONS.

(a) MINIMUM VESTING REQUIREMENTS. Notwithstanding any other provision of the Plan to the contrary, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted (excluding, for this purpose, any (i) Substitute Awards, (ii) Shares delivered in lieu of fully vested cash awards and (iii) Awards to Directors that vest on the earlier of the one-year anniversary of the date of grant or the next annual meeting of stockholders); provided that the Board may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4(a) (subject to adjustment under Section 4(c)); and, provided further for the avoidance of doubt, that the foregoing restriction does not apply to the Board’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability or a Change in Control in the terms of the Award or otherwise.

(b) NO TRANSFERABILITY. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that, if so determined by the Board, a Participant may, in the manner established by the Board, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant; and provided, further, that an Award so assigned or transferred shall be subject to all the terms and conditions of the Plan and the instrument evidencing the Award. Each Award shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(c) NO RIGHT TO AWARD GRANT; NON-UNIFORM TREATMENT. No Employee or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

(d) AWARD AGREEMENTS. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have received an agreement or other instrument (written, electronic or otherwise) evidencing the Award, which may, but need not, be executed or acknowledged by both the Company and the Participant, and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

2018 Proxy Statement	113

(e) NO RIGHT OF EMPLOYMENT. Nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment or service contract or confer or be deemed to confer on any Participant any right to continue in the employ or service of, or to continue any other relationship with, the Company or any Affiliate or limit in any way the right of the Company or any Affiliate to terminate a Participant’s employment or service or other relationship at any time, with or without cause.

(f) AWARD ADJUSTMENTS AND CORRECTIONS. The Board shall be authorized to make adjustments in performance award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles or on any other manner as it shall deem appropriate. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event that the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of or combination with another corporation or business entity, the Board may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

(g) BOARD AUTHORITY TO CANCEL. The Board shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended.

(h) SHARE CERTIFICATES. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Board may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(i) SECURITIES LAW CONSIDERATIONS. No Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Board in its sole discretion has determined that any such offer, if made, would comply with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

(j) SECTION 409A OF THE CODE. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the Board.

(k) TREATMENT OF DIVIDENDS AND DIVIDEND EQUIVALENTS ON UNVESTED AWARDS. In no event shall dividends or dividend equivalents be paid with respect to Options or Stock Appreciation Rights. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award, other than an Option or Stock Appreciation Right, that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied.

(l) CONSIDERATION. Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration other than the rendering of services.

(m) TAX WITHHOLDING. The Company shall be authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in connection with an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all Company obligations for the payment of such taxes. The Board shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes in accordance with applicable tax withholding requirements by directing the Company to retain Shares otherwise deliverable in connection with the Award.

(n) CLAWBACK, RECOUPMENT. The Board may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, clawback or recoupment upon the occurrence of certain specified events or as required by law, in addition to any otherwise applicable forfeiture provisions that apply to the Award. Without limiting the generality of the foregoing, any Award under the Plan shall be subject to the terms of any clawback policy maintained by the Company or as required by law, as it may be amended from time to time.

114	2018 Proxy Statement

(o) WHISTLEBLOWER PROTECTIONS. Nothing contained herein or in an Award Agreement prohibits the Participant from (i) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity; (ii) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (iii) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission.

(p) OTHER ARRANGEMENTS. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(q) GOVERNING LAW. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law, without regard to applicable conflicts of laws.

(r) SEVERABILITY. If any provision of the Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(s) PARTICIPANTS OUTSIDE UNITED STATES. Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Board, be necessary or desirable in order to recognize differences in local law or tax policy. The Board also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

(t) PLAN HEADINGS. The section (and subsection) headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions of the Plan.

SECTION 14. EFFECTIVE DATE OF PLAN. Subject to stockholder approval, the Plan shall be effective as of May 9, 2018, after which date no awards may be granted under any Prior Plan.

SECTION 15. TERM OF PLAN. The Plan shall terminate on the tenth anniversary of the effective date, unless sooner terminated by the Board pursuant to Section 12, but Awards previously granted may extend beyond that date; provided, however, that no Incentive Stock Options may be granted more than ten years after the later of (i) the adoption of the Plan by the Board and (ii) the adoption by the Board of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code.

Adopted by the Board of Directors on February 14, 2018, subject to stockholder approval.

Approved by the stockholders on May 9, 2018.

2018 Proxy Statement	115

IDEXX LABORATORIES, INC.
ONE IDEXX DRIVE
WESTBROOK, ME 04092

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/IDXX2018

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E43285-P03336	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
IDEXX LABORATORIES, INC.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	Bruce L. Claflin	☐	☐	☐

	1b.	Daniel M. Junius	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the current fiscal year (Proposal Two).	☐	☐	☐

3.	Approval of the Adoption of the IDEXX Laboratories, Inc. 2018 Incentive Plan. To approve the Company's 2018 Stock Incentive Plan (Proposal Three).	☐	☐	☐

4.	Advisory Vote on Executive Compensation. To approve a nonbinding advisory resolution on the Company's executive compensation (Proposal Four).	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.idexxproxymaterials.com.

E43286-P03336

IDEXX LABORATORIES, INC.

Proxy for the 2018 Annual Meeting of Shareholders

To Be Held on May 9, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, revoking all prior proxies, hereby appoint(s) Jonathan W. Ayers, Brian P. McKeon and Jacqueline L. Studer, and each of them, with full power of substitution, as proxies to represent and vote, as designated on the reverse side of this ballot, all shares of Common Stock of IDEXX Laboratories, Inc. (the "Company") which the undersigned would be entitled to vote at the 2018 Annual Meeting to be held at 12:00 PM EDT on Wednesday, May 9, 2018 at www.virtualshareholdermeeting.com/IDXX2018.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side